                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration No. 333-86557

                               2,700,000 Shares

LOGO
                               BROADVISION, INC.

                                  Common Stock
                             ----------------------

     This is an offering of shares of common stock of BroadVision, Inc. This prospectus relates to an offering of 1,350,000 shares in the United States. In addition, 1,350,000 shares are being offered outside the United States in an international offering. All of the 2,700,000 shares of common stock are being sold by BroadVision.

     The common stock is quoted on the Nasdaq National Market under the symbol "BVSN." The last reported sale price of the common stock on November 2, 1999 on the Nasdaq National Market was $74.375 per share. The common stock is listed on the Neuer Markt segment of the Frankfurt Stock Exchange under the symbol "BDN."

     See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of the common stock.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Share        Total
                                                              ---------        -----
Initial price to public.....................................   $ 72.00      $194,400,000
Underwriting discount.......................................   $  3.51      $  9,477,000
Proceeds, before expenses, to BroadVision...................   $ 68.49      $184,923,000

     To the extent that the underwriters sell more than 2,700,000 shares of common stock, the underwriters have the option to purchase up to an additional 405,000 shares from BroadVision at the initial price to public less the underwriting discount.
                             ----------------------

     The underwriters expect to deliver the shares against payment in New York, New York and Frankfurt, Germany on November 8, 1999.

                              Joint Lead Managers

GOLDMAN, SACHS & CO.                                          ROBERTSON STEPHENS
                             ----------------------

ABN AMRO ROTHSCHILD
A DIVISION OF ABN AMRO INCORPORATED

              BANC OF AMERICA SECURITIES LLC
                            COMMERZBANK CAPITAL MARKETS CORP.
                                                        FRIEDMAN BILLINGS RAMSEY
                             ----------------------

                       Prospectus dated November 2, 1999.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, especially the risks of investing in the common stock discussed under the Risk Factors.

                                  BROADVISION

     We develop, market and support application software solutions for one-to-one relationship management across the extended enterprise. These solutions enable businesses to use the Internet as a platform to conduct electronic commerce, offer online customer self-service and support, deliver targeted information and provide online financial services. Each of these capabilities can be provided to all constituents of the extended enterprise, including: customers, suppliers, partners, distributors and employees. The BroadVision One-To-One product suite allows businesses to tailor their Web site content to the needs and interests of individual users by personalizing each visit on a real-time basis. Our applications interactively capture Web site visitor profile information, organize the enterprise's content, target that content to each visitor based on easily constructed business rules, and execute transactions. We believe the benefits of these applications include enhanced customer satisfaction and loyalty, increased business volume, greater brand awareness, reduced costs to execute transactions and to service customers, and enhanced employee productivity.

     The emergence of the Internet as a globally accessible, interactive and individually addressable communications and computing platform has provided businesses with the opportunity to implement one-to-one relationship management on a mass basis. We believe that to capitalize fully on this opportunity, businesses require flexible, robust and scalable packaged software solutions that are easier to develop, implement, and maintain, integrate more easily with existing business systems, and offer faster time to market and richer functionality than solutions built from low-level development tools. Accordingly, we are focusing exclusively on developing packaged applications and related services to enable effective one-to-one relationship management throughout the extended enterprise. We currently offer our core product, BroadVision One-To-One Enterprise, and four related application products -- BroadVision One-To-One Retail Commerce, BroadVision One-To-One Business Commerce, BroadVision One-To-One Financial and BroadVision One-To-One Knowledge -- together with easy-to-use tools enabling our customers to develop and manage their applications.

     As of September 30, 1999, we have licensed our products to over 335 end-user customers and 100 partners worldwide. These customers and partners have used our products to implement a variety of applications, including product merchandising, financial services and corporate knowledge management. Our customers have commercially deployed over 180 Web sites using our products. We target Global 2000 organizations, and our current customers include American Airlines, Banco Santander, Electronic Arts, Hewlett-Packard, The Home Depot, Macromedia, Nortel Networks, Solectron, TELUS, Virgin, Wal-Mart and Xerox USA. In addition, we target pure-play Internet companies, including chipshot.com, e-STEEL, Mercata, Outpost.com and Pets.com.

     We maintain operations worldwide to sell and support our products through a direct sales force and reseller partners. To accelerate the acceptance of our applications solutions, we are enhancing our products and broadening our professional services capabilities. We have also developed key strategic business alliances with over 100 systems integration, design, consulting and other services organizations throughout the world, such as Andersen Consulting, ASE/Broadiant, Cambridge Technology Partners, Ernst & Young, GranVia Internet, Hewlett-Packard, Itochu, NTT Data, Security First and Sema.

                             CORPORATE INFORMATION

     We were incorporated in Delaware in May 1993 and our fiscal year is on a calendar year basis. Our principal executive offices are located at 585 Broadway, Redwood City, California 94063, and our telephone number in the United States is (650) 261-5100. Our Web site is located at http://www.broadvision.com. Information contained in our Web site shall not be deemed to be a part of this prospectus. Our corporate purpose, as set forth in our Restated Certificate, is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

     BroadVision(R) and BroadVision One-To-One(R) are our registered trademarks. Trade names and trademarks of other companies appearing in this prospectus are the property of their respective holders.

                                 THE OFFERINGS

Common Stock:

  U.S. offering.................   1,350,000 shares

  International offering........   1,350,000 shares

     Total......................    2,700,000 shares

Shares to be outstanding after
the offering....................   80,684,252 shares

Use of Proceeds.................   For general corporate purposes, principally
                                   working capital and capital expenditures.

Nasdaq National Market symbol...   "BVSN"

     As of November 1, 1999, our common stock has been listed on the Neuer Markt segment of the Frankfurt Stock Exchange under the symbol "BDN."

     Shares to be outstanding after the offering is based on common stock outstanding on October 29, 1999, and excludes as of October 29, 1999:

     - 17,579,756 shares subject to outstanding options at a weighted average exercise price of approximately $13.01 per share; and

     - 55,101 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $2.83 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                        SIX MONTHS
                                                                                                           ENDED
                                                              YEARS ENDED DECEMBER 31,                   JUNE 30,
                                                  ------------------------------------------------   -----------------
                                                   1994      1995       1996      1997      1998      1998      1999
                                                  -------   -------   --------   -------   -------   -------   -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses.............................  $    --   $    --   $  7,464   $18,973   $36,067   $15,297   $28,267
  Services......................................       --       540      3,418     8,132    14,844     6,167    13,673
                                                  -------   -------   --------   -------   -------   -------   -------
        Total revenues..........................       --       540     10,882    27,105    50,911    21,464    41,940
Total cost of revenues..........................       --       249      2,494     5,948     9,705     4,111     9,729
                                                  -------   -------   --------   -------   -------   -------   -------
Gross profit....................................       --       291      8,388    21,157    41,206    17,353    32,211
Total operating expenses........................    1,771     4,769     19,085    28,795    39,282    17,772    26,735
                                                  -------   -------   --------   -------   -------   -------   -------
Operating income (loss).........................   (1,771)   (4,478)   (10,697)   (7,638)    1,924      (419)    5,476
Other...........................................      101       160        552       265     2,115       613       776
                                                  -------   -------   --------   -------   -------   -------   -------
Net income (loss)...............................  $(1,670)  $(4,318)  $(10,145)  $(7,373)  $ 4,039   $   194   $ 6,252
                                                  =======   =======   ========   =======   =======   =======   =======
Basic earnings (loss) per share.................            $ (0.12)  $  (0.18)  $ (0.12)  $  0.06   $    --   $  0.08
                                                            =======   ========   =======   =======   =======   =======
Shares used in computation -- basic earnings
  (loss) per share..............................             35,928     56,445    60,624    70,038    66,732    74,658
                                                            =======   ========   =======   =======   =======   =======
Diluted earnings (loss) per share...............            $ (0.12)  $  (0.18)  $ (0.12)  $  0.05   $    --   $  0.07
                                                            =======   ========   =======   =======   =======   =======
Shares used in computation -- diluted earnings
  (loss) per share..............................             35,928     56,445    60,624    76,959    74,457    83,838
                                                            =======   ========   =======   =======   =======   =======

                                                                AS OF JUNE 30, 1999
                                                              ------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  53,735     $235,383
Working capital.............................................     72,651      254,299
Total assets................................................    137,198      318,846
Debt and capital lease obligations, less current portion....      2,616        2,616
Accumulated deficit.........................................    (13,351)     (13,351)
Total stockholders' equity..................................    108,812      290,460

     Consolidated balance sheet data is presented on an actual basis and as adjusted to give effect to the sale of the 2,700,000 shares of common stock we are offering hereby, at a public offering price of $72.00 per share, after deducting the underwriting discounts and estimated offering expenses.

     Unless otherwise indicated, all information in this prospectus (i) assumes the underwriters' option to purchase additional shares in the offering will not be exercised and (ii) reflects a three for one stock split in the form of a two for one stock dividend, which was completed on October 25, 1999. References in this prospectus to "BroadVision", "we", "our", "us" and the "company" refer to BroadVision, Inc.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE

     Our quarterly operating results have in the past and may in the future fluctuate significantly as a result of a variety of factors, many of which are outside our control. It is likely that our operating results in one or more future quarters may be below the expectations of securities analysts and investors. In that event, the trading price of our common stock would almost certainly decline.

     Factors that may affect our quarterly operating results include the following:

     - the timing of introductions or enhancements of products and services by us or our competitors;

     - market acceptance of new products;

     - the mix of our products sold;

     - changes in pricing policies by us or our competitors;

     - changes in our sales incentive plans;

     - the budgeting cycles of our customers;

     - customer order deferrals in anticipation of new products or enhancements by us or our competitors;

     - nonrenewal of service agreements (which generally automatically renew for one-year terms unless earlier terminated by either party upon 90-days notice);

     - product life cycles;

     - changes in strategy;

     - seasonal trends;

     - the mix of distribution channels through which our products are sold;

     - the mix of international and domestic sales;

     - the rate at which new sales people become productive; and

     - changes in the level of operating expenses to support projected growth.

     In addition, we anticipate that a significant portion of our revenues will be derived from a limited number of orders. We expect that the timing of receipt and fulfillment of any of these orders will cause our quarterly operating results to fluctuate. We anticipate that we will make the major portion of each quarter's product deliveries near the end of each quarter. As a result, short delays in product deliveries at the end of a quarter could harm operating results for that quarter.

     Due to these and other factors, our quarterly revenues and operating results are difficult to forecast accurately. We believe that period-to-period comparisons of our operating results may not be meaningful and you should not rely upon them as any indication of future performance.

OUR REPUTATION AND REVENUES WOULD BE HARMED IF WE EXPERIENCE ANY ISSUES WITH OUR BROADVISION ONE-TO-ONE ENTERPRISE PRODUCT SUITE AND RELATED SERVICES

     To date, substantially all of our revenues have been attributable to license sales of the BroadVision One-To-One Enterprise product and related packaged application products and associated services. We currently expect these products and services to account for most of our future revenues. If any of our customers are unable to successfully develop and deploy an online marketplace using our BroadVision One-To-One application products, our reputation could be damaged, which could harm our business. In addition, factors negatively affecting the pricing of or demand for the BroadVision One-To-One application products, such as increased competition or rapid technological change, could cause our revenues to decline.

OUR FUTURE FINANCIAL PERFORMANCE IS LARGELY DEPENDENT ON THE SUCCESSFUL UPGRADING OF OUR CURRENT PRODUCTS AND INTRODUCING NEW PRODUCTS

     Our future financial performance will depend, in significant part, on our successful development and sale of new and enhanced versions of the BroadVision One-To-One application products and other new products. We may be unable to upgrade and continue to market the BroadVision One-To-One application products. We may not be able to successfully develop new products and new products may not achieve market acceptance.

OUR LENGTHY SALES AND PRODUCT IMPLEMENTATION CYCLES COULD CAUSE DELAYS IN REVENUE RECOGNITION AND MAKE IT DIFFICULT TO PREDICT OUR QUARTERLY RESULTS

     Our sales and product implementation cycles are subject to delays over which we have little or no control. These delays can affect the timing of revenue recognition and make it difficult to predict our quarterly results. Licensing our BroadVision One-to-One application products is often an enterprise-wide decision by prospective customers. The importance of this decision requires us to engage in a lengthy sales cycle with prospective customers. During the sales process, we provide a significant level of education regarding the uses and benefits of our products. Once the decision has been made to implement our products, our customers or our Worldwide Professional Services Organization consultants must then commit significant resources over an extended period of time. In many cases, we expect to recognize a substantial portion of the revenue related to the sale of our products upon the customer's deployment or production of the products licensed from us. Delays in license transactions due to unusually lengthy sales cycles, delays in customer production or delays in deploying our products could harm our business and can be expected to cause our operating results to vary significantly from quarter to quarter.

THE MARKET FOR OUR PRODUCTS AND SERVICES IS IN ITS EARLY STAGES OF DEVELOPMENT AND MAY FAIL TO MATURE INTO A SUSTAINABLE MARKET

     Our products and services facilitate online commerce and communication over public and private networks. The market for these products and services is in its early stages of development and is rapidly evolving, and a viable market may fail to emerge or be sustainable. We cannot predict the level of demand and market acceptance for our products and services, especially because acquisition of our products and services requires a large capital or other significant resource commitment. If the market for our products and services does not continue to mature, our business will be harmed.

     Adoption of electronic commerce and knowledge management, particularly by those individuals and companies that have historically relied upon traditional means of commerce and communication, will require a broad acceptance of new and different methods of conducting business and exchanging information. Our future revenues and profits will substantially depend on the Internet being accepted and widely used for commerce and communication. If Internet commerce does not continue to grow or grows more slowly than expected, our business will be harmed. In the emerging marketplace of Internet commerce, our products and services involve a new approach to the conduct of online business. As a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of our products and services, thereby generating demand. Companies that have already invested substantial resources in other methods of conducting business may be reluctant to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, purchasers with established patterns of commerce may be reluctant to alter those patterns or may otherwise resist providing the personal data necessary to support our consumer profiling capability. In addition, the security and privacy concerns of existing and potential online purchasers may inhibit the growth of online business generally and the market's acceptance of our products and services in particular. Accordingly, a viable market for our products and services may not emerge or be sustainable.

A BREACH OF THE ENCRYPTION TECHNOLOGY THAT WE USE COULD EXPOSE US TO LIABILITY, HARM OUR REPUTATION OR OTHERWISE HARM OUR BUSINESS

     If any breach of our security were to occur, we would be exposed to liability, and our reputation and business could be harmed. A significant barrier to online commerce and communication is the secure exchange of value and confidential information over public networks. We rely on encryption and authentication technology, including public key cryptography technology licensed from RSA, to provide the security and authentication necessary to effect the secure exchange of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could cause a breach of the RSA or other algorithms that we use to protect customer transaction data.

OUR PRODUCTS ARE ESPECIALLY SUSCEPTIBLE TO PRODUCT DEFECTS BECAUSE THEY ARE COMPLEX

     Sophisticated software products, like ours, may contain undetected errors that will not become apparent until after the products are introduced or when the volume of provided services increases. It is possible that, despite testing by us and prospective customers, errors will be found in our products. Product defects could result in all or any of the following consequences to our business:

     - loss of revenues;

     - delay in market acceptance;

     - diversion of development resources;

     - damage to our reputation; or

     - increased service and warranty costs.

WE ARE CONTINUING TO SUBSTANTIALLY EXPAND OUR BUSINESS AND OPERATIONS, AND WE MUST EFFECTIVELY MANAGE AND SUPPORT THIS EXPANSION

     We have substantially expanded our business and operations since our inception in 1993. We expect to continue to experience periods of rapid change. If we are unable to support this growth effectively, we will have to divert additional resources away from expanding our business and toward internal administration. Our past expansion has placed, and any future expansion would place, significant demands on our administrative, operational, financial and other resources. We expect operating expenses and staffing levels to increase substantially in the future. In particular, we intend to continue hiring a significant number of additional personnel this year and in later years. We also expect to expend resources on expanding accounting and internal management systems and implementing a variety of new systems and procedures. If our revenues do not increase in proportion to our operating expenses, our management systems do not expand to meet increasing demands or our management otherwise fails to support our expansion effectively, our business will be harmed.

WE ARE DEPENDENT ON DIRECT SALES PERSONNEL AND THIRD-PARTY DISTRIBUTION CHANNELS TO ACHIEVE REVENUE GROWTH

     To date, we have sold our products primarily through our direct sales force. Our ability to achieve significant revenue growth in the future will largely depend on our success in recruiting and training sufficient direct sales personnel and establishing and maintaining relationships with distributors, resellers and systems integrators. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. New hires require training and take time to achieve full productivity. Our recent hires may not become as productive as necessary, and we may be unable to hire sufficient numbers of qualified individuals in the future. We have entered into strategic alliance agreements with certain partners, including Hewlett-Packard, Sema and Security First, under which these partners have agreed to resell and support our current BroadVision One-to-One product suite. These contracts are generally terminable by either party upon 30 days notice of an uncured material breach. Termination of the Hewlett-Packard, Sema, Security First or other similar alliances could harm our business. We cannot be certain that we will successfully expand our other distribution channels or that any expansion will result in revenue increases. If we fail to expand our direct sales force or other distribution channels, our revenues may not grow or they may decline.

OUR CUSTOMERS MAY RELY ON THIRD-PARTY SYSTEMS INTEGRATORS FOR THE SUCCESS OF ONLINE MARKETPLACES

     Our prospective customers may rely on third-party systems integrators to develop, deploy and manage online marketplaces. If we are unable to adequately train a sufficient number of systems integrators or if, for any reason, a large number of these integrators adopt a different product or technology instead of the BroadVision One-To-One application products, our business could be harmed.

WE ARE SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     Our international activities expose us to numerous additional risks. In the year ended December 31, 1998 approximately 42% and in the six months ended June 30, 1999 approximately 29% of our total revenues were derived from sales outside of North America. We currently have nine offices in Europe and Asia. A key component of our business strategy is to expand our international activities. Reflecting our commitment to a significant international presence, we have applied to list our shares of common stock on the Neuer Markt segment of the Frankfurt Stock Exchange. As we continue to expand internationally, we are increasingly subject to risks of doing business internationally, including the following:

     - unexpected changes in regulatory requirements;

     - export controls relating to encryption technology and other export restrictions;

     - tariffs and other trade barriers;

     - difficulties in staffing and managing foreign operations;

     - political and economic instability;

     - fluctuations in currency exchange rates;

     - reduced protection for intellectual property rights in some countries;

     - cultural barriers;

     - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

     - potentially adverse tax consequences.

     Our international sales growth will be limited if we are unable to establish additional foreign operations, expand international sales channel management and support, hire additional personnel, customize products for local markets and develop relationships with international service providers, distributors and system integrators. Even if we are able to successfully expand international operations, we cannot be certain that we will succeed in maintaining or expanding international market demand for our products.

OUR SUCCESS AND COMPETITIVE POSITION DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY

     It is essential to the success of our business that we adequately protect our proprietary technology. Although we hold a U.S. patent, issued in January 1998, on elements of our BroadVision One-To-One Enterprise product, we cannot be certain that this patent will provide an adequate level of intellectual property protection. For example, we filed a lawsuit against Art Technology Group, or ATG, on December 11, 1998, claiming infringement of U.S. Patent No. 5,710,887 and seeking injunctive relief and unspecified damages. On February 3, 1999, ATG filed an answer and counterclaimed against us seeking judgment for non-infringement and invalidity of the patent. Our patent claim may not succeed or our patent may be invalidated. Trial is set for October 16, 2000.

     We have also relied on copyright, trade secret and trademark law to protect our technology. We have registered "BroadVision" and "BroadVision One-To-One" as trademarks in the United States. It is possible that our competitors or other companies will adopt product names similar to "One-To-One," thereby impeding our ability to build brand identity and possibly confusing customers. We provide our products to end users generally under nonexclusive, nontransferable licenses during the term of the relevant agreement, which is usually in perpetuity. We make the source code available for some portions of our products. We protect the source code for our proprietary software both as a trade secret and as a copyrighted work. However, disclosing the source code may increase the likelihood of third-party misappropriation.

     As a matter of company policy, we enter into confidentiality and assignment agreements with our employees, consultants and vendors. We also control access to and distribution of our software, documents and other proprietary information. Notwithstanding these precautions, it may be possible for an unauthorized third party to copy or otherwise obtain and use our software or other proprietary information or to develop similar software independently. Policing unauthorized use of our products is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software and other transmitted data. The laws of other countries may afford us little or no effective protection of our intellectual property. The steps we have taken to prevent misappropriation of our technology, including entering into agreements for that purpose, may be insufficient. In addition, litigation like the lawsuit against ATG may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Litigation like this, whether successful or unsuccessful, could result in substantial costs and diversions of our management resources, either of which could harm our business.

WE ARE SUBJECT TO CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT, WHICH COULD DIVERT MANAGEMENT RESOURCES AND HARM OUR REPUTATION

     Third parties may claim that we have infringed their patent, trademark, copyright or other proprietary rights. It is also possible that claims will be made for indemnification resulting from allegations of infringement. Claims like these could divert management attention, affect our reputation and otherwise harm our business. In addition, intellectual property claims may be asserted against us as a result of the use by us, our customers or other third parties of our products for the transmission, dissemination or display of information on the Internet. Any claims, with or without merit, could be time consuming, costly, cause product shipment delays or require that we enter into royalty or licensing agreements. These licenses might not be available on reasonable terms, or at all. As a result, any claim like this could harm our business.

THE LOSS OR MALFUNCTION OF TECHNOLOGY LICENSED FROM THIRD PARTIES COULD DELAY OUR PRODUCT SHIPMENTS

     We rely in part on technology that we license from third parties, including relational database management systems from Oracle and Sybase, object request broker software from IONA Technologies, database access technology from Rogue Wave and other software. We integrate this technology with internally developed software to perform key functions. For example, our products and services incorporate data encryption and authentication technology licensed from RSA. These third-party technology licenses might not continue to be available to us on commercially reasonable terms, or at all. This technology may contain defects that we cannot control. The loss of any of these technology licenses could cause delays in introducing our products or services until equivalent technology, if available, is identified, licensed and integrated. Delays in introducing our products and services could harm our business.

OUR EXECUTIVE OFFICERS AND KEY EMPLOYEES ARE CRITICAL TO OUR BUSINESS, AND THEY MAY NOT REMAIN WITH US IN THE FUTURE

     Our performance substantially depends on the performance of our executive officers and key employees. We rely on our ability to retain and motivate highly qualified personnel, especially our management and highly skilled development teams. The loss of the services of any of our executive officers or key employees, particularly our founder and Chief Executive Officer, Dr. Pehong Chen, could cause us to incur increased operating expenses and divert senior management resources in searching for replacements. The loss of their services could also harm our reputation if our customers were to become concerned about our future operations. We do not have "key person" life insurance policies on any of our employees. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these personnel is intense, especially in the Internet industry. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining sufficient numbers of highly skilled employees as a result of our substantial growth and expansion.

OUR BUSINESS COULD BE HARMED BY YEAR 2000 COMPLIANCE ISSUES

     Many currently installed computer systems and software products are not capable of distinguishing 21st century dates from 20th century dates. As a result, in less than a year, computer systems and software products with embedded technology used by many companies may need to be upgraded to comply with these "Year 2000" requirements. This type of Year 2000 error could potentially cause system failures or miscalculations that could disrupt operations, including among other things a temporary inability to process transactions, issue invoices or engage in similar normal business activities. The most likely worst-case scenarios could include hardware failure and the failure of infrastructure services provided by government agencies and other third parties, such as electricity, telephone service, water transport and Internet services.

     Undetected Year 2000 errors or defects could result in delay or loss of revenue, diversion of development resources, damage to our reputation and increased service and warranty costs. We believe that the purchasing patterns of customers could potentially be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products like ours. Other systems or software used by our customers may not be Year 2000 compliant. The failure of noncompliant third-party software or systems could affect the perceived performance of our products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance".

RISKS RELATED TO THE INTERNET INDUSTRY

LIMITATIONS ON THE ONLINE COLLECTION OF PROFILE INFORMATION COULD IMPAIR THE EFFECTIVENESS OF OUR PRODUCTS

     Online users' resistance to providing personal data and laws and regulations prohibiting use of personal data gathered online without express consent or requiring businesses to notify their Web site visitors of the possible dissemination of their personal data could limit the effectiveness of our products. One of the principal features of the BroadVision One-To-One application products is the ability to develop and maintain profiles of online users to assist business managers in determining the nature of the content to be provided to these online users. Typically, profile information is captured when consumers, business customers and employees visit a Web site and volunteer information in response to survey questions concerning their backgrounds, interests and preferences. Profiles are augmented over time through the subsequent collection of usage data. Although BroadVision One-To-One products are designed to enable the development of applications that permit Web site visitors to prevent the distribution of any of their personal data beyond that specific Web site, privacy concerns may nevertheless cause visitors to resist providing the personal data necessary to support this profiling capability. The mere perception by prospective customers that substantial security and privacy concerns exist among online users, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, new laws and regulations could heighten privacy concerns by requiring businesses to notify Web site users that the data captured from them while online may be used by marketing entities to direct product messages to them. While we are not aware of any laws or regulations like this currently in effect or in development in the United States, other countries and political entities, including the European Union and its member states, have adopted legal requirements imposing restrictions on the collection, use and processing of personal data. It is possible that similar legal requirements could be adopted in the United States. If the privacy concerns of consumers are not adequately addressed, the effectiveness of our BroadVision One-to-One application products could be impaired.

IF WE ARE UNABLE TO MEET THE RAPID TECHNOLOGICAL CHANGES IN ONLINE COMMERCE AND COMMUNICATION, OUR EXISTING PRODUCTS AND SERVICES COULD BECOME OBSOLETE

     Our products and services may fail to be competitive if we do not maintain or exceed the pace of technological developments in Internet commerce and communication. The information services, software and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, and evolving industry standards and practices. The introduction of products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete. Our future success will depend, in part, on our ability to do the following:

     - develop leading technologies;

     - enhance our existing products and services;

     - develop new products and services that address the increasingly sophisticated and varied needs of our prospective customers; and

     - respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

     Internet commerce technology is complex and new products and enhancements can require long development periods. If we are unable to develop and introduce new products and services or enhancements in a timely manner in response to changing market conditions or customer requirements, or if new products and services do not achieve market acceptance, our business will suffer.

CURRENT AND POTENTIAL COMPETITORS COULD MAKE IT DIFFICULT FOR US TO ACQUIRE AND RETAIN CUSTOMERS NOW AND IN THE FUTURE

     If we fail to compete successfully with current or future competitors, we may lose market share. The market for online interactive one-to-one applications is rapidly evolving and intensely competitive. Our customers' requirements and the technology available to satisfy those requirements continually change. We expect competition in this market to persist and increase in the future. Our primary competition includes the following:

     - in-house development efforts by prospective customers or partners;

     - other vendors of application software or application development platforms and tools directed at interactive commerce and financial services, such as ATG, InterWorld, Open Market and Vignette;

     - Web content developers that develop custom software or integrate other application software into custom solutions;

     - International Business Machines; and

     - Microsoft.

     Compared to us, many of these and other competitors have longer operating histories and significantly greater financial, technical, marketing and other resources. As a result, they may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Many of these companies can also use their greater name recognition and more extensive customer base to gain market share at our expense. Competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than we can. Some of our current and potential competitors, such as IBM and Microsoft, may bundle their products to discourage users from purchasing our products. In addition, competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Competitive pressures may make it difficult for us to acquire and retain customers, and it may require us to reduce the price of our products. We may be unable to compete successfully with current or new competitors.

NEW AND EXISTING LAWS COULD EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY AFFECT OUR BUSINESS BY LIMITING THE GROWTH OF INTERNET COMMERCE

     The adoption of any laws or regulations that restrict our methods of doing business or limit the growth of the Internet could decrease demand for our products and services and increase our cost of doing business. Today, there are relatively few laws specifically directed towards online services. However, due to the increasing popularity of the Internet generally and Internet commerce specifically, we expect that federal, state or foreign agencies will enact laws and regulations with respect to the Internet. These new laws and regulations would be likely to address issues like online user privacy, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for our products and services, which could harm our business. For example, because our products involve the solicitation of personal data regarding individual consumers, our business could be limited by laws regulating the solicitation, collection or processing of this data. The Telecommunications Act of 1996, enacted in January 1996, prohibits the transmission of some types of information and content over the Internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. Legislation imposing potential liability upon us for information carried on or disseminated through our products would likely cause us to implement costly measures to reduce our exposure to this liability or to discontinue certain services. Our business could be harmed by the expense involved in reacting to actual or potential liability associated with the Telecommunications Act or other Internet-related laws and regulations. In addition, the increased attention focused upon liability issues as a result of the Telecommunications Act could limit the growth of Internet commerce, which could decrease demand for our products.

     The United States government regulates the export of encryption technology, which our products incorporate. Export regulations, either in their current form or as may be subsequently enacted, may limit our ability to distribute our software outside the United States. Any revocation or modification of our export authority or adoption of new laws or regulations relating to the export of software and encryption technology could limit our international operations. The unlawful export of our software could also harm our business. Although we take precautions against unlawful export of our software, the global nature of the Internet makes it difficult to effectively control the distribution of software.

THE IMPOSITION OF SALES AND OTHER TAXES ON PRODUCTS SOLD BY OUR CUSTOMERS OVER THE INTERNET COULD HAVE A NEGATIVE EFFECT ON ONLINE COMMERCE AND, AS A RESULT, ON DEMAND FOR OUR PRODUCTS

     The imposition of new sales or other taxes could limit the growth of Internet commerce generally and, as a result, the demand for our products. Recent federal legislation limits the imposition of state and local taxes on Internet-related sales. In 1998, Congress passed the Internet Tax Freedom Act, which places a three-year moratorium on state and local taxes on:

     - Internet access, unless the tax was already imposed prior to October 1, 1998; and

     - discriminatory taxes on electronic commerce.

     There is a possibility that Congress may not renew this legislation in 2001. If Congress chooses not to renew this legislation, state and local governments would be free to impose taxes on electronically purchased goods.

     We believe that, in accordance with current industry practice, most companies that sell products over the Internet do not currently collect sales or other taxes on shipments of their products into states or foreign countries where they are not physically present. However, one or more states or foreign countries may seek to impose sales or other tax collection obligation on out-of-jurisdiction companies that engage in electronic commerce. A successful assertion by one or more states or foreign countries that companies engaged in electronic commerce should collect sales or other taxes on the sale of their products over the Internet, even though not physically present in the state or foreign country, could indirectly reduce demand for our products.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE HIGHLY VOLATILE

     The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price is subject to wide fluctuations in response to a variety of factors, including:

     - quarterly variations in operating results;

     - announcements of technological innovations;

     - announcements of new software or services by us or our competitors;

     - changes in financial estimates by securities analysts; or

     - other events or factors that are beyond our control.

     In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public's perception of the prospects of Internet or electronic commerce companies could depress our stock price regardless of our results. Other broad market fluctuations may decrease the trading price of our common stock. In the past, following declines in the market price of a company's securities, securities class action litigation has often been instituted against that company. Litigation could result in substantial costs and a diversion of management's attention and resources.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

     We expect that the net proceeds from this offering, our available cash resources, cash generated from operations, and amounts available under our commercial credit facilities will be sufficient to meet our presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, we may need to raise additional funds to support more rapid expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If additional funds are raised through the issuance of equity securities, our stockholders' percentage ownership will be reduced, they may experience additional dilution, or these newly issued equity securities may have rights, preferences, or privileges senior to those of our current stockholders. Additional financing may not be available when needed on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could harm our business.

BECAUSE WE ARE CURRENTLY UNABLE TO IDENTIFY THE SPECIFIC USES TO WHICH THE NET PROCEEDS FROM THIS OFFERING WILL BE APPLIED, YOU WILL BE RELYING ON THE JUDGMENT OF OUR MANAGEMENT REGARDING THE APPLICATION OF THE PROCEEDS

     We have not designated any specific use for the net proceeds from our sale of common stock described in this prospectus. Rather, we expect to use the net proceeds for general corporate purposes, including working capital. Consequently, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management regarding the application of the proceeds. Our management will have the ability to change the application of the proceeds of this offering without stockholder approval.

BECAUSE OUR EXECUTIVE OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK, THEY WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER US

     Upon completion of this offering, our present directors and executive officers and their affiliates will beneficially own approximately 27% of the outstanding common stock. As a result, if these stockholders act together, they will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions like mergers and other business combinations. This concentration of ownership may also have the effect of delaying or preventing a change in control over us unless it is supported by our directors and executive officers.

SOME ANTI-TAKEOVER PROVISIONS MAY AFFECT THE PRICE OF OUR COMMON STOCK

     Our Restated Certificate authorizes the board of directors to issue up to 10,000,000 shares of preferred stock. The board also has the authority to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The rights of our stockholders will be subject to, and may be impaired by, the rights of the holders of any preferred stock that may be issued in the future. The Restated Certificate and Restated Bylaws require that stockholder actions occur at duly called meetings of the stockholders, do not permit cumulative voting in the election of directors and require advance notice of stockholder proposals and director nominations. These and other provisions contained in our charter documents and applicable provisions of Delaware law could serve to depress our stock price or discourage a hostile bid in which stockholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the sections entitled "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of 2,700,000 shares of common stock that we are selling in this offering will be approximately $181.6 million, based on a public offering price of $72.00 per share and after deducting the underwriting discount (approximately $9.5 million) and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in the offering, we estimate the net proceeds will be approximately $209.4 million. We will receive the net proceeds from the shares being offered outside the United States in an international offering in euros.

     We anticipate using the net proceeds from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds, currently intended for general corporate purposes, to license, acquire or invest in new products, technologies or businesses that are complementary to our business. We have no present plans or commitments and we are not currently engaged in any negotiations with respect to transactions that are material. Our board of directors and management will have significant flexibility in applying the net proceeds of this offering. Pending these uses, we intend to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is quoted on the Nasdaq National Market under the symbol "BVSN." The following table shows high and low sale prices per share of the common stock as reported on the Nasdaq National Market for the periods indicated:

                                                               HIGH       LOW
                                                              ------    -------
FISCAL YEAR 1997
First Quarter...............................................  $ 3.46    $  2.50
Second Quarter..............................................    3.04       1.46
Third Quarter...............................................    2.46       1.67
Fourth Quarter..............................................    2.90       1.96

FISCAL YEAR 1998
First Quarter...............................................  $ 6.33    $  2.00
Second Quarter..............................................    8.38       4.92
Third Quarter...............................................    9.83       3.35
Fourth Quarter..............................................   14.75       3.08

FISCAL YEAR 1999
First Quarter...............................................  $24.46    $  9.04
Second Quarter..............................................   24.58      13.04
Third Quarter...............................................   46.63      20.46
Fourth Quarter (through November 2, 1999)...................   84.63      46.33

                           -------------------------

     On November 2, 1999, the last sale price reported on the Nasdaq National Market was $74.375 per share. As of November 1, 1999, there were approximately 279 holders of record of our common stock.

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business, and we do not intend to pay any cash dividends in the foreseeable future. Future dividends, if any, will be determined by our board of directors. Any shares outstanding as of the record date for a dividend and from the date of issuance of these shares shall be entitled to receive, as all other shares of outstanding common stock, the full dividend when and if a dividend is declared by our board of directors.

                                 CAPITALIZATION

     The following table shows our capitalization as of June 30, 1999 on an actual basis and on an as adjusted basis. The as adjusted column gives effect to our receipt of the estimated net proceeds from the sale of 2,700,000 shares of common stock we are offering at a price to public of $72.00 per share. The outstanding share information in the table below excludes:

     - 15,457,311 shares subject to outstanding options at a weighted average exercise price of approximately $6.77 per share; and

     - 180,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $2.83 per share.

                                                                   AS OF JUNE 30, 1999
                                                                -------------------------
                                                                 ACTUAL      AS ADJUSTED
                                                                ---------    ------------
                                                                  (IN THOUSANDS, EXCEPT
                                                                SHARE AND PER SHARE DATA)
Debt and capital lease obligations, less current portion....    $  2,616       $  2,616
                                                                --------       --------
Stockholders' equity:
  Convertible Preferred Stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued or outstanding,
     actual and as adjusted.................................          --             --
  Common Stock, $0.0001 par value; 500,000,000 shares
     authorized; 76,525,173 shares issued and outstanding,
     actual; 79,225,173 shares issued and outstanding, as
     adjusted...............................................           8              8
Additional paid-in capital..................................     109,301        290,949
Deferred compensation related to grant of stock options.....        (389)          (389)
Accumulated other comprehensive income......................      13,243         13,243
Accumulated deficit.........................................     (13,351)       (13,351)
                                                                --------       --------
     Total stockholders' equity.............................     108,812        290,460
                                                                --------       --------
          Total capitalization..............................    $111,428       $293,076
                                                                ========       ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and Notes thereto, and other financial information included elsewhere in this prospectus. The selected consolidated financial data below as of December 31, 1996, 1997 and 1998, and for the years ended December 31, 1996, 1997 and 1998, are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1994 and 1995 and balance sheet data as of December 31, 1994 and 1995 are derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated statement of operations data for the six months ended June 30, 1998 and 1999 and the consolidated balance sheet data as of June 30, 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results for the six months ended June 30, 1999 are not necessarily indicative of results to be expected for the year ending December 31, 1999. Historical results are not necessarily indicative of the results to be expected in the future. See Note 1 of Notes to Consolidated Financial Statements for a description of the method used to compute basic and diluted net income (loss) per share.

                                                                                                           SIX MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                       JUNE 30,
                                                  ----------------------------------------------------    ------------------
                                                   1994       1995        1996       1997       1998       1998       1999
                                                  -------    -------    --------    -------    -------    -------    -------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses.............................  $    --    $    --    $  7,464    $18,973    $36,067    $15,297    $28,267
  Services......................................       --        540       3,418      8,132     14,844      6,167     13,673
                                                  -------    -------    --------    -------    -------    -------    -------
        Total revenues..........................       --        540      10,882     27,105     50,911     21,464     41,940
Cost of revenues:
  Cost of software licenses.....................       --         --         330      1,664      1,001        400      1,784
  Cost of services..............................       --        249       2,164      4,284      8,704      3,711      7,945
                                                  -------    -------    --------    -------    -------    -------    -------
        Total cost of revenues..................       --        249       2,494      5,948      9,705      4,111      9,729
                                                  -------    -------    --------    -------    -------    -------    -------
Gross profit....................................       --        291       8,388     21,157     41,206     17,353     32,211
Operating expenses:
  Research and development......................      748      2,575       4,985      7,392      9,227      4,083      6,169
  Sales and marketing...........................      512      1,348      12,066     18,413     26,269     12,104     17,684
  General and administrative....................      511        846       2,034      2,990      3,786      1,585      2,882
                                                  -------    -------    --------    -------    -------    -------    -------
        Total operating expenses................    1,771      4,769      19,085     28,795     39,282     17,772     26,735
                                                  -------    -------    --------    -------    -------    -------    -------
  Operating income (loss).......................   (1,771)    (4,478)    (10,697)    (7,638)     1,924       (419)     5,476
  Other.........................................      101        160         552        265      2,115        613        776
                                                  -------    -------    --------    -------    -------    -------    -------
  Net income (loss).............................  $(1,670)   $(4,318)   $(10,145)   $(7,373)   $ 4,039    $   194    $ 6,252
                                                  =======    =======    ========    =======    =======    =======    =======
Net income (loss) per share:
  Basic earnings (loss) per share...............             $ (0.12)   $  (0.18)   $ (0.12)   $  0.06    $    --    $  0.08
                                                             =======    ========    =======    =======    =======    =======
  Shares used in computation -- basic earnings
    (loss) per share............................              35,928      56,445     60,624     70,038     66,732     74,658
                                                             =======    ========    =======    =======    =======    =======
  Diluted earnings (loss) per share.............             $ (0.12)   $  (0.18)   $ (0.12)   $  0.05    $    --    $  0.07
                                                             =======    ========    =======    =======    =======    =======
  Shares used in computation -- diluted earnings
    (loss) per share............................              35,928      56,445     60,624     76,959     74,457     83,838
                                                             =======    ========    =======    =======    =======    =======

                                                                        AS OF DECEMBER 31,
                                                        ---------------------------------------------------    AS OF JUNE 30,
                                                         1994       1995      1996        1997       1998           1999
                                                        -------    ------    -------    --------    -------    --------------
                                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............................  $   808    $4,311    $17,608    $  8,277    $61,878       $53,735
Working capital.......................................    2,208     3,916     18,258      11,485     64,320        72,651
Total assets..........................................    2,640     5,857     26,714      26,539    101,562       137,198
Debt and capital leases, less current portion.........       --       516        495       3,005      3,194         2,616
Accumulated deficit...................................   (1,806)   (6,124)   (16,269)    (23,642)   (19,603)      (13,351)
Total stockholders' equity............................    2,526     4,254     21,016      15,121     81,809       108,812

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Except for historical information contained or incorporated by reference in this section, the following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those discussed below. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in the "Risk Factors" section and elsewhere in this prospectus. Any forward-looking statements speak only as of the date such statements are made.

OVERVIEW

     We develop, market and support application software solutions for one-to-one relationship management across the extended enterprise. These solutions enable businesses to use the Internet as a platform to conduct electronic commerce, offer online customer self-service and support, deliver targeted information and provide online financial services. Each of these capabilities can be provided to all constituents of the extended enterprise, including: customers, suppliers, partners, distributors and employees. The BroadVision One-To-One product suite allows businesses to tailor their Web site content to the needs and interests of individual users by personalizing each visit on a real-time basis. Our applications interactively capture Web site visitor profile information, organize the enterprise's content, target that content to each visitor based on easily constructed business rules, and execute transactions. We believe the benefits of these applications include enhanced customer satisfaction and loyalty, increased business volume, greater brand awareness, reduced costs to service customers and to execute transactions, and enhanced employee productivity.

     We sell our products and services worldwide through a direct sales force, independent distributors, resellers and system integrators. We also have a global network of strategic business relationships with key industry platform and Web developer partners. We also engage in strategic business alliances to assist us in marketing, selling and developing customer applications.

     We also place a strategic emphasis on developing technology alliances in order to ensure that our products are based on industry standards and that we are positioned to take advantage of current and emerging technologies. The benefits of this approach include enabling us to focus on our core competencies while reducing time to market and simplifying the task of designing and developing applications for us and our customers.

     Our revenues are derived from software license fees and fees charged for our services. We recognize software license revenues when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is considered probable. Software license revenues, in general, are recognized upon consummation of the sale.

     Our professional services include our Strategic Services Group, Interactive Services Group, Content and Creative Services Group, Education Services Group and Technical Support Group. Maintenance fees relating to technical support and upgrades are recognized ratably over the contracted period. Consulting-related services revenues are typically recognized as services are performed.

     Cost of license revenues includes royalties payable to third parties for software that is either embedded in, or bundled and sold with, our products; commissioned agent fees paid to distributors; and the costs of product media, duplication, packaging and other associated manufacturing costs. Cost of services consists primarily of employee-related costs, third-party consultant fees incurred on consulting projects, post-contract customer support and instructional training services.

     Research and development expenses consist primarily of salaries, employee-related benefit costs and consulting fees incurred in association with the development of our products. Costs incurred for the research and development of new software products are expensed as incurred until the time that technological feasibility, in the form of a working model, is established, at which point these costs are capitalized subject to recoverability. The costs we have incurred subsequent to the establishment of a working model but prior to general release have not been significant. To date, we have not capitalized any software development costs. Sales and marketing expenses consist primarily of salaries, employee-related benefit costs, commissions and other incentive compensation, travel and entertainment and marketing-related expenditures such as collateral materials, trade shows, public relations and creative services. General and administrative expenses consist primarily of salaries, employee-related benefit costs and professional service fees.

RESULTS OF OPERATIONS

     The following table sets forth certain items reflected in our consolidated statements of operations expressed as a percent of total revenues for the periods indicated.

                                                                                    SIX MONTHS
                                                                                      ENDED
                                                      YEARS ENDED DECEMBER 31,       JUNE 30,
                                                     --------------------------    ------------
                                                      1996      1997      1998     1998    1999
                                                     ------    ------    ------    ----    ----
Revenues:
Software licenses..................................     69%       70%       71%      71%     67%
  Services.........................................     31        30        29       29      33
                                                      ----      ----      ----     ----    ----
          Total revenues...........................    100       100       100      100     100
                                                      ----      ----      ----     ----    ----
Cost of revenues:
  Cost of license revenues.........................      3         6         2        2       4
  Cost of services revenues........................     20        16        17       17      19
                                                      ----      ----      ----     ----    ----
     Total cost of revenues........................     23        22        19       19      23
                                                      ----      ----      ----     ----    ----
          Gross profit.............................     77        78        81       81      77
                                                      ----      ----      ----     ----    ----
Operating expenses:
  Research and development.........................     45        27        18       19      15
  Sales and marketing..............................    111        68        52       57      42
  General and administrative.......................     19        11         7        7       7
                                                      ----      ----      ----     ----    ----
     Total operating expenses......................    175       106        77       83      64
                                                      ----      ----      ----     ----    ----
          Operating income (loss)..................    (98)      (28)        4       (2)     13
     Other.........................................      5         1         4        3       3
                                                      ----      ----      ----     ----    ----
          Income (loss) before income taxes........    (93)      (27)        8        1      16
     Income tax benefit (expense)..................     --        --        --       --      (1)
                                                      ----      ----      ----     ----    ----
          Net income (loss)........................    (93)%     (27)%       8%       1%     15%
                                                      ====      ====      ====     ====    ====

SIX MONTHS ENDED JUNE 30, 1998 AND 1999

REVENUES

     For the six months ended June 30, 1999, total revenues increased 95% to $41.9 million as compared to $21.5 million for the six months ended June 30, 1998. A summary of our software and services revenues by geographic region is as follows:

                                        SOFTWARE     %     SERVICES     %      TOTAL      %
                                        --------    ---    --------    ---    -------    ---
                                                       (DOLLARS IN THOUSANDS)
Six Months Ended June 30, 1998
Americas..............................  $ 7,501      49%   $ 4,314      70%   $11,815     55%
  Europe..............................    5,731      37      1,073      17      6,804     32
  Asia/Pacific........................    2,065      14        780      13      2,845     13
                                        -------     ---    -------     ---    -------    ---
  Total...............................  $15,297     100%   $ 6,167     100%   $21,464    100%
                                        =======     ===    =======     ===    =======    ===
Six Months Ended June 30, 1999
  Americas............................  $19,619      69%   $10,127      74%   $29,746     71%
  Europe..............................    4,830      17      2,807      21      7,637     18
  Asia/Pacific........................    3,818      14        739       5      4,557     11
                                        -------     ---    -------     ---    -------    ---
  Total...............................  $28,267     100%   $13,673     100%   $41,940    100%
                                        =======     ===    =======     ===    =======    ===

     For the six months ended June 30, 1999, software license revenues increased 85% to $28.3 million as compared to $15.3 million for the six months ended June 30, 1998. The increase in software license revenues is attributable to continued strong market acceptance for our core competencies and technology; our strategic focus of leveraging our partner relationships; our expanding range of products and product functionality; and, to a lesser extent, product pricing increases that were effective October 1, 1998. As a result, we are attracting new customers and our existing customer base is generating additional revenues through increased use of already-developed Web sites and the introduction of new Web sites within the same organization.

     During the six months ended June 30, 1999, we licensed approximately 82 new end-user customers and 24 new partners, which compares with approximately 45 new end-user customers and 11 new partners during the six months ended June 30, 1998. As of June 30, 1999, we had licensed over 280 end-user customers and 95 partners, which compares with over 195 end-user customers and 75 partners as of December 31, 1998 and 150 end-user customers and 55 partners as of June 30, 1998.

     For the six months ended June 30, 1999, total services revenues increased 122% to $13.7 million as compared to $6.2 million for the six months ended June 30, 1998. The increase in professional services revenue is a result of our increased business volumes and a higher level of customer support revenues derived from a larger installed customer base. We continue to add internal headcount within our professional services organizations to support the higher business volumes and have increased our emphasis on leveraging our integrator partner relationships. Increasingly sophisticated and customer-specific use of our products has recently caused accelerated demand for our professional services. However, our strategy of developing business alliances with system integrators and other third-party professional services organizations to support our products may in the future result in a decline in professional services revenues as a percentage of total revenues. Maintenance revenues continue to increase and were $4.6 million for the six months ended June 30, 1999 as compared to $1.9 million for the six months ended June 30, 1998.

COST OF REVENUES

     In the table below, the percentage of cost of license revenues is calculated based on total software license revenues, the percentage of cost of services revenues is calculated based on total services revenues and the percentage of total cost of revenues is calculated based on total revenues.

                                                            SIX MONTHS ENDED JUNE 30,
                                                        ---------------------------------
                                                         1998       %       1999       %
                                                        ------     ---     ------     ---
                                                             (DOLLARS IN THOUSANDS)
Cost of license revenues..............................  $  400       3%    $1,784       6%
Cost of services revenues.............................   3,711      60      7,945      58
                                                        ------             ------
Total cost of revenues................................  $4,111      19%    $9,729      23%
                                                        ======             ======

     Cost of software licenses increased 346% during the six months ended June 30, 1999 to $1.8 million as compared to $400,000 for the six months ended June 30, 1998. The increase in cost of software licenses, in both absolute dollar and relative percentage terms, is principally a result of royalties paid to third-party vendors for software used in conjunction with and sold with our products. The higher third-party software sales add incremental revenues to our own product sales but carry a higher cost of license factor in relation to our own product sales. Royalty costs for third-party software embedded in our product decreased in relative percentage terms as a result of our renegotiating a previously existing percentage based royalty arrangement into a prepaid fixed fee royalty for the period through 2001.

     Cost of services increased 114% during the six months ended June 30, 1999 to $7.9 million as compared to $3.7 million for the six months ended June 30, 1998. The increase in cost of services in absolute dollar terms is a result of expanded business volumes as evidenced by increased services revenues. Overall costs increased as a result of additions to our professional services staff and the employment of outside consultants to meet short-term consulting demands.

OPERATING EXPENSES

     A summary of our operating expenses is set forth in the following table. The percentage of expenses is calculated based on total revenues.

                                                           SIX MONTHS ENDED JUNE 30,
                                                        --------------------------------
                                                         1998       %      1999       %
                                                        -------    ---    -------    ---
                                                             (DOLLARS IN THOUSANDS)
Research and development..............................  $ 4,083     19%   $ 6,169     15%
Sales and marketing...................................   12,104     57     17,684     42
General and administrative............................    1,585      7      2,882      7
                                                        -------    ---    -------    ---
Total operating expenses..............................  $17,772     83%   $26,735     64%
                                                        =======    ===    =======    ===

     Research and development expenses increased 51% during the six months ended June 30, 1999 to $6.2 million as compared to $4.1 million for the comparable period the six months ended June 30, 1998. The increase in research and development expenses in absolute dollar terms is primarily attributable to personnel costs for added headcount within those operations involved in the enhancement of existing applications and the development of our next generation of products. Research and development expenses, as a percentage of total revenues, decreased because revenues have increased at a higher rate relative to expenses.

     Sales and marketing expenses increased 46% during the six months ended June 30, 1999 to $17.7 million as compared to $12.1 million for the six months ended June 30, 1998. The increases in sales and marketing expenses in absolute dollar terms reflect the cost of hiring additional sales and marketing personnel, increased commission payments resulting from higher revenues, developing and expanding sales distribution channels, and expanding promotional activities and marketing-related programs. Sales and marketing expenses, as a percentage of total revenues, decreased because revenues have increased at a higher rate relative to expenses.

     General and administrative expenses increased 82% during the six months ended June 30, 1999 to $2.9 million as compared to $1.6 million for the six months ended June 30, 1998. The increase in general and administrative expenses in absolute dollar terms is attributable to additional administrative and management personnel, higher professional services fees and additional infrastructure to support the expansion of our operations. General and administrative expenses, as a percentage of total revenues, decreased because revenues have increased at a higher rate relative to expenses.

INCOME TAXES

     During the six month period ended June 30, 1999, we recognized tax expense of $334,000 at an effective tax rate of approximately 5%. Due to our continuing trend of positive earnings, we reversed a portion of our valuation allowance against the previously deferred tax assets for which realization is considered more likely than not.

YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

REVENUES

     A summary of our software and services revenues by geographic region is as follows:

                                   SOFTWARE     %       SERVICES     %        TOTAL      %
                                   --------    ---      --------    ---      -------    ---
                                                    (DOLLARS IN THOUSANDS)
Year Ended December 31, 1996
Americas.........................  $ 3,071      41%     $ 1,335      39%     $ 4,406     41%
  Europe.........................    2,257      30        1,023      30        3,280     30
  Asia/Pacific...................    2,136      29        1,060      31        3,196     29
                                   -------     ---      -------     ---      -------    ---
  Total..........................  $ 7,464     100%     $ 3,418     100%     $10,882    100%
                                   =======     ===      =======     ===      =======    ===
Year Ended December 31, 1997
  Americas.......................  $ 8,584      45%     $ 4,288      53%     $12,872     48%
  Europe.........................    8,835      47        2,015      25       10,850     40
  Asia/Pacific...................    1,554       8        1,829      22        3,383     12
                                   -------     ---      -------     ---      -------    ---
  Total..........................  $18,973     100%     $ 8,132     100%     $27,105    100%
                                   =======     ===      =======     ===      =======    ===
Year Ended December 31, 1998
  Americas.......................  $19,301      54%     $10,029      67%     $29,330     58%
  Europe.........................   13,879      38        3,065      21       16,944     33
  Asia/Pacific...................    2,887       8        1,750      12        4,637      9
                                   -------     ---      -------     ---      -------    ---
  Total..........................  $36,067     100%     $14,844     100%     $50,911    100%
                                   =======     ===      =======     ===      =======    ===

     1997 VERSUS 1998

     For the year ended December 31, 1998, total revenues increased $23.8 million or 88% on a year-over-year basis, which consisted of software license revenue increases of $17.1 million or 90% and professional services revenue increases of $6.7 million or 83%.

     The increase in software license revenues is attributable to continued strong market acceptance of our core BroadVision One-To-One Enterprise product, expanding sales volumes of three complementary packaged application products, higher deployment license revenues and to a lesser extent, product pricing increases that were effective October 1, 1998. Application license-related revenues for our three complementary products increased to $10.2 million in 1998 as compared to $2.4 million in 1997, which represents a 325% increase year over year.

Deployment-related license revenues increased to $14.8 million in 1998 as compared to $8.1 million in 1997, which represents a 83% increase year over year and is a result of repeat business and an increasing number of live site customers.

     During the year ended December 31, 1998, we continued to expand our strategic alliances with key industry partners to develop additional highly specialized applications.

     The increase in professional services revenue results from a higher level of consulting related services associated with increased business volumes and a higher level of customer support revenues derived from a larger installed customer base. Maintenance revenues were $5.1 million in 1998 as compared to $2.2 million in 1997. During the year ended December 31, 1998, we licensed approximately 94 new end-user customers and 27 new partners, which compares with approximately 70 new end-user customers and 34 new partners during the year ended December 31, 1997. As of December 31, 1998, we had a total installed license base of over 195 end-user customers and 75 partners, which compares with approximately 105 end-user customers and 48 partners as of December 31, 1997.

     In June 1998, we re-negotiated an existing royalty arrangement with one of our software vendors. As a result of the renegotiation, we paid the vendor a fixed fee of $1.25 million for royalties through 2001 and certain internal development rights through 1999. Previously, we had an existing arrangement with this vendor whereby we made quarterly royalty payments based on a percentage of product revenues. Concurrent with the renegotiation, we sold this vendor an end-user software license totaling $1.25 million, inclusive of maintenance and support. The sale to this vendor resulted in software license revenues of approximately $1.0 million during the quarter ended June 30, 1998.

     In July 1998, we finalized a strategic alliance with Security First, an Internet financial services company. Accordingly, we sold Security First software licenses including certain reseller rights in exchange for 181,610 shares of restricted Security First common stock that had a fair value of approximately $4.0 million. As part of the agreement, the companies also agreed to jointly develop and market a suite of Internet-based products based on Security First's Internet banking products and our BroadVision One-to-One Financial product. As a result of the transaction, we recognized license revenues of approximately $1.9 million and deferred revenues of approximately $2.1 million during the quarter ended September 30, 1998. The $2.1 million of deferred revenues consisted of approximately $1.0 million of deferred software license fees and joint development services, $949,000 for three years of maintenance and support and $175,000 of specified training services. The deferred software license fees and joint development services revenue will be recognized as revenue as the joint development services are performed. The deferred maintenance will be recognized as revenue ratably over the maintenance term, and the deferred training services will be recognized as the training is performed.

     In addition, we entered into a $3.5 million license and maintenance agreement with Sema in December 1998. As part of the agreement, Sema purchased licenses to resell our existing software products and received expanded territorial rights. The licensing agreement with this reseller resulted in software license revenues of approximately $2.75 million during the quarter ended December 31, 1998.

     1996 VERSUS 1997

     Our total annual revenues were $27.1 million in 1997 as compared to $10.9 million in 1996, which represents an increase of 149% year-over-year. Annual software license revenues were $19.0 million in 1997 as compared to $7.5 million in 1996, which represents an increase of 154% year-over-year. Annual professional services revenues were $8.1 million in 1997 as compared to $3.4 million in 1996, which represents an increase of 138% year-over-year.

     The increase in license revenues is a result of strong market acceptance of our core BroadVision One-to-One Enterprise product, which was augmented by the introduction in 1997 of three complementary packaged application products. The increase in professional services revenue is a result of higher business volumes, greater use of our professional consultants and an expanding installed customer base under maintenance contracts. Maintenance revenues were $2.2 million in 1997 as compared to $599,000 in 1996.

COST OF REVENUES

     In the table below, the percentage of cost of license revenues is calculated based on total software license revenues, the percentage of cost of services revenues is calculated based on total services revenues and the percentage of total cost of revenues is based on total revenues.

                                                         YEARS ENDED DECEMBER 31,
                                              -----------------------------------------------
                                               1996      %      1997      %      1998      %
                                              ------    ---    ------    ---    ------    ---
                                                          (DOLLARS IN THOUSANDS)
Cost of license revenues....................  $  330      4%   $1,664      9%   $1,001      3%
Cost of services revenues...................   2,164     63     4,284     53     8,704     59
                                              ------           ------           ------
Total cost of revenues......................  $2,494     23%   $5,948     22%   $9,705     19%
                                              ======           ======           ======

     1997 VERSUS 1998

     For the year ended December 31, 1998, cost of license revenues decreased $663,000 or 40% on a year-over-year basis. Cost of software licenses as a percent of license revenues was 3% in 1998 as compared to 9% in 1997. Cost of services revenues during 1998 increased $4.4 million or 103% on a year-over-year basis. Cost of services as a percent of services revenues was 59% in 1998 as compared to 53% in 1997.

     The decrease in cost of license revenues, in both absolute dollar and relative percentage terms, was principally a result of lower commissioned agent fees and third party royalty rates. We continued to expand our in-house sales force capabilities and during 1998 direct sales that we generated were higher and commissioned agent sales were lower relative to 1997. In addition, royalty costs relative to total license revenues decreased as a result of our re-negotiating a previously existing percentage based royalty arrangement into a prepaid fixed fee royalty for a period through 2001.

     The increase in cost of services revenues in absolute dollar terms during 1998 as compared to 1997 is a result of expanded business volumes as evidenced by increased services revenues. Overall costs increased as a result of additions to our professional services staff and the employment of outside consultants to meet short-term consulting demands. The increase in cost of services as a percentage of services revenues is a result of higher use of outside consultants in relation to the extent previously used during the prior year period.

     1996 VERSUS 1997

     Cost of license revenues on an annual basis was $1.7 million or 9% of related software license revenues in 1997 as compared to $330,000 or 4% of related software license revenues in 1996. Cost of license revenues increased in both absolute dollar and relative percentage terms during 1997 as compared to 1996 due to expanded sales volumes and higher commissioned agent fees as a result of increased distributor sales volume. Commissioned agent fees were $703,000 in 1997 as compared to $80,000 in 1996. To a lesser extent, an increased number of third-party products sold with or embedded in our products also contributed to the increases.

     Cost of services revenues on an annual basis was $4.3 million or 53% of related services revenues in 1997 as compared to $2.2 million or 63% of related services revenue in 1996. Cost of services revenues increased 98% in absolute dollar terms during 1997 as compared to 1996 due to expanded business volumes, as represented by the 138% increase in total services revenues. The higher level of costs in absolute dollar terms are attributable to additions to our consulting staff, the employment of outside consultants to meet short-term consulting demands, an increasing number of licenses with support or maintenance components and a higher level of fixed costs resulting from the expansion of our services organization to meet higher business volumes. The decrease in cost of services revenues as a percentage of total services revenues during 1997 as compared to 1996 is principally a result of increased use of professional staff.

OPERATING EXPENSES

     A summary of our operating expenses is set forth in the following table. The percentage of expenses is calculated based on total revenues.

                                                    YEARS ENDED DECEMBER 31,
                                     ------------------------------------------------------
                                      1996       %        1997       %        1998       %
                                     -------    ---      -------    ---      -------    ---
                                                     (DOLLARS IN THOUSANDS)
Research and development...........  $ 4,985     46%     $ 7,392     27%     $ 9,227    18%
Sales and marketing................   12,066    111       18,413     68       26,269    52
General and administrative.........    2,034     19        2,990     11        3,786     7
                                     -------    ---      -------    ---      -------    --
Total operating expenses...........  $19,085    176%     $28,795    106%     $39,282    77%
                                     =======    ===      =======    ===      =======    ==
Other income, net..................  $   552      5%     $   265      1%     $ 2,036     4%
                                     =======    ===      =======    ===      =======    ==

     1997 VERSUS 1998

     Research and development expenses for the year were $9.2 million in 1998 as compared to $7.4 million in 1997 which represents an increase of 25% year-over-year. Sales and marketing expenses for the year were $26.3 million in 1998 as compared to $18.4 million in 1997 which represents an increase of 43% year-over-year. General and administrative expenses for the year were $3.8 million in 1998 as compared to $3.0 million in 1997 which represents an increase of 27% year-over-year. Net other income for the year was $2.0 million in 1998 as compared to $265,000 in 1997, which represents an increase of 668% year-over-year.

     The increase in research and development expenses in absolute dollar terms is primarily attributable to personnel costs for added headcount within those operations involved in the enhancement of existing applications and the development of our next generation of products. Research and development expenses, as a percentage of total revenues, decreased because revenues have increased at a higher rate relative to expenses.

     The increases in sales and marketing expenses in absolute dollar terms reflects the cost of hiring additional sales and marketing personnel, the continued development of sales distribution channels and the expansion of promotional activities and marketing-related programs. In addition, commission rates were higher during 1998 as result of sales people exceeding their sales quotas. Sales and marketing expenses, as a percentage of total revenues, decreased because revenues have increased at a higher rate relative to expenses.

     The increase in general and administrative expenses in absolute dollar terms is attributable to additional administrative and management personnel, higher professional fees and additional infrastructure to support the expansion of our operations. General and administrative expenses, as a percentage of total revenues, decreased because revenues have increased at a higher rate relative to expenses.

     The increase in net other income is attributable to a higher level of investment income during the year as a result of earnings on proceeds received from a follow-on public stock offering in March 1998.

     1996 VERSUS 1997

     Research and development expenses for the year were $7.4 million in 1997 as compared to $5.0 million in 1996, which represents an increase of 48% year-over-year. Sales and marketing expenses for the year were $18.4 million in 1997 as compared to $12.1 million in 1996, which represents an increase of 53% year-over-year. General and administrative expenses for the year were $3.0 million in 1997 as compared to $2.0 million in 1996, which represents an increase of 47% year-over-year. Net other income for the year was $265,000 in 1997 as compared to $552,000 in 1996, which represents a decrease of 52% year-over-year.

     The increase in research and development expenses is primarily attributable to costs associated with additional personnel within those operations for the enhancement of existing products and the development of new products.

     The overall increases in sales and marketing expenditures reflect the cost of hiring additional sales and marketing personnel, developing and expanding sales distribution channels, introducing new products and expanding promotional activities.

     The increases in general and administrative expenses are attributable to the hiring of additional administrative and management personnel, increased professional fees, additional provision for doubtful accounts and additional infrastructure to support the expansion of our operations.

INCOME TAXES

     For the year ended December 31, 1998, we recorded a net income tax benefit of $79,000, comprised of a deferred tax benefit of $700,000 and current tax expense of $621,000.

     We recorded a deferred tax benefit during 1998 due to the reversal of a portion of the valuation allowance previously provided against our deferred tax assets after evaluation of all available evidence about the realizability of the deferred tax assets. In determining that it is more likely than not that the net deferred tax assets as of December 31, 1998 will be realized, we assumed a limited amount of future taxable income considering all available evidence and our profitability during 1998. We assumed only a limited amount of future taxable income after considering factors like a history of operating losses prior to the second quarter of 1998, the nature of our deferred tax assets, the lack of significant firm sales backlog and the length of the sales cycle, the competitive market in which we operate and the lack of carryback capacity to realize the deferred tax assets.

     We recorded current tax expense during 1998 primarily related to foreign withholding and alternative minimum taxes. During 1996 and 1997, we generated pre-tax losses of $10.1 million and $7.4 million, respectively. Due to the uncertainty about the realizability of the deferred tax assets, we recorded a full valuation allowance to reduce the net deferred tax assets to zero as of both December 31, 1996 and 1997.

     As of December 31, 1998, we had federal net operating loss carryforwards of approximately $13.0 million and state net operating loss carryforwards of approximately $5.5 million available to offset future regular and alternative minimum taxable income. In addition, we had federal research and development credit carryforwards of approximately $790,000 and state research and development credit carryforwards of approximately $666,000 available to offset future tax liabilities. Our federal net operating loss and tax credit carryforwards expire in the years 2010 through 2012, if not used. The state net operating loss carryforwards expire in the years 2000 through 2002.

     The state research and development credits can be carried forward indefinitely. As of December 31, 1998, our foreign subsidiaries had net operating loss carryforwards in foreign jurisdictions of approximately $5.4 million that can be used to offset future foreign income. Of these losses, approximately $1.6 million expire in the years 2001 through 2003. Approximately $3.8 million of these losses can be carried forward indefinitely. Federal and state tax laws limit the use of net operating loss carryforwards in certain situations where changes occur in the stock ownership of a company. We believe an ownership change like this, as defined, may have occurred and, accordingly, some of our federal and state net operating loss carryforwards may be limited in their annual usage. For further information regarding income taxes, see Note 5 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited consolidated statement of operations data for the eight quarters ended June 30, 1999, as well as that data expressed as a percentage of our total revenues for the period indicated. This data has been derived from unaudited consolidated financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Consolidated Financial Statements and Notes thereto. The unaudited quarterly information should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                                        THREE MONTHS ENDED
                                       -------------------------------------------------------------------------------------
                                       SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                         1997       1997       1998       1998       1998       1998       1999       1999
                                       --------   --------   --------   --------   --------   --------   --------   --------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses..................  $ 5,513    $ 6,213     $7,279     $8,018     $9,158    $11,612    $12,783    $15,484
  Services...........................    1,641      2,420      2,800      3,367      4,273      4,404      5,681      7,992
                                       -------    -------     ------     ------     ------    -------    -------    -------
        Total revenues...............    7,154      8,633     10,079     11,385     13,431     16,016     18,464     23,476
Cost of revenues:
  Cost of software licenses..........      460        566        187        213        237        364        747      1,037
  Cost of services...................    1,010      1,130      1,620      2,092      2,553      2,439      3,321      4,624
                                       -------    -------     ------     ------     ------    -------    -------    -------
        Total cost of revenues.......    1,470      1,696      1,807      2,305      2,790      2,803      4,068      5,661
Gross profit.........................    5,684      6,937      8,272      9,080     10,641     13,213     14,396     17,815
Operating expenses:
  Research and development...........    2,113      1,797      2,033      2,049      2,394      2,751      2,901      3,268
  Sales and marketing................    4,630      5,323      5,861      6,243      6,285      7,880      7,665     10,019
  General and administrative.........      763        780        824        760        977      1,225      1,271      1,611
                                       -------    -------     ------     ------     ------    -------    -------    -------
        Total operating expenses.....    7,506      7,900      8,718      9,052      9,656     11,856     11,837     14,898
                                       -------    -------     ------     ------     ------    -------    -------    -------
Operating income (loss)..............   (1,822)      (963)      (446)        28        985      1,357      2,559      2,917
Other................................      131       (123)       (53)       665        769        734        378        398
                                       -------    -------     ------     ------     ------    -------    -------    -------
Net income (loss)....................  $(1,691)   $(1,086)    $ (499)    $  693     $1,754    $ 2,091    $ 2,937    $ 3,315
                                       =======    =======     ======     ======     ======    =======    =======    =======
AS A PERCENTAGE OF REVENUES:
Revenues:
  Software licenses..................       77%        72%        72%        70%        68%        73%        69%        66%
  Services...........................       23         28         28         30         32         27         31         34
                                       -------    -------     ------     ------     ------    -------    -------    -------
        Total revenues...............      100        100        100        100        100        100        100        100
Cost of revenues:
  Cost of software licenses..........        6          7          2          2          2          2          4          4
  Cost of services...................       14         13         16         18         19         16         18         20
                                       -------    -------     ------     ------     ------    -------    -------    -------
        Total cost of revenues.......       20         20         18         20         21         18         22         24
Gross profit.........................       80         80         82         80         79         82         78         76
Operating expenses:
  Research and development...........       30         21         20         18         18         17         16         14
  Sales and marketing................       65         61         58         55         47         49         41         43
  General and administrative.........       11          9          8          7          7          8          7          7
                                       -------    -------     ------     ------     ------    -------    -------    -------
        Total operating expenses.....      106         91         86         80         72         74         64         64
                                       -------    -------     ------     ------     ------    -------    -------    -------
Operating income (loss)..............      (26)       (11)        (4)        --          7          8         14         12
Other, net...........................        2         (2)        (1)         6          6          5          2          2
                                       -------    -------     ------     ------     ------    -------    -------    -------
Net income (loss)....................      (24)%      (13)%       (5)%        6%        13%        13%        16%        14%
                                       =======    =======     ======     ======     ======    =======    =======    =======

     We expect to experience significant fluctuations in future quarterly operating results that may be caused by many factors including, among others, the timing of introductions or enhancements of products and services by us or our competitors, the length of our sales cycle, market acceptance of new products, the pace of development of the market for online commerce, the mix of our products sold, the size and timing of significant orders and the timing of customer production or deployment, demand for our products, changes in pricing policies by us or our competitors, changes in our sales incentive plans, budgeting cycles of our customers, customer order deferrals in anticipation of new products or enhancements by us or our competitors, cancellation of orders prior to customer deployment or during the warranty period, nonrenewal of service agreements, product life cycles, software defects and other product quality problems, changes in strategy, changes in key personnel, the extent of international expansion, seasonal trends, the mix of distribution channels through which our products are sold, the mix of international and domestic sales, changes in the level of operating expenses to support projected growth, and general economic conditions. We anticipate that a significant portion of our revenues will be derived from a limited number of orders. We expect that the timing of receipt and fulfillment of any of these orders will cause our quarterly operating results to fluctuate. We anticipate that we will make the major portion of each quarter's product deliveries near the end of each quarter. As a result, short delays in product deliveries at the end of a quarter could harm operating results for that quarter. In addition, we intend, in the near term, to increase significantly our personnel, including our domestic and international direct sales force. The timing of this expansion and the rate at which new sales people become productive could also cause our quarterly operating results to fluctuate.

     Due to these and other factors, our quarterly revenues and operating results are difficult to forecast accurately. We believe that period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as any indication of future performance. It is likely that the our operating results in one or more future quarters may be below the expectations of securities analysts and investors. In that event, the trading price of our common stock would almost certainly decline.

LIQUIDITY AND CAPITAL RESOURCES

     Our liquidity along with selected ratios are set forth below:

                                                  DECEMBER 31,
                                          -----------------------------
                                           1996       1997       1998       JUNE 30, 1999
                                          -------    -------    -------    ----------------
                                                       (DOLLARS IN THOUSANDS)
Cash, cash equivalents and short-term
investments.............................  $19,720    $10,473    $61,878        $72,558
Working capital.........................  $18,258    $11,485    $64,320        $72,651
Current assets: current liabilities.....    4.6:1      2.4:1      4.9:1          3.9:1

     At June 30, 1999, we had $72.6 million of cash, cash equivalents and liquid short-term investments, which represents an increase of $10.7 million as compared to December 31, 1998. We currently have no significant capital commitments other than obligations under equipment and operating leases and $3.1 million of outstanding term debt under our existing credit facility with our commercial bank. We have funded our operations by cash generated from operations, the private placement of common and preferred stock and public offerings of our common stock. Through May 1996, private placements provided net proceeds totaling $15.5 million and a public stock offering during June 1996 netted for us proceeds of $20.7 million and during March 1998 netted for us proceeds of $53.7 million. At June 30, 1999, we had $109.3 million of additional paid-in capital, consisting primarily of cash raised in our previous equity offerings and cash received from stock purchases under our equity incentive plans. This amount reflects an increase of $10.5 million as compared to December 31, 1998, which is attributed to cash received from stock purchases under our equity incentive plans.

     Cash provided by operating activities was $1.4 million in the year ended December 31, 1998 and $11.0 million for the six months ended June 30, 1999. Cash used for operating activities was $8.4 million in the year ended December 31, 1996 and $8.7 million in the year ended December 31, 1997. Cash used for investing activities was $4.4 million in the year ended December 31, 1996, $3.6 million in the year ended December 31, 1997, $6.6 million in the year ended December 31, 1998 and $22.8 million for the six months ended June 30, 1999. This cash was primarily directed at capital expenditures and the acquisition of long-term strategic investments in the United States. Cash provided by financing activities was $26.1 million in the year ended December 31, 1996, $2.9 million in the year ended December 31, 1997, $58.8 million in the year ended December 31, 1998 and $3.6 million for the six months ended June 30, 1999, and consists primarily of proceeds from the issuance of stock and, to a lesser extent, proceeds from borrowings.

     We have invested approximately $2.9 million in the year ended December 31, 1996, $6.0 million in the year ended December 31, 1997, $4.5 million in the year ended December 31, 1998 and $3.9 million during the six months ended June 30, 1999, in U.S. property and equipment, consisting of computer and software, leasehold improvements and furniture and fixtures. We currently expect that total investments in property and equipment for 1999 will be approximately $9.0 million. We did not purchase any long-term investments in 1996, 1997 or in the six months ended June 30, 1999. In the year ended December 31, 1998 we invested $6.8 million in U.S. and $1.5 million in Asian long-term investments, consisting of nonmarketable and marketable equity securities. We have funded these investments by cash generated from operations and the sale of our equity.

RECENT DEVELOPMENTS AND OUTLOOK

     On October 19, 1999, we announced our results for the three and nine months ended September 30, 1999. In the three months ended September 30, 1999, our revenues increased 122% to $29.8 million from $13.4 million in the three months ended September 30, 1998. In the nine months ended September 30, 1999, our revenues increased 106% to $71.8 million from $34.9 million in the nine months ended September 30, 1998. Our revenues increased primarily due to the accelerating demand for e-business solutions, and, more specifically, the strong market acceptance of our products and services. Net income in the three months ended September 30, 1999 increased 156% to $4.5 million from $1.8 million in the three months ended September 30, 1998. Net income in the nine months ended September 30, 1999 increased 452% to $10.7 million from $1.9 million in the nine months ended September 30, 1998. Our net income increased primarily due to our increased revenues but also because our operating margin in the three months ended September 30, 1999 improved to 13% from 7% in the three months ended September 30, 1998. In the nine months ended September 30, 1999, our operating margin improved to 13% from 2% in the nine months ended September 30, 1998.

     In the three months ended September 30, 1999, our earnings per diluted share increased to $0.05 per diluted share from $0.02 per diluted share in the three months ended September 30, 1998. In the nine months ended September 30, 1999, our earnings per diluted share increased to $0.13 per diluted share from $0.03 per diluted share in the nine months ended September 30, 1998.

     In the three months ended September 30, 1999, we licensed approximately 56 new end-user customers and 16 partners, which compares with approximately 19 new end-user customers and 10 partners in the three months ended September 30, 1998. In the nine months ended September 30, 1999, we licensed approximately 138 new end-user customers and 40 partners, as compared to approximately 64 new end-user customers and 21 partners in the nine months ended September 30, 1998. As of September 30, 1999, we have licensed over 335 end-user customers and 100 partners, as compared to approximately 169 end-user customers and 69 partners as of September 30, 1998.

     In the three months ended September 30, 1999, our customers commercially deployed 31 Web sites using our products, which compares with 23 commercially deployed Web sites in the three months ended September 30, 1998. In the nine months ended September 30, 1999, our customers commercially deployed 72 Web sites using our products, which compares with

59 commercially deployed Web sites in the nine months ended September 30, 1998. As of September 30, 1999, our customers have commercially deployed over 180 Web sites using our products, which compares with 90 commercially deployed Web sites as of September 30, 1998.

     To date, we have achieved good market acceptance for our products and have experienced continued revenue growth. We anticipate that international revenues will continue to account for a significant amount of total revenues, and we expect to continue to commit significant time and financial resources to the maintenance and ongoing development of direct and indirect international sales and support channels. Our Asia/Pacific operations have experienced reduced growth rates over recent years as a result of the generally weak economic conditions of that region. As a result we expect that any significant growth in international revenues will most likely come from European operations. We cannot assure you that we will be able to maintain or increase international or domestic market acceptance for our suite of products.

     We expect that research and development, sales and marketing, and general and administrative expenses will continue to increase in absolute dollar terms as we continue to expand our business.

     We expect that the net proceeds from this offering, our available cash resources, cash generated from operations, and amounts available under our commercial credit facilities will be sufficient to meet our presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, we may need to raise additional funds to support more rapid expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If additional funds are raised through the issuance of equity securities, our stockholders' percentage ownership will be reduced, they may experience additional dilution, or these newly issued equity securities may have rights, preferences, or privileges senior to those of our current stockholders. Additional financing may not be available when needed on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could harm our business.

YEAR 2000 COMPLIANCE

     BACKGROUND AND RISKS -- Many currently installed computer systems and software and devices with imbedded technology are coded to two digits for time sensitive dating purposes. Beginning with the year 2000, these date code fields will need to be coded to four digits in order to distinguish between 21st century dates and 20th century dates. For example, computer programs that have date-sensitive software may incorrectly recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems, software products and devices with embedded technology used by many companies may need to be upgraded to comply with these "Year 2000" requirements. This type of Year 2000 error could potentially cause system failures or miscalculations that could disrupt operations, including a temporary inability to process transactions, issue invoices or engage in similar normal business activities. Although we believe that our products are Year 2000 compliant, undetected Year 2000 errors or defects could result in delay or loss or revenue, diversion of development resources, damage to our reputation and increased service and warranty costs. We believe that the purchasing patterns of customers could potentially be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products like ours. Other systems or software used by our customers may not be Year 2000 compliant. The failure of noncompliant third-party software or systems could affect the perceived performance of our products.

     STATE OF READINESS -- We use various financial and managerial information systems within our operations in the United States, Europe and Asia, which we believe to be or will be Year

2000 compliant by the end of 1999. As part of our normal course of business, we analyze our information system requirements in relation to our business operating goals and strategic objectives, and we are implementing new systems during 1999 that will be Year 2000 compliant. We have also analyzed our other systems and our material suppliers and vendors for Year 2000 issues and we believe they are or will be Year 2000 compliant by the end of 1999. These other systems include non-information technology systems and services used by us in our business operations, such as power, telecommunications, security and general facilities.

     COSTS FOR YEAR 2000 COMPLIANCE -- Costs that we may incur pertaining to Year 2000 compliance issues include identification, assessment, remediation and testing efforts, as well as potential costs to be incurred by us with respect to Year 2000 issues of third parties. To date, the costs we have incurred related to Year 2000 issues have been minimal, even in cases where non-compliant information technology systems were redeployed or replaced.

     CONTINGENCY PLANS -- We have a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrence, and we are continuing to assess our Year 2000 exposure areas in order to determine what additional steps, beyond those identified by our internal review to date, are advisable. Our contingency plan includes adequate internal resources that would be available to analyze, assess and direct remediation efforts to address potential issues, back-up systems that do not rely on computers, and alternative sources of supply. We presently believe that the Year 2000 issue will not pose significant operational problems for us. However, any failure of ours to adequately address any unforeseen Year 2000 issue could harm our business. In addition, if all of the Year 2000 issues are not properly identified, or adequate assessment, remediation and testing are not timely effected with respect to Year 2000 problems that are identified, we cannot assure you that the Year 2000 issue would not harm our results of operations or our relationships with customers, vendors, partners or others. Additionally, we cannot assure you that the Year 2000 issues of other entities will not harm our systems or results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Accordingly, we will adopt SFAS No. 133, as amended, beginning on January 1, 2001. SFAS No. 133 establishes standards for the accounting and reporting of derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, entities are required to carry all derivative instruments at fair value on their balance sheets. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging activity and the underlying purpose for it. We do not believe that the adoption of SFAS No. 133 will have a significant impact on our consolidated financial statements or related disclosures.

     In December 1998, the Accounting Standards Executive Committee of the AICPA issued SOP 98-9 Software Revenue Recognition, With Respect to Certain Transactions, which requires recognition of revenue using the "residual method" in a multiple-element arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method", the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. We do not expect a material change to our revenue accounting as a result of the provisions of SOP 98-9.

                                    BUSINESS

OVERVIEW

     We develop, market and support application software solutions for one-to-one relationship management across the extended enterprise. These solutions enable businesses to use the Internet as a platform to conduct electronic commerce, offer online customer self-service and support, deliver targeted information and provide online financial services. Each of these capabilities can be provided to all constituents of the extended enterprise, including: customers, suppliers, partners, distributors and employees. The BroadVision One-To-One product suite allows businesses to tailor their Web site content to the needs and interests of individual users by personalizing each visit on a real-time basis. Our applications interactively capture Web site visitor profile information, organize the enterprise's content, target that content to each visitor based on easily constructed business rules, and execute transactions. We believe the benefits of these applications include enhanced customer satisfaction and loyalty, increased business volume, greater brand awareness, reduced costs to service customers and to execute transactions, and enhanced employee productivity.

INDUSTRY BACKGROUND

ONE-TO-ONE RELATIONSHIP MANAGEMENT ON THE INTERNET

     The Internet has changed the nature of business operations and competition by creating more efficient marketplaces. Information is much more readily available than ever before. Companies, their customers, suppliers, partners, distributors, employees and others now have the means to instantaneously share information, automate business processes and conduct business on a global scale. Since business customers and consumers have the ability to change vendors at the click of a button, the need for differentiation and thus the need to personalize business interactions has greatly increased.

     In the past, personalization of products or services was expensive and inefficient for business customers. Companies had to rely on mass market channels or expensive face-to-face interactions. Moving from a mass market channel down to the level of one-to-one is now possible with the advent of the Internet and the ability to react to customers', partners' and employees' information and self-service needs in real time. More specifically, with the Internet, business managers have the ability to capture visitor profile information, observations and feedback interactively, and to dynamically target useful information to visitors based on this data. One-to-one relationship management allows a company to use its knowledge of its customers, suppliers, partners, distributors and employees to provide personalized interactions and thus strengthen relationships and loyalty and create and sustain competitive advantage. One-to-one relationship management provides the foundation for delivering individually tailored products, services, information, incentives and transactions. Whether an Internet application is designed primarily for conducting commerce or providing customer self-service, it offers businesses an opportunity to extend front-office services or deliver knowledge in a personalized and cost-effective way to all constituents of the extended enterprise. In particular, business managers can use advanced Internet technologies to engage in personalized dialogues with millions of customers.

THE TECHNOLOGY GAP ON THE INTERNET

     Managing personalized customer relationships and a high volume of online transactions and defining business rules are highly complex processes for business managers. In addition, Web sites are generally cumbersome for business managers to operate. Business rules and content, such as product and pricing data, financial policies, promotions and advertising campaigns, are often "hard-coded" into programs and virtually impossible for non-technical managers to change dynamically. Many of today's Web development tool kits that assist in Web site development do not offer capabilities for easily maintaining site content and page generation logic. Most applications are not scalable and require ongoing tuning and re-engineering to keep up with visitor growth and changes in Internet technology. Generally, with currently available applications, business managers do not have the capability to react to market conditions with real-time control and management of Web sites, but instead are often constrained by slow "change request" processes that take technical specialists days or even weeks to implement. Developing and maintaining custom applications reduces the resources available for core business initiatives.

PACKAGED APPLICATIONS FOR ONE-TO-ONE RELATIONSHIP MANAGEMENT

     The inefficiencies of using in-house development and support for one-to-one relationship management have fueled the need for sophisticated packaged application solutions. These packaged applications provide an attractive alternative to in-house or third-party custom application development, enabling companies to get to market more quickly with a solution that can be more readily maintained and extended as the business evolves. Packaged applications can be a particularly attractive alternative to in-house or third-party custom applications development if they can be easily integrated into a company's existing infrastructure and tailored to the vertical segment in which the business operates.

     To realize the potential of one-to-one relationship management, packaged applications must support the following activities:

     - Attract, retain and service visitors that range from the casual to the sophisticated by providing dynamic content, interactive dialogues and communities of interest in a friendly, easy-to-use Web site environment;

     - Provide non-technical business managers with the ability to define and modify the application's business rules and content in real time;

     - Develop and maintain visitor profiles, observe and remember interactions and engage in ongoing personalized dialogues while empowering individuals to control the privacy of their personal data;

     - Dynamically target personalized content, products and incentives to correspond to profile data in order to motivate visitors to interact and conduct transactions;

     - Integrate and interact with back office systems to fully utilize a company's data and information resources;

     - Fulfill financial and information transactions with secure electronic commerce processes; and

     - Offer a consistent end-user experience across multiple customer touch points such as interactive voice response systems and call centers.

     We believe that this trend toward packaged solutions is typical of the evolution of many uses of business automation software, including accounting, manufacturing, human resources and sales force management systems.

OUR SOLUTION

     We offer a suite of packaged applications and related services to enable effective one-to-one relationship management. The BroadVision One-To-One product suite enables companies to capitalize on the Internet, intranets and extranets for selling, marketing and supporting all of their business constituents: customers, suppliers, partners, distributors, employees and others. Our products enable these businesses to organize dynamic profiles of Web site users from volunteered data and observed behavior, deliver highly specialized content in response to these profiles and securely execute transactions. Business managers are able to modify business rules and content in real time, offering a personalized experience to each visitor. Because of the open architecture of our applications, they are easily integrated with our customers' existing systems and easily expanded as our customers' needs and businesses grow.

     We believe our products enhance our customers' revenue opportunities by enabling them to build long-term relationships. Their Web site visitors are engaged by highly personalized real-time interactions and the ability to transact business securely and are encouraged to remain on the Web site and make return visits. Our applications also improve the cost-effectiveness of one-to-one relationship management by enabling non-technical managers to modify business rules and content in real time and by helping to reduce costs of customer acquisition and retention, business development and technical support. In addition, the packaged solution nature of our products decreases our customers' time to market and allows them to easily manage and expand their Web sites in a cost-effective manner. Our targeted applications, BroadVision One-To-One Retail Commerce, BroadVision One-To-One Business Commerce, BroadVision One-To-One Financial and BroadVision One-To-One Knowledge, have the specific benefits of addressing personalization needs in the areas of Internet commerce, Internet financial services and corporate information distribution and development.

OUR STRATEGY

     Our objective is to establish our one-to-one real-time relationship management solution as the standard for Web sites worldwide. In order to achieve that objective, we have adopted the following key elements of our strategy:

     BECOME THE STANDARD FOR ONE-TO-ONE RELATIONSHIP MANAGEMENT SOLUTIONS. We intend to establish the BroadVision One-To-One product suite as the standard for Internet-based one-to-one relationship management across the extended enterprise. We believe that the growth of one-to-one relationship management will be driven by complete packaged application solutions that allow businesses to capitalize more fully on the Internet as a business venue for interacting with the constituents of their extended enterprise. We believe that we offer the most complete solution available today for extended one-to-one relationship management. We intend to maintain our leadership position and become the standard by continuing to enhance our technology through heavy investment in research and development activities, incorporating industry-leading components into our products and employing our technology and human resources as a source of ongoing technological advantage.

     DEVELOP AND ENHANCE OUR TARGETED APPLICATION SOLUTIONS. We will continue to leverage our core BroadVision One-To-One Enterprise product and our experience gained from each customer engagement to enhance our application products and services focused on specific horizontal and vertical markets. Utilizing our expanding libraries of reusable application objects and templates and working closely with customers and strategic partners, we believe our products can deliver targeted application solutions for one-to-one relationship management that are faster, are of higher quality and have a lower total cost of ownership than those of our competitors. We currently deliver targeted application solutions for business-to-consumer and business-to-business commerce, for financial services and for knowledge management. We intend to remain nimble and flexible in developing other packaged application products in the general area of one-to-one relationship management in response to market opportunities that may arise.

     PROVIDE A WIDE RANGE OF PROFESSIONAL SERVICES FOR OUR CUSTOMERS. We will continue to provide a wide range of professional services to help our customers develop, integrate, design, implement and support their Web sites. We believe that our professional services are a critical component of our solutions and that they have a significant role in ensuring that our customers use our products successfully and effectively. The demand for our professional services continues to expand rapidly, and we will leverage our systems integrator partners in providing professional services to our customers. We will also continue to expand our own professional services capabilities to meet this demand.

     EXPAND AND LEVERAGE ALLIANCES WITH KEY BUSINESS PARTNERS. To accelerate the acceptance of our products and to promote the adoption of the Web as a commercial marketplace, we have developed cooperative alliances with leading systems integrators, Internet technology vendors and Web site developers. As of September 30, 1999, we have signed business alliances with over 100 systems integration, design, consulting and other services organizations worldwide, which has expanded our sales and support infrastructure and post-sales implementation capabilities while broadening market awareness of our products. We believe that these alliances will provide additional sales and marketing channels for our products, enable us to more rapidly incorporate additional functions and platforms into our products and facilitate the successful deployment of customer applications.

     By leveraging our business alliances we intend to:

     - increase the number of personnel available to perform application design and development services for our customers;

     - expand our distribution channels; and

     - provide additional marketing expertise in certain industry segments while providing technical expertise in the development of reusable objects and templates.

We will continue to place an emphasis on establishing additional alliances as new technologies and standards emerge, although we cannot assure you that we will be successful in establishing or maintaining such alliances.

     GROW OUR INTERNATIONAL PRESENCE. To capitalize on the emergence of the Internet as a global network, we have established worldwide distribution capabilities with direct or distributor sales personnel in 43 cities worldwide. We intend to continue to certify providers of professional services for our products in these and other countries. Our partners include multinational systems integrators, as well as partners with a single-country scope of operations. Our product architecture is designed to support multiple languages. We currently have available for shipping versions of our BroadVision One-To-One Enterprise product that support the display of content and interface in Arabic, Chinese, Hebrew, Japanese, Korean, Slovakian and Turkish as well as most Western European languages.

     Our strategies involve substantial risk. We cannot assure you that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to successful achievement of the our objectives. If we are unable to implement our strategies effectively, our business may be harmed.

PRODUCTS

     We develop, market and support a suite of packaged applications for one-to-one relationship management and associated software tools for use in customizing and maintaining solutions built with these applications.

     The table below summarizes certain features of our packaged application products:
--------------------------------------------------------------------------------

PRODUCT NAME                                                 PRODUCT DESCRIPTION
-------------------------------------------------------------------------------------------------------

 Core Application Product:
   BroadVision One-To-One Enterprise                         The core product. Packaged application
                                                             solution for rapid development and real-
                                                             time operation of large-scale,
                                                             personalized Internet, intranet and
                                                             extranet business applications. Each of
                                                             the following targeted application
                                                             products includes the functionality of
                                                             BroadVision One-To-One Enterprise.
-------------------------------------------------------------------------------------------------------
 Targeted Application Products:
   BroadVision One-To-One Retail Commerce                    Packaged application solution for
                                                             electronic retail commerce.
   BroadVision One-To-One Business Commerce                  Packaged application solution for
                                                             business-to-business commerce.
   BroadVision One-To-One Financial                          Packaged application solution for online
                                                             financial services companies.
   BroadVision One-To-One Knowledge                          Packaged application solution for online
                                                             knowledge management.

--------------------------------------------------------------------------------

     The table below summarizes certain features of our tool products:
--------------------------------------------------------------------------------

PRODUCT NAME                                                 PRODUCT DESCRIPTION
-------------------------------------------------------------------------------------------------------
 BroadVision One-To-One Design Center                        PC-based tool enabling application
                                                             developers and Web authors to quickly and
                                                             easily build dynamic Web page templates.
-------------------------------------------------------------------------------------------------------
 BroadVision One-To-One Command Center                       PC-based tool enabling business managers
                                                             to monitor state of Web applications,
                                                             interactively change business rules using
                                                             wizards in real time and generate reports.
-------------------------------------------------------------------------------------------------------
 BroadVision One-To-One Publishing Center                    Browser-based tool enabling content
                                                             developers and editors to manage the
                                                             publishing of new content to the Web site.
-------------------------------------------------------------------------------------------------------
 BroadVision One-To-One Instant Publisher                    Browser-based tool for casual content
                                                             developers.

--------------------------------------------------------------------------------

     BROADVISION ONE-TO-ONE APPLICATION PRODUCTS

     Our five application products -- BroadVision One-To-One Enterprise, BroadVision One-To-One Retail Commerce, BroadVision One-To-One Business Commerce, BroadVision One-To-One Financial and BroadVision One-To-One
Knowledge -- provide a spectrum of complementary capabilities offering numerous business functions and supporting the needs of companies in different industries.

     BROADVISION ONE-TO-ONE ENTERPRISE. Our base product that provides the technology platform on top of which the targeted market BroadVision One-To-One application products are built. This flexible relationship management system contains cross-industry functionality such as profile and content management, adapters to third-party systems, and matching technologies and algorithms. It utilizes an open, scalable application architecture for Web session management, secure user authentication and authorization, dynamic and personalized page generation and transaction handling.

     BROADVISION ONE-TO-ONE RETAIL COMMERCE. Our enterprise-class application solution that enables fast-moving, high transaction volume companies to immediately change their products, prices, promotions and other content to better meet user needs, even on a user's first visit to a Web site. Full commerce transaction capabilities include persistent shopping carts, shopping lists, real-time pricing, automatic tax calculation, shipping and handling cost computation, payment processing, and order fulfillment and management.

     BROADVISION ONE-TO-ONE BUSINESS COMMERCE. Our enterprise-class application solution that allows companies to effectively integrate with their business customers' existing systems. BroadVision One-To-One Business Commerce enhances the ability of a company to support business-to-business transactions by providing pricing, shipping and handling, tax calculation, payment processing, customer service, security and order processing capabilities.

     BROADVISION ONE-TO-ONE FINANCIAL. Our enterprise-class financial services application solution that enables banks, brokerages, mutual fund companies and other financial institutions to rapidly deploy personalized financial services applications that enable customers to access their account information and perform a rich set of secure transactions within and between accounts using the Internet. BroadVision One-To-One Financial provides customers with a Web site that offers customized interactions that enable financial institutions to differentiate themselves while enhancing customer relationships.

     BROADVISION ONE-TO-ONE KNOWLEDGE. Our enterprise-class application solution designed to increase the productivity of corporate knowledge workers, including sales and marketing professionals, channel business partners and executive management. Optimized for rapid deployment over corporate intranets and extranets, this application enables individuals and work groups to organize information into flexible, interactive knowledge channels accessible through Web browsers. These interactive channels automate the intelligent distribution of information for employees and partners on a one-to-one, just-in-time basis throughout an enterprise.

     KEY CAPABILITIES OF OUR APPLICATION PRODUCTS

     We designed all of these applications products for use in mission-critical, high-performance environments by customers with demanding architecture, deployment and maintenance requirements. Some of the key capabilities of the applications include:

     BROAD APPLICABILITY -- robust functionality to support business-to-business, business-to-consumer and business-to-employee relationship management, including personalized marketing and communications, selling and commerce transaction handling and customer self-service.

     EASE OF USE -- separation of the business logic from the applications, allowing non-technical business managers to modify business rules and content in real time.

     SCALABILITY -- ability to support large numbers of simultaneous users accessing the system over the Internet, intranets or extranets.

     MODULAR COMPONENT ARCHITECTURE BASED ON OPEN STANDARDS -- object-oriented application code written in C++, Java and JavaScript allowing developers and system integrators to use, integrate, modify, adapt or extend the applications with minimal impact on other areas to create a rapidly customized product that meets the specific business requirements of a particular corporate customer. Support for the CORBA standard for object-oriented computing permits distribution of the application across multiple processors. This design enables high-volume performance, flexible application deployment and easy integration with other third-party or legacy applications.

     SECURE TRANSACTION PROCESSING -- secure handling of a wide-range of commerce and financial services transactions including order pricing and discount/incentive handling, tax computation, shipping and handling charges, payment authorization, credit card processing, order tracking, news and stock feeds -- through a combination of built-in functionality and integration with other products.

     MULTIPLE PLATFORMS -- availability of versions for multiple operating systems, including Sun Solaris, Microsoft Windows NT and HP-UX. Databases supported include Oracle, Sybase, Informix and Microsoft SQL Server.

     MULTILINGUAL -- availability of content display and interface in Arabic, Chinese, Hebrew, Japanese, Korean, Slovakian, Turkish and most Western European languages.

     BROADVISION ONE-TO-ONE TOOLS

     Our application products are customized and maintained using tools that are licensed to customers separately from the application products. Inherent to the functionality of our applications is a set of building blocks comprised of customizable components, application templates and rule sets that are instrumental in rapidly building and easily maintaining BroadVision One-To-One application products. A description of our tools products is as follows:

     BROADVISION ONE-TO-ONE DESIGN CENTER. A PC-based tool integrated with Macromedia(R)'s Dreamweaver 2 that offers Web authors and Internet application developers faster time to market by shortening the development cycle. It also requires fewer specialized skills and reduces overall development and maintenance costs. This tool gives the Web author direct access to our powerful personalization and functional components through a series of wizards in the Dreamweaver visual development environment. These wizards generate server-side JavaScript, which is the primary programming language for our applications. By making simple point and click choices, the Web author can visually construct a complete, dynamic application without having to write HTML or JavaScript. In addition, because the wizards directly access information on our development server, the code is generated correctly the first time, reducing human error. The result is increased productivity and accuracy.

     BROADVISION ONE-TO-ONE COMMAND CENTER. A PC-based tool that allows non-technical business managers to make rapid changes to the Web site without programmer intervention. With this tool, business managers can define rules incorporating "if-then" relationships to match content to users based on profile information, transaction history, session behavior and other data. They can also develop business rules that evaluate user information gathered during previous interactions and use it to target products and services during subsequent interactions. Also, business managers can make real-time changes to content and generate management reports that monitor the activity on their Web site, enabling the evaluation of the effectiveness of content and services being offered on the site.

     BROADVISION ONE-TO-ONE PUBLISHING CENTER. A Java- and Web-based tool that allows a distributed and remote team of non-technical content experts to manage most aspects of site content collaboratively, including creating, editing, staging, production and archiving. This tool provides personal and shared in-boxes that enable teams of content creators to collaborate in developing content. A programming calendar facilitates staging, scheduling and coordination of content publishing. This tool provides the ability to preview content prior to publishing, to control access to publishing and to capture content classification information. It supports content created with HTML editors, Microsoft Office products and Lotus Domino.

     BROADVISION ONE-TO-ONE INSTANT PUBLISHER. A Java- and Web-based tool designed for casual content contributors. It provides simple, personalized publishing forms, so that casual contributors can leverage the functionality of the BroadVision One-To-One Publishing Center without becoming expert users.

     OTHER PRODUCTS

     In addition to our proprietary products, we have entered into agreements that enable us to resell third-party software products from Bluegill, CyberSource, Informix, Interwoven, IONA Technologies, Macromedia, Net Perceptions, Oracle, Sybase and Verity. These are sublicensed to end users and either incorporated in or sold as options to our products. License revenue from these third-party products was insignificant and constituted less than 2% of total software product license revenues in each of the years ended December 31, 1996, 1997 and 1998 and approximately 4% in the six months ended June 30, 1999.

PRODUCT DEVELOPMENT

     We believe that our future success will depend in large part on our ability to enhance the BroadVision One-To-One product suite, develop new products, maintain technological leadership and satisfy an evolving range of customer requirements for large-scale interactive online relationship management applications. Our product development organization is responsible for product architecture, core technology, product testing and quality assurance, writing product user documentation and expanding the ability of BroadVision One-To-One products to operate with the leading hardware platforms, operating systems, database management systems and key electronic commerce transaction processing standards. Since inception, we have made substantial investments in product development and related activities. Certain technologies have been acquired and integrated into BroadVision One-To-One products through licensing arrangements.

     As of June 30, 1999, there were 75 employees in our product development organization. Our research and development expenses were $5.0 million in the year ended December 31, 1996, $7.4 million in the year ended December 31, 1997, $9.2 million in the year ended December 31, 1998, and $6.2 million in the six months ended June 30, 1999. To date, we have not capitalized any software development costs as products are made available for general release relatively concurrent with the establishment of technological feasibility. We expect to continue to devote substantial resources to our product development activities.

PROFESSIONAL SERVICES

     Our Worldwide Professional Services Organization provides a broad range of consulting services in support of all of our products. This organization provides business application expertise, technical know-how and product knowledge to complement our products and to provide solutions that meet customer business requirements. By using our services, customers are able to build a customized application solution to maximize the benefits of one-to-one relationship management. A summary of the professional services that we provide is as follows:

     STRATEGIC SERVICES. We provide business strategy and process consulting to assist customers in defining and planning profitable online businesses. Services include in-depth needs analysis, customer segmentation, site storyboarding and preparation of detailed plans and procedures necessary to achieve timely and successful implementation of our software products. Strategic Services consulting is generally offered on a time and materials basis.

     INTERACTIVE SERVICES. We provide technical services for development of customized BroadVision One-To-One applications, custom interfaces, data conversions and system integra-tion. These consultants participate in a wide range of activities, including requirements definition and application design, development and implementation. These consultants also provide advanced technology services focused on application development for custom objects and templates and database administration and tuning. Interactive Services consulting is generally offered on a time and materials basis.

     CONTENT AND CREATIVE SERVICES. This group specializes in content management, sourcing, workflow processes and user-interface design. The group is made up of BroadVision One-To-One product design experts and a variety of leading design houses. This unique team combines extensive interactive design and marketing experience to build effective user interfaces. Content and Creative Services consulting is generally offered on a time and materials basis.

     EDUCATION SERVICES. These services are offered to customers either at our education facilities or at the customers' locations, as either standard or customized classes. These classes are priced at either fixed daily rates or on a per-class basis.

     TECHNICAL SUPPORT. Under our standard maintenance agreement, we provide telephone support and upgrade rights to new releases (including patch releases as necessary) and product enhancements. The annual maintenance fee for these services is based upon a percentage of the then-current list price for the licensed software fee, payable annually in advance.

STRATEGIC ALLIANCES

     A significant element of our sales strategy is to engage in strategic business alliances to assist us in marketing, selling and developing customer applications. As of September 30, 1999, we have developed key strategic business alliances with over 100 systems integration, design, consulting and other services organizations throughout the world, including Andersen Consulting, ASE/Broadiant, Cambridge Technology Partners, Ernst & Young, Hewlett-Packard, Itochu, GranVia Internet, NTT Data, Security First and Sema.

     In April 1999, we announced a strategic alliance with Hewlett-Packard. Hewlett-Packard has agreed to resell and support the current BroadVision One-To-One product suite and to co-develop, sell and support integrated business-portal solutions that will act as the interface to next generation e-services for enterprise customers. Hewlett-Packard is leveraging its approximately 5,000 person global sales force to resell and support the current BroadVision One-To-One product suite. The new co-developed products are being developed to run on multiple platforms and to enable enterprise customers to deploy quickly and easily a series of advanced, personalized business-portal solutions that provide integrated commerce, marketing and customer-relationship management across Web sites, e-mail, call centers, PCs, kiosks, mobile phones and personal digital assistants.

     Additionally, we have developed key technology partnerships with leading Internet focused companies in areas complementary to our solutions, such as data analysis and reporting, enterprise application integration, enterprise Web management, call center management, voice recognition, payment processing, auctioning and XML. These technology partnerships enhance our ability to base our products on industry standards and to take advantage of current and emerging technologies. These alliances include companies such as Andromedia, BroadBase Software, Genesys Systems, Hewlett-Packard, Interwoven, Nuance Communications, Moai Technologies, OnDisplay, PaylinX, Pegasystems and Security First. Our technology partnerships support our strategy of integrating throughout the extended enterprise, from multiple touchpoints such as Nuance's voice recognition/voice response technology, to integration with enterprise applications using technology such as Active Software's ActiveWorks.

CUSTOMERS AND MARKETS

     As of September 30, 1999, we have licensed our products to over 335 end-user customers and 100 partners. As of September 30, 1999, our products were commercially deployed in over 180 live Web sites. We have targeted a number of markets that we believe to be especially conducive to one-to-one relationship management applications such as financial services, manufacturing, media and publishing, retail and distribution, technology, telecommunications, and transportation. Our primary target customers are Global 2000 organizations that are at the forefront of building innovative Internet applications to increase revenues and reduce operational costs. We also target pure-play Internet companies that have built or are building their core businesses on the Internet. In the year ended December 31, 1998, no customer accounted for more than 10% of our total revenues. During the nine months ended September 30, 1999, one customer accounted for approximately 11% of our total revenues.

     The following table sets forth a representative list of our customers organized by industry segment.

----------------------------------------------------------------------------------------
TARGET INDUSTRY               SAMPLE APPLICATIONS           SAMPLE CUSTOMERS
----------------------------------------------------------------------------------------
 Financial services and       Home banking                  Banco Santander
 insurance                    Online brokerage              Banque Cantonale de Geneve
                              Obtaining information on and  CCF France
                              selecting:                    Citigroup
                              -Loans                        Credit Suisse
                              -Mutual funds                 The Hartford
                              -Insurance                    USAA
                              -Knowledge management
----------------------------------------------------------------------------------------
 High technology and          Knowledge management          Advanced Paradigm
 manufacturing                Business-to-business          Hewlett-Packard
                              purchasing                    Macromedia
                              Business-to-consumer          Nortel Networks
                              purchasing                    Xerox
----------------------------------------------------------------------------------------
 Internet                     Electronic storefronts        chipshot.com
                                                            Mercata
                                                            Outpost.com
                                                            Pets.com
----------------------------------------------------------------------------------------
 Retail and distribution      Online shopping               Circuit City
                              Interactive catalogues        cozone.com
                                                            Hallmark Cards
                                                            The Home Depot
                                                            OfficeMax
                                                            Sears Roebuck
                                                            Wal-Mart
----------------------------------------------------------------------------------------
 Travel and leisure           Reservations                  Air Miles
                              Travel planning               American Airlines
                              Brand projection, loyalty
                              programs and affinity
                              marketing
----------------------------------------------------------------------------------------
 Telecommunications           Commerce:                     British Telecom
                              Business-to-business and      CellNet
                              business-to-consumer          SwissCom
                              Online services               Telia
                              Self-service (call centers)   TELUS
                                                            Vodafone
----------------------------------------------------------------------------------------

SALES AND MARKETING

     We market our products primarily through a direct sales organization with operations in North America, Europe and Asia/Pacific. On June 30, 1999, our direct sales organization included 109 sales representatives, managers and sales support. We have a sales office at our headquarters in Redwood City, California and have North American sales offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, Minneapolis and New York City and a sales and service office in Washington D.C. for the U.S. Federal Government. We have sales offices in London, England; Paris, France; Wanchai, Hong Kong; Munich, Germany; Milan, Italy; Tokyo, Japan; Amsterdam, The Netherlands; Wheelock Place, Singapore; and Basel, Switzerland.

     A component of our strategy is continued expansion of our international activities. We intend to broaden our presence in international markets by expanding our international sales force and by entering into additional distribution agreements. We also contract with third-party resellers, distributors and systems integrators in North America, South America, Europe and Asia. We intend to increase our use of this distribution channel.

     Initial sales activities typically include a demonstration of BroadVision One-To-One product suite capabilities at the prospect's site, followed by one or more detailed technical reviews, often presented at our headquarters. The sales process usually involves collaboration with the prospective customer in order to specify the scope of the application. Our professional services organization typically plays a key role in helping customers to design, and then develop, their applications.

     Our marketing efforts are targeted at:

     - product strategy development and product management;

     - building market awareness through press and analysts;

     - producing and maintaining marketing information and sales tools;

     - generating and developing customer leads; and

     - sourcing and managing relationships with systems integrators, value-added resellers, creative design and advertising agencies and technology partners.

     As of June 30, 1999, 40 employees were engaged in a variety of marketing activities, including preparing marketing research, product planning and collateral marketing materials, managing press coverage and other public relations, identifying potential customers, attending trade shows, seminars and conferences, establishing and maintaining close relationships with recognized industry analysts and maintaining our Web site.

COMPETITION

     The market for one-to-one relationship management applications is rapidly evolving and intensely competitive. We expect competition to persist and intensify in the future. Our primary competition currently includes the following:

     - in-house development efforts by prospective customers or partners;

     - other vendors of application software or application development platforms and tools directed at interactive commerce and financial services, like ATG, InterWorld, Open Market and Vignette;

     - Web content developers that develop custom software or integrate other application software into custom solutions;

     - International Business Machines; and

     - Microsoft.

The principal competitive factors affecting the market for our products are:

     - depth and breadth of functionality offered;

     - ease of application development;

     - time required for application development;

     - reliance on industry standards;

     - product reliability;

     - proven track record;

     - scalability;

     - maintainability;

     - personalization and other features;

     - product quality;

     - price; and

     - customer support.

We believe that we presently compete favorably with respect to each of these factors. However, our market is still evolving, and we cannot assure you that we will be able to compete successfully with current or future competitors.

TECHNOLOGY

     We believe that the technical demands of interactive one-to-one relationship management on the Internet require an architectural design that is standards based, open, interoperable and flexible. We have designed our current product suite as a modular, component based architectural solution for building dynamic, scalable and extensible Internet applications. By emphasizing reusable methods, separation of application logic, business rules and data, and adherence to open standards, the BroadVision One-To-One product suite provides an efficient architecture for customers and partners to build, modify, and control applications, as well as to integrate them with external business systems. We believe this architecture also provides a robust foundation on which we can rapidly develop new products.

     We believe our advanced technology enables the delivery of robust, scalable and innovative one-to-one relationship management solutions into the market faster and at a lower cost than alternatives. Our technology consists of the following key elements:

     ADHERENCE TO INDUSTRY STANDARDS

     Adherence to industry standards protects a customer's investment by providing compatibility with existing applications, enabling ease of modification and reducing the need for software to be rewritten. We have invested substantially in developing our architecture to comply with CORBA, a standard for applications software design and development widely adopted in the commercial software industry. Applications that are CORBA-compliant can run on either single computers with one or more processors or across large networks, allow replication and relocation of object servers to improve system performance, are platform independent, and have strongly defined application programming interfaces through the use of the Interface Definition Language specified by CORBA.

     We are also strongly committed to Java and Java-based technologies such as Enterprise Java Beans, and our application templates are written in JavaScript. Most of our programs are written in C++ and Java, widely accepted standard programming languages for developing object-oriented applications. In addition to CORBA, C++ and Java, we use other widely accepted standards in developing our products, including SQL (Structured Query Language) for accessing relational database management systems, CGI (Common Gateway Interface) and HTTP (Hypertext Transfer Protocol) for Internet access, NSAPI (Netscape Application Programming Interface) for access to Netscape's Internet servers, SSL (Secure Socket Layer) for secure transmissions over networks and the RC2 and MD5 encryption algorithms supplied by RSA. Our application products can be operated in conjunction with relational database management systems provided by Informix, Microsoft, Oracle and Sybase.

     N-TIER ARCHITECTURE

     Our application products utilize a modular, N-tier architecture that logically separates application presentation, business rules and data. Between each of these tiers are session manager and adapters to integrate to external business systems interface technologies, described below, that establish seamless interoperability between application components. This architecture partitions applications across:

     - A front-end tier that manages the application presentation and interface to Web site visitors;

     - Application engine tiers that manage the one-to-one life cycle activities -- community, profiling, targeting and transactions -- and the business rules that define the interactive characteristics and behavior of one-to-one relationship management applications. This layer utilizes a lightweight component model, which can be distributed across multiple logical and physical processors, thus enabling the N-tier design of the application; and

     - A back-end tier that integrates underlying database management systems with external business systems that perform specialized relationship management functions.

     SESSION MANAGER

     We have developed proprietary "session manager" technology designed to manage the high volume of dynamic interactions that occur in online sessions between many concurrent Web site visitors and a relationship management application. The session manager enables three key activities:

     - Maintaining user profile information between visitors and sites so that each current and future interaction can trigger a response appropriate to the objectives of both visitor and site provider;

     - Interpreting application objects and templates in real time and retrieving profile data and business rules to dynamically generate HTML code that tailors content, Web pages and interactions to the needs and interests of individual Web site visitors; and

     - Enabling application scalability by allowing Web site providers to add additional software processes or hardware processors to their Web systems to support more concurrent Web site visitors without incurring performance degradation or additional overhead in application maintenance.

     COMPONENTS AND APPLICATION TEMPLATES

     We believe that the costs and time associated with Internet application development and maintenance can be substantially reduced with our technology for object-oriented application development. This technology consists primarily of customizable components and application templates. Utilized in combination with our structured development methodology, these technologies are designed to help customers and partners create libraries of reusable program components that increase application quality and reduce cost and time-to-market of new and maintained applications. In addition, application templates, written in JavaScript, enable business managers to define and implement business rules through the BroadVision One-To-One Command Center on a real-time basis. Our consultants currently use these technologies to develop application solutions for customers, and our Education Services Group offers training classes to customers and partners on the use of components and application templates.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     Our success and ability to compete are dependent to a significant degree on our proprietary technology. We rely on a combination of patent, copyright, trademark, service mark, trade secret laws and contractual restrictions to protect our proprietary rights in products and services. We hold a patent issued on January 20, 1998 to us, covering certain elements of our BroadVision One-To-One Enterprise product. This patent is the subject of a lawsuit described in "Risk Factors -- Our success and competitive position depends on our ability to protect our proprietary technology." We have registered "BroadVision" and "BroadVision One-To-One" as trademarks in the United States. We cannot assure you that the steps taken by us will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable.

     In addition, litigation like the lawsuit against ATG may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. We also cannot guarantee that infringement or other claims will not be asserted or prosecuted against us in the future whether resulting from our intellectual property or licenses from third parties. Such claims or litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could harm our business.

     We rely upon certain software that we license from third parties, including relational database management systems from Oracle and Sybase, object request broker software from IONA Technologies, database access technology from Rogue Wave Software and other software that is integrated with internally developed software and used in our software to perform key functions. In this regard, all of our services incorporate data encryption and authentication technology licensed from RSA. There can also be no assurance that our third-party technology licenses will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain any of these technology licenses could result in delays in introduction of our products and services until equivalent technology, if available, is identified, licensed and integrated, which could have a material adverse effect on our business.

EMPLOYEES

     As of June 30, 1999, we employed a total of 358 full-time employees, of whom 291 are based in the United States, 50 in Europe and 17 in Asia. 149 of these full-time employees are in sales and marketing, 75 are in product development, 93 are in professional services and client support, and 41 are in finance, administration and operations. We employed 271 full-time employees as of December 31, 1998, 188 full-time employees as of December 31, 1997 and 148 full-time employees as of December 31, 1996.

     We believe that our future success depends on attracting and retaining highly skilled personnel. Competition for such personnel is intense, and we cannot assure you that we will continue to be able to attract and retain high-caliber employees.

     Our employees are not represented by any collective bargaining unit. We have never experienced a work stoppage and consider our employee relations to be good.

FACILITIES

     Our principal administration, research and development, sales, consulting and support facilities are located in Redwood City, California, where we occupy approximately 60,000 square feet pursuant to a lease that expires in 2007. In the year ended December 31, 1998, our rent for this facility was $1.1 million. During March 1999, we entered into a lease agreement through December 2007 for an additional 55,000 square feet of office space adjacent to our corporate headquarters building in Redwood City, California. Our European headquarters are located in Bottmingen, Switzerland, where we lease approximately 2,282 square feet.

     We also rent space in various cities to support our sales and field support activities, including Irvine, CA; Hare Hatch, England; Courbevoie, France; Koln, Germany; Munchen, Germany; Atlanta, GA; Wanchai, Hong Kong; Schaumburg, IL; Tokyo, Japan; Burlington, MA; Bethesda, MD; Amersfoort, The Netherlands; New York, NY; Wheelock Place, Singapore; Madrid, Spain; Dallas, TX; and McLean, VA. We believe that our existing facilities are adequate to meet our needs for the foreseeable future.

SUBSIDIARIES

     The following is a list of our wholly owned subsidiaries and their registered addresses:

     - BroadVision U.K., Ltd., organized under the laws of England and Wales and whose registered address is Hare Hatch Grange, Bath Road, Hare Hatch, Berkshire, RG10 9SA, United Kingdom.

     - BroadVision France S.A., organized under the laws of France and whose registered address is 3 rue Houssaye, 75008, Paris, France.

     - BroadVision Deutschland GmbH, organized under the laws of Germany and whose registered address is Prinzregentenstrasse 20, 80538 Munchen, Germany.

     - BroadVision Asia Pacific Ltd., organized under the Companies Ordinance of Hong Kong and whose registered address is Room 3203, 32/Fl Central Plaza, 18 Harbour Road, Wanchai, Hong Kong.

     - BroadVision Srl, organized under the laws of Italy and whose registered address is Via Conservatorio 22, 20122 Milano, Italy.

     - BroadVision B.V., organized under the laws of The Netherlands and whose registered address is Huizermaatweg 530, 1276 LM Huizen, The Netherlands.

     - BroadVision Singapore PTE. LTD., organized under the laws of Singapore and whose registered office is 16 Raffles Quay #23-01, Hong Leong Building, Singapore 048681.

     - BroadVision Switzerland, A.G., organized under the laws of Switzerland and whose registered address is Fiechthagstrasse 4, 4103 Bottmingen, Switzerland.

LEGAL PROCEEDINGS

     On December 11, 1998, we filed a lawsuit against ATG in the Northern District of California. The complaint alleges that ATG is infringing our U.S. Patent No. 5,710,887 and seeks injunctive relief and unspecified damages. On February 3, 1999, ATG filed an answer and counterclaim against us in which ATG seeks judgment for non-infringement and invalidity of the patent. Trial is set for October 16, 2000. While the outcome of this lawsuit cannot be predicted with certainty, we currently expect that this lawsuit will not materially adversely affect our business. See "Risk Factors -- Our success and competitive position depends on our ability to protect our proprietary technology" for a description of the risks associated with this lawsuit.

     We are not a party to any other litigation or arbitration proceedings that would have, or during the last two fiscal years have had, a material effect on our business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

     The following table sets forth certain information regarding our directors, executive officers and key personnel as of September 30, 1999.

               NAME                 AGE                          POSITION
               ----                 ---                          --------
Pehong Chen.......................  41    Chairman of the Board, Chief Executive Officer and
                                          President
Randall C. Bolten.................  47    Chief Financial Officer and Vice President, Operations
Clark W. Catelain.................  52    Vice President, Engineering
Eric J. Golin.....................  39    Vice President, Chief Technology Officer
Michael A. Kennedy................  36    Vice President of Global Strategic Alliances
Giuseppe Kobayashi................  43    Vice President and General Manager of Asia/Pacific
                                          Operations
Francois Stieger..................  50    Vice President and General Manager of European
                                          Operations
James W. Thanos...................  51    Vice President and General Manager, Americas
Perry W. Thorndyke................  50    Vice President, Business Development
Sandra J. Vaughan.................  34    Vice President, Marketing
Kenneth L. Guernsey...............  47    Secretary
David L. Anderson(1)(2)...........  55    Director
Yogen K. Dalal(1)(2)..............  49    Director
Todd A. Garrett...................  52    Director
Koh Boon Hwee(2)..................  48    Director
Carl Pascarella...................  46    Director

-------------------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     PEHONG CHEN has served as our Chairman of the Board, Chief Executive Officer and President since our incorporation in May 1993. From 1992 to 1993, Dr. Chen served as the Vice President of Multimedia Technology at Sybase, a supplier of client-server software products. Dr. Chen founded and, from 1989 to 1992, served as President of Gain Technology, a provider of multimedia applications development systems, which was acquired by Sybase. He received a B.S. in Computer Science from National Taiwan University, an M.S. in Computer Science from Indiana University and a Ph.D. in Computer Science from the University of California at Berkeley.

     RANDALL C. BOLTEN has served as our Chief Financial Officer and Vice President, Operations, since September 1995. From 1994 to 1995, Mr. Bolten served as a financial consultant to various entrepreneurial enterprises. From 1992 to 1994, Mr. Bolten served as Chief Financial Officer of BioCad Corporation, a supplier of drug discovery software products. From 1990 to 1992, Mr. Bolten served as Chief Financial Officer, Business Development Unit and then Vice President, Finance of Teknekron, a company engaged in the management of various high technology companies. He received an A.B. in Economics from Princeton University and an M.B.A. from Stanford University.

     CLARK W. CATELAIN has served as our Vice President, Engineering, since June 1995. From 1989 to May 1995, Mr. Catelain served as the Senior Vice President, Engineering of Gupta, a supplier of client-server database products. Mr. Catelain received a B.S. in Mathematics and Computer Science from Purdue University.

     ERIC J. GOLIN has served as our Vice President, Chief Technology Officer since June 1999. From September 1997 to June 1999, Dr. Golin served as our Vice President of Worldwide

Professional Services. From September 1994 to September 1997, Dr. Golin served as our Senior Architecture Engineer and later as Senior Director, Engineering. From September 1993 to September 1994, Dr. Golin was a principal architect for OpenVision Technology. From September 1989 to September 1993, Dr. Golin was Assistant Professor of Computer Science at the University of Illinois at Urbana-Champaign. Dr. Golin received an B.S., M.S. and a Ph.D. in Computer Science from Brown University.

     MICHAEL A. KENNEDY has served as our Vice President, Global Strategic Alliances, since September 1997. From September 1995 to August 1997, Mr. Kennedy served as Senior Director, Marketing. From August 1993 to August 1995, Mr. Kennedy served as Director, New Media Business Development for Oracle, supplier of database software. From December 1989 to July 1993, Mr. Kennedy served as Senior Product Marketing Manager for Oracle. Mr. Kennedy received a B.S. in Computer Science from the Aberdeen University, Scotland.

     GIUSEPPE KOBAYASHI has served as our Vice President and General Manager of Asia/Pacific Operations since January 1995. From 1994 to the present, Mr. Kobayashi has also served as consultant to Wind River Systems, a supplier of software development systems. During 1993, Mr. Kobayashi was General Manager, Japan Operations, Gain Group at Sybase. During 1992, Mr. Kobayashi was General Manager of Operations at Gain Technology. From 1990 to 1992, Mr. Kobayashi served as Managing Director of Asia Pacific Operations at Teradata, a supplier of database software. Mr. Kobayashi holds a B.S. in Computer Science from the University of San Francisco.

     FRANCOIS STIEGER has served as our Vice President and General Manager of European Operations since January 1996. From July 1994 to December 1995, Mr. Stieger was employed as Senior Vice President, Europe and Middle East, for OpenVision Technologies, a supplier of distributed systems management products and services. From 1993 to 1994, Mr. Stieger served as Vice President, Europe of the Gain Division of Sybase. From 1987 to 1992, Mr. Stieger served as Vice President, Europe, Central and Southern region of Oracle, a supplier of relational database software. Mr. Stieger holds a Diplome Universitaire De Technologie in Mathematics and Mechanics from the University of Strasbourg.

     JAMES W. THANOS has served as our Vice President and General Manager, Americas since January 1998. From January 1995 to January 1998, Mr. Thanos served as Vice President of North American Operations of Aurum Software, a sales force automation company. From May 1994 to January 1995, Mr. Thanos served as Vice President of Sales of Digital Equipment Corporation. From January 1993 to December 1994, Mr. Thanos served as Vice President of Sales of Harvest Software, an optical character recognition software company. From December 1988 to January 1993, Mr. Thanos served as Vice President of Sales Operations of Metaphor, a decision support software company. Mr. Thanos holds a B.A. in International Relations from Johns Hopkins University.

     PERRY W. THORNDYKE has served as our Vice President, Business Development since May 1998. From July 1997 to May 1998, Dr. Thorndyke served as our Vice President, Marketing. From August 1996 to July 1997, Dr. Thorndyke served as our Vice President, Business and Channel Development. From February 1995 to January 1996, Dr. Thorndyke served as a management consultant to the Vice President, Marketing for Quintus, a supplier of client/server solutions for customer information management. From February 1994 to January 1995, Dr. Thorndyke served as an management consultant on technology strategy for customer information management systems to independent software vendors and user organizations. From May 1992 to January 1994, Dr. Thorndyke served as Vice President and Division Manager for retail banking systems at Wells Fargo Bank. From 1990 to May 1992, Dr. Thorndyke served as Director of Marketing and Business Development at Metaphor Computer Systems, a supplier of client-server software applications for PC-based support decision products. Dr. Thorndyke received a B.A. in Computer and Information Sciences from Yale University and a Ph.D. in Cognitive Psychology from Stanford University.

     SANDRA J. VAUGHAN has served as our Vice President, Marketing since May 1998. From June 1996 to April 1998, Ms. Vaughan served as Senior Director and later as our Vice President, Corporate Marketing. From 1993 to 1996, Ms. Vaughan served as Group Director, North America Field Marketing of Sybase. From 1989 to 1993, Ms. Vaughan served as Director, Customer Programs of Oracle. Ms. Vaughan received a B.S. in Managerial Economics from the University of California, Davis.

     KENNETH L. GUERNSEY has served as our Secretary since May 1995. From 1988 to the present, Mr. Guernsey has been a partner in the law firm of Cooley Godward LLP, where he served as Managing Partner from April 1990 to October 1996. Mr. Guernsey received a B.S. in Mathematics and an M.B.A. and a J.D. from the University of California, Los Angeles.

     DAVID L. ANDERSON has served as one of our directors since November 1993. Since 1974, Mr. Anderson has been a managing director of Sutter Hill Ventures, a venture capital investment firm. Mr. Anderson currently serves on the board of directors of Cytel, Dionex and Molecular Devices. He holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard University.

     YOGEN K. DALAL has served as one of our directors since November 1993. He joined Mayfield Fund, a venture capital investment firm, in September 1991 and has been a general partner of several venture capital funds affiliated with Mayfield Fund since November 1992. Dr. Dalal holds a B.S. in Electrical Engineering from the India Institute of Technology, Bombay, and an M.S. and a Ph.D. in Electrical Engineering and Computer Science from Stanford University.

     TODD A. GARRETT has served as one of our directors since January 1999. Since 1985, Mr. Garrett has held various key executive positions with Proctor & Gamble, including Vice President, Asia-Pacific, Vice President, U.S. Beauty Care, Group President, President of Worldwide Strategic Planning, Beauty Care Products and Senior Vice President. Since October 1996, he has served as Chief Information Officer of Proctor & Gamble. Mr. Garrett holds a B.A. in Psychology/Sociology from the University of Rochester and an M.B.A. from Xavier University.

     KOH BOON HWEE has served as one of our directors since February 1996. Since 1991, Mr. Koh has been Executive Chairman of the Wuthelam Group of Companies, a diversified Singapore company with subsidiaries engaged in, among other things, real estate development, hotel management and high technology. Since 1992, he has also served as Chairman of the Board of Singapore Telecommunications. Mr. Koh currently serves on the Board of Directors of Excel Machine Tools, Raffles Medical Group and Qad. Mr. Koh holds a B.S. in Mechanical Engineering from the University of London and an M.B.A. from Harvard University.

     CARL PASCARELLA has served as one of our directors since September 1997. Since August 1993, Mr. Pascarella has been President and Chief Executive Officer of Visa USA. From January 1983 to August 1993, he was Assistant Chief General Manager of the Asia-Pacific region of Visa USA. Before joining Visa USA, Mr. Pascarella was Vice President of the International Division of Crocker National Bank. He also served as Vice President of Metropolitan Bank at BankersTrust. Mr. Pascarella holds a B.A. in Business Administration from the University of Buffalo and an M.B.A. from Harvard University.

     Each of our directors may be contacted at 585 Broadway, Redwood City, California 94063.

     Our board of directors is responsible for managing us in accordance with the provisions of our Restated Certificate, Restated Bylaws and applicable law. The number of directors on our board of directors is established by the board of directors, with the number currently set at six. Of these six members, one member, Pehong Chen, is also one of our executive officers.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Directors currently do not receive any cash compensation from us for their services as members of the board of directors although they are reimbursed for their expenses in connection with attendance at board and committee meetings.

     To date we have granted each of our non-employee directors an option to purchase between 150,000 and 240,000 shares of our common stock. The options were granted to each non-employer director upon the later of the closing of our initial public offering or his election as a director. We may grant our non-employee directors additional options in the future. To date in 1999, the only non-employee director who has been granted an option is Mr. Garrett who was granted a stock option to purchase 240,000 shares of our common stock at an exercise price of $10.17 per share. The option vests 25% on the one-year anniversary of the vesting commencement date and monthly thereafter over a three-year period.

     The aggregate cash remuneration paid to our executive officers in fiscal year 1998 was approximately $2.0 million. See "Principal Stockholders" for a description of the options held by our directors and executive officers that are exercisable within 60 days of September 30, 1999.

DIRECTORS' INTERESTS

     The beneficial ownership of our common stock by each of our directors is disclosed in the "Principal Stockholders" table.

     We have not granted any loans or provided any guarantees for the benefit of any director.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of September 30, 1999 by (1) each of our directors; (2) our Chief Executive Officer and our four other most highly compensated executive officers for the fiscal year ended December 31, 1998; (3) all of our executive officers and directors as a group; and (4) each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

                                                                                PERCENTAGE OF
                                                                                   SHARES
                                                                             BENEFICIALLY OWNED
                                                          NUMBER OF         ---------------------
                                                     SHARES BENEFICIALLY    PRIOR TO    AFTER THE
                       NAME                               OWNED(1)          OFFERING    OFFERING
                       ----                          -------------------    --------    ---------
Pehong Chen(2).....................................      19,125,000           23.8%       23.0%
c/o BroadVision, Inc.
  585 Broadway
  Redwood City, CA 94063
GeoCapital Corp....................................       5,346,300            6.9         6.7
  767 Fifth Ave. 45th Floor
  New York, NY 10153
Pilgrim Baxter & Associates........................       3,894,900            5.0         4.9
  825 Duportail Road
  Wayne, PA 19087
David L. Anderson(3)...............................         764,430              *           *
Randall C. Bolten(4)...............................         615,075              *           *
Clark W. Catelain(5)...............................         551,100              *           *
Koh Boon Hwee(6)...................................         567,324              *           *
Sandra J. Vaughan(7)...............................         319,149              *           *
Yogen K. Dalal(8)..................................         246,567              *           *
Todd A. Garrett(9).................................         240,000              *           *
Carl Pascarella(10)................................         150,000              *           *
All directors and executive officers as a group (9
  persons)(11).....................................      22,578,645           27.6%       26.7%

-------------------------
  *  Less than one percent

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 77,440,986 shares outstanding on September 30, 1999 and 80,140,986 shares of common stock outstanding after the completion of this offering, adjusted as required by rules promulgated by the Commission and assuming no exercise of the underwriters' over-allotment option. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within 60 days are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. See Note 7 of Notes to Consolidated Financial Statements. The balance of our outstanding shares of common stock are held by the general public, including stockholders and employee-stockholders owning less than 5% of our outstanding shares.

 (2) Includes 3,000,000 shares of common stock issuable upon the exercise of a stock option exercisable within 60 days of September 30, 1999, subject to repurchase of unvested shares. Excludes 900,000 shares of common stock held in trust by independent trustees for the benefit of Dr. Chen's children.

 (3) Includes 379,338 shares of common stock held in a retirement trust over which Mr. Anderson exercises voting and investing power. Includes 109,257 shares of common stock owned by Anvest L.P., over which Mr. Anderson exercises voting and investing power. Mr. Anderson disclaims beneficial ownership of the shares of common stock held by the other persons and entities associated with Sutter Hill, except to the extent of his pecuniary interest therein. Includes 150,000 shares of common stock issuable upon the exercise of a stock option exercisable within 60 days of September 30, 1999, subject to repurchase of unvested shares.

 (4) Includes 344,505 shares of common stock held in trust by Mr. Bolten and his wife for their benefit and 106,719 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of September 30, 1999, subject to repurchase of unvested shares.

 (5) Includes 287,700 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of September 30, 1999, subject to repurchase of unvested shares.

 (6) Includes 180,000 shares of common stock held by Seven Seas Group Ltd., in which Mr. Koh holds a controlling interest, and 150,000 shares of common stock issuable upon the exercise of a stock option exercisable within 60 days of September 30, 1999, subject to repurchase of unvested shares.

 (7) Includes 270,999 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of September 30, 1999, subject to repurchase of unvested shares.

 (8) Includes 86,199 shares of common stock held in a family trust over which Mr. Dalal exercises voting and investing power. Includes 7,500 shares of common stock held in a retirement trust over which Mr. Dalal exercises voting and investing power, 150,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of September 30, 1999, subject to repurchase of unvested shares.

 (9) Includes 240,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of September 30, 1999, subject to repurchase of unvested shares.

(10) Includes 150,000 shares of common stock issuable upon the exercise of a stock option exercisable within 60 days of September 30, 1999, subject to repurchase of unvested shares.

(11) Includes the information contained in the notes above, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

CORPORATE INFORMATION

     We were incorporated in Delaware in May 1993 and our fiscal year is on a calendar year basis. Our principal executive offices are located at 585 Broadway, Redwood City, California 94063, and our telephone number in the United States is (650) 261-5100. Our Web site is located at http://www.broadvision.com. Information contained in our Web site shall not be deemed to be a part of this prospectus. Our corporate purpose, as set forth in our Restated Certificate, is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

DEVELOPMENT OF COMMON STOCK

     Since we amended and restated our Certificate of Incorporation on June 26, 1996 and through October 5, 1999, our authorized capital stock consisted of 50,000,000 pre-split shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. On September 30, 1999, we announced a three for one stock split in the form of a two for one stock dividend that was paid on October 25, 1999 to all stockholders of record as of October 11, 1999. Primarily to accommodate this stock split, on October 5, 1999, we amended our Certificate of Incorporation to increase our authorized capital stock to 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Unless stated otherwise, the information contained in this prospectus reflects the stock split. All of our issued shares are in registered (non-bearer) form.

     Upon the closing of our initial public offering in June 1996, we had 58,857,312 shares of common stock outstanding. Since that time and as of October 29, 1999, we have issued the following additional shares of common stock: (i) 1,080,000 shares pursuant to the exercise of the underwriters' over-allotment option in connection with our initial public offering; (ii) 5,145,989 (net of repurchases) shares upon the exercise of outstanding options; (iii) 1,964,271 shares pursuant to our 1996 Employee Stock Purchase Plan; (iv) 200,127 shares pursuant to the exercise of outstanding warrants; (v) 10,367,550 shares pursuant to a follow-on offering of our common stock that closed in March 1998; and (vi) 369,003 shares to Security First pursuant to our strategic alliance in October 1998.

     As of October 29, 1999 there were 77,984,252 shares of common stock outstanding held of record by approximately 267 stockholders. We do not own any treasury shares.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution, or winding up of the company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Pursuant to the Restated Certificate, the board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights and the qualifications, limitations, or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion, or other rights that could impair the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. There are no shares of preferred stock outstanding and we have no current plans to issue any of the preferred stock.

WARRANTS

     As of October 29, 1999, we had outstanding warrants to purchase 55,101 shares of common stock at a weighted average exercise price of approximately $2.83 per share. The warrants, which expire in June 2002 and February 2007, contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrants under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, and consolidations.

OPTIONS

     As of October 29, 1999, options to purchase a total of 12,406,730 shares of common stock were outstanding under our Equity Incentive Plan, and 2,237,954 shares of common stock were available for grant under the Equity Incentive Plan. As of October 29, 1999, we had issued options for 5,173,026 shares of common stock outside of the Equity Incentive Plan to non-officer employees. Options are generally exercisable for 10 years from their date of grant, subject to vesting requirements.

EMPLOYEE STOCK PURCHASE PLAN

     As of October 29, 1999, we had 1,485,693 shares reserved for future issuance under the Employee Stock Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock equivalent to a percentage of the employee's earnings, not to exceed 15%, at a price equal to 85% of the fair market value of the common stock at dates specified by the board of directors as specified in the Purchase Plan. Under the Purchase Plan, we issued 684,000 shares to employees in the year ended December 31, 1998.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF CHARTER DOCUMENTS AND DELAWARE LAW

     CHARTER DOCUMENTS

     The Restated Certificate and Restated Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company, including the following:

     - the Restated Certificate provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing;

     - the Restated Bylaws provide that special meetings of the stockholders may be called only by the Chairman of the board of directors, the Chief Executive Officer, the board of directors pursuant to a resolution adopted by the board of directors or by the holders of not less than 10% of the outstanding voting stock;

     - the Restated Certificate does not include a provision for cumulative voting for directors whereby a minority stockholder holding a sufficient percentage of a class of shares could ensure the election of one or more directors; and

     - the Restated Bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates or election as directors and stockholder proposals.

     DELAWARE TAKEOVER STATUTE

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior, did own 15% or more of the corporation's voting stock.

STOCKHOLDER MEETINGS

     The Restated Certificate provides that stockholders may not take action by written consent but only at duly called annual or special meetings of stockholders.

     The Restated Bylaws provide that stockholder meetings shall be held at the place, either within or without the State of Delaware, date and time as may be designated by the board of directors. If the board of directors does not designate a place, the meetings shall be held at our principal place of business. The annual meeting of stockholders for the election of directors and for other business as may properly be brought before it shall be held on the date and time as set forth in the notice of meeting.

     Special meetings of the stockholders may be called at any time for any purpose by the Chairman of the board of directors, the Chief Executive Officer, a majority of the board of directors or the holders of shares of not less than 10% of the outstanding voting stock. Special meeting shall be held at the place, date and time as designated by the board of directors and specified in the notice of meeting.

NOTICE OF MEETINGS

     Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. The notices of all meetings shall state the place, date and hour of the meeting. The notice of a special meeting shall state, in addition, the purpose for which the meeting is called.

RECORD DATE

     Except as otherwise provided by law, only those persons in whose names shares stand on our stock records on the record date shall be entitled to vote at any meeting of stockholders. The record date shall be as set forth in the notice of meeting.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS NOMINATIONS

     Stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing to our Secretary. To be timely, a notice must be delivered to or mailed and received at our principal executive offices not later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year's annual meeting. However, if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, to be timely, a notice must be received not earlier than the 90th day nor later than the 60th day prior to the annual meeting, provided that if less than 70 days prior public announcement of the meeting date is made, notice must be received not later than the 10th day following the date on which notice of the meeting date is publicly announced.

AUTHORIZED BUT UNISSUED SHARES

     As of October 29, 1999, we had 422,015,748 shares of authorized but unissued common stock and 10,000,000 shares of authorized but unissued preferred stock. Our authorized but unissued shares are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

STOCK CERTIFICATES

     Stockholders are entitled to certificates, in the form as may be prescribed by our Restated Certificate and by law, certifying the number and class of shares owned by the stockholder. Each certificate shall be signed by, or in our name by, the Chairman of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary.

LISTING

     Our common stock is approved for quotation on the Nasdaq National Market under the symbol "BVSN." As of November 1, 1999, our common stock has been listed on the Neuer Markt segment of the Frankfurt Stock Exchange under the symbol "BDN," with trading expected to commence on November 3, 1999.

TRANSFER AGENT AND REGISTRAR

     American Securities Transfer Incorporated has been appointed as the transfer agent and registrar for the common stock. Its telephone number in the United States is (800) 962-4284.

PAYING AND DEPOSITARY AGENTS; NOTICES

     In addition to our Secretary, Commerzbank Aktiengesellschaft and its branches will serve as paying and depositary agents with respect to the deposit of shares of our common stock in order to exercise the right to attend a stockholders' meeting and all other measures regarding common stock that may be taken free of charge when presenting a share certificate.

     Stockholder notices will be published in one German national newspaper approved for official notices by the Frankfurt Stock Exchange.

TRANSFERABILITY, DELIVERABILITY AND CLEARING

     Except as otherwise established by agreement and subject to applicable law, shares may be transferred on our books by the surrender to us or to our transfer agent, of the certificate representing such shares properly endorsed and with such proof of authority or the authenticity of signature as we or our transfer agent may reasonably require.

     Shares of our common stock traded on the Neuer Markt will be represented by a book-entry position credited to The Depository Trust Company, or DTC, who will hold these shares for Deutsche Borse Clearing AG, or DBC. On or about November 8, 1999, the book-entry position representing shares of our common stock traded on the Neuer Markt will be credited to DTC. Shares of our common stock are expected to be accepted for clearance through DTC. Shares of our common stock may be credited at the option of Neuer Markt investors either to a German bank's DBC account or to the accounts of participants with DBC.

     The German securities identification number or WKN of our common stock is 901 599. The international securities identification number or ISIN of our common stock is US 111 4121023. The CUSIP number of our common stock is 111412 10 2.

                                 LEGAL MATTERS

     The validity of the shares of common stock we are offering under this prospectus will be passed upon for us by our counsel, Cooley Godward LLP, San Francisco, California and certain other legal matters will be passed upon for us by our counsel, Hengeler Mueller Weitzel Wirtz, Frankfurt, Germany. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California and Deringer Tessin Herrmann & Sedemund, Frankfurt, Germany.

                                    EXPERTS

     Our consolidated balance sheets as of December 31, 1996, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, have been included in the registration statement in reliance upon the report of KPMG LLP, 500 East Middlefield Road, Mountain View, California 94043, independent auditors and upon the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act we file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Reports, proxy statements and other information that we file electronically with the Commission are available at the Commission's Web site at http://www.sec.gov. The common stock is listed on the Nasdaq National Market, and reports, proxy statements and other information concerning us may also be inspected at the offices of the National Association of Securities Dealers, Inc. 1735 K. Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the common stock we are offering under this prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. The registration statement may be inspected without charge at the Securities and Exchange Commission's principal office at 450 Fifth Street, Washington D.C. 20549, and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by us with the Commission and are incorporated herein by reference:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     3. Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as amended;

     4. Proxy Statement for our 1999 Annual Meeting;

     5. Proxy Statement for our 1999 Special Meeting; and

     6. The description of the common stock contained in our Registration Statement on Form 8-A.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     This prospectus incorporates documents by reference that are not presented in the prospectus or delivered with the prospectus. We will provide without charge to each person to whom this prospectus has been delivered, and who so requests, a copy of any and all of the documents referred to above that have been or may be incorporated by reference into this prospectus and deemed to be part of the prospectus. We will not provide exhibits to such requested documents unless the exhibits are specifically incorporated by reference in such documents. You should direct any requests to Corporate Secretary, BroadVision, Inc., 585 Broadway, Redwood City, California 94063, telephone number in the United States (650) 261-5100.

                               BROADVISION, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
BroadVision, Inc.:

     We have audited the accompanying consolidated balance sheets of BroadVision, Inc. and subsidiaries as of December 31, 1996, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BroadVision, Inc. and subsidiaries as of December 31, 1996, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Mountain View, California
January 26, 1999, except as to
  Note 10 which is as of
  October 11, 1999

                       BROADVISION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            DECEMBER 31,
                                                   ------------------------------    JUNE 30,
                                                     1996       1997       1998        1999
                                                   --------   --------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash, and cash equivalents.....................  $ 17,608   $  8,277   $ 61,878    $ 53,735
  Restricted cash................................        --      1,400         --          --
  Short-term investments, restricted in 1997.....     2,112        796         --      18,823
  Accounts receivable, less allowance for
     doubtful accounts of $191, $671, $788 and
     $1,018 for December 31, 1996, 1997 and 1998
     and June 30, 1999, respectively.............     3,332      8,783     15,361      21,479
  Prepaids and other.............................       317        566      3,589       3,820
                                                   --------   --------   --------    --------
          Total current assets...................    23,369     19,822     80,828      97,857
Property and equipment, net......................     3,024      6,467      8,034       9,978
Long-term investments............................        --         --     11,546      28,286
Other assets.....................................       321        250      1,154       1,077
                                                   --------   --------   --------    --------
          Total assets...........................  $ 26,714   $ 26,539   $101,562    $137,198
                                                   ========   ========   ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $    958   $  1,863   $  2,243    $  3,336
  Accrued expenses...............................     2,526      2,168      4,933       7,312
  Unearned revenue...............................       409        532      1,918       3,298
  Deferred maintenance...........................       924      2,552      6,157      10,165
  Current portion of capital lease obligations...       294        773        709         547
  Current portion of long-term debt..............        --        449        548         548
                                                   --------   --------   --------    --------
          Total current liabilities..............     5,111      8,337     16,508      25,206
Capital lease obligations........................       495        803        270          16
Long-term debt...................................        --      2,202      2,924       2,600
Deferred income taxes............................        --         --         --         529
Other liabilities................................        92         76         51          35
                                                   --------   --------   --------    --------
          Total liabilities......................     5,698     11,418     19,753      28,386
                                                   --------   --------   --------    --------
Commitments
Stockholders' equity:
  Convertible preferred stock, $0.0001 par value;
     10,000 shares authorized; none issued and
     outstanding.................................        --         --         --          --
  Common stock, $0.0001 par value; 500,000 shares
     authorized; 59,724, 61,029, 74,388 and
     76,525 shares issued and outstanding at
     December 31, 1996, 1997 and 1998 and June
     30, 1999, respectively......................         6          6          7           8
  Additional paid-in capital.....................    39,312     40,362     98,762     109,301
  Deferred compensation..........................    (2,033)    (1,605)      (555)       (389)
  Accumulated other comprehensive income.........        --         --      3,198      13,243
  Accumulated deficit............................   (16,269)   (23,642)   (19,603)    (13,351)
                                                   --------   --------   --------    --------
          Total stockholders' equity.............    21,016     15,121     81,809     108,812
                                                   --------   --------   --------    --------
          Total liabilities and stockholders'
            equity...............................  $ 26,714   $ 26,539   $101,562    $137,198
                                                   ========   ========   ========    ========

See accompanying notes to consolidated financial statements

                       BROADVISION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         SIX MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,            JUNE 30,
                                      ------------------------------    ------------------
                                        1996       1997       1998       1998       1999
                                      --------    -------    -------    -------    -------
                                                                           (UNAUDITED)
Revenues:
  Software licenses.................  $  7,464    $18,973    $36,067    $15,297    $28,267
  Services..........................     3,418      8,132     14,844      6,167     13,673
                                      --------    -------    -------    -------    -------
          Total revenues............    10,882     27,105     50,911     21,464     41,940
Cost of revenues:
  Cost of license revenues..........       330      1,664      1,001        400      1,784
  Cost of service revenues..........     2,164      4,284      8,704      3,711      7,945
                                      --------    -------    -------    -------    -------
          Total cost of revenues....     2,494      5,948      9,705      4,111      9,729
                                      --------    -------    -------    -------    -------
          Gross profit..............     8,388     21,157     41,206     17,353     32,211
Operating expenses:
  Research and development..........     4,985      7,392      9,227      4,083      6,169
  Sales and marketing...............    12,066     18,413     26,269     12,104     17,684
  General and administrative........     2,034      2,990      3,786      1,585      2,882
                                      --------    -------    -------    -------    -------
          Total operating
            expenses................    19,085     28,795     39,282     17,772     26,735
                                      --------    -------    -------    -------    -------
          Operating income (loss)...   (10,697)    (7,638)     1,924       (419)     5,476
Other income, net...................       552        265      2,036        613      1,110
                                      --------    -------    -------    -------    -------
          Income (loss) before
            income taxes............   (10,145)    (7,373)     3,960        194      6,586
Income tax benefit (expense)........        --         --         79         --       (334)
                                      --------    -------    -------    -------    -------
          Net income (loss).........  $(10,145)   $(7,373)   $ 4,039    $   194    $ 6,252
                                      ========    =======    =======    =======    =======
Basic earnings (loss) per share.....  $  (0.18)   $ (0.12)   $  0.06    $    --    $  0.08
                                      ========    =======    =======    =======    =======
Diluted earnings (loss) per share...  $  (0.18)   $ (0.12)   $  0.05    $    --    $  0.07
                                      ========    =======    =======    =======    =======
Shares used in computing basic
  earnings (loss) per share.........    56,445     60,624     70,038     66,732     74,658
                                      ========    =======    =======    =======    =======
Shares used in computing diluted
  earnings (loss) per share.........    56,445     60,624     76,959     74,457     83,838
                                      ========    =======    =======    =======    =======

See accompanying notes to consolidated financial statements

                       BROADVISION, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       CONVERTIBLE                                                      ACCUMULATED
                                     PREFERRED STOCK      COMMON STOCK     ADDITIONAL                      OTHER
                                     ----------------   ----------------    PAID-IN       DEFERRED     COMPREHENSIVE   ACCUMULATED
                                     SHARES    AMOUNT   SHARES    AMOUNT    CAPITAL     COMPENSATION      INCOME         DEFICIT
                                     -------   ------   -------   ------   ----------   ------------   -------------   -----------
Balances as of December 31, 1995...   25,803    $ 3      18,924     $2      $ 11,409      $(1,036)        $    --       $ (6,124)
Net loss and comprehensive loss....       --     --          --     --            --           --              --        (10,145)
Issuance of Series C convertible
 preferred ($0.67 per share).......        9     --          --     --             6           --              --             --
Issuance of Series E convertible
 preferred ($2.67 per share).......    1,902     --          --     --         5,055           --              --             --
Conversion of Series A, B, C and E
 preferred to common stock.........  (27,714)    (3)     27,774      3            --           --              --             --
Issuance of common stock from
 public offering, net of costs.....       --     --      10,080      1        20,754           --              --             --
Issuance of stock under employee
 stock purchase plan...............       --     --          --     --           394           --              --             --
Issuance of common stock from
 exercise of options...............       --     --       3,336     --           205           --              --             --
Common stock repurchased...........       --     --        (390)    --           (21)          --              --             --
Deferred compensation on stock
 options...........................       --     --          --     --         1,510       (1,510)             --             --
Amortization of deferred
 compensation......................       --     --          --     --            --          513              --             --
                                     -------    ---     -------     --      --------      -------         -------       --------
Balances as of December 31, 1996...       --     --      59,724      6        39,312       (2,033)             --        (16,269)
Net loss and comprehensive loss....       --     --          --     --            --           --              --         (7,373)
Issuance of stock under employee
 stock purchase plan...............       --     --         726     --           979           --              --             --
Issuance of common stock from
 exercise of options...............       --     --         765     --            81           --              --             --
Common stock repurchased...........       --     --        (186)    --           (10)          --              --             --
Amortization of deferred
 compensation......................       --     --          --     --            --          428              --             --
                                     -------    ---     -------     --      --------      -------         -------       --------
Balances as of December 31, 1997...       --     --      61,029      6        40,362       (1,605)             --        (23,642)
Comprehensive income:
 Net income........................                                                                                        4,039
 Unrealized gain on equity
   securities......................                                                                         3,198
       Total comprehensive
        income.....................
Issuance of common stock from
 public offering, net of costs.....       --     --      10,368      1        53,744           --              --             --
Issuance of common stock for
 long-term investments.............       --     --         369     --         1,322           --              --             --
Issuance of common stock from
 exercise of warrants..............       --     --          87     --            --           --              --             --
Issuance of stock under employee
 stock purchase plan...............       --     --         684     --         1,599           --              --             --
Issuance of common stock from
 exercise of options...............       --     --       1,899     --         2,190           --              --             --
Common stock repurchased...........       --     --         (48)    --            (2)          --              --             --
Deferred compensation forfeited due
 to voluntary terminations.........       --     --          --     --          (693)         693              --             --
Deferred compensation on stock
 options...........................       --     --          --     --           240         (240)             --             --
Amortization of deferred
 compensation......................       --     --          --     --            --          597              --             --
                                     -------    ---     -------     --      --------      -------         -------       --------
Balances as of December 31, 1998...       --     --      74,388      7        98,762         (555)          3,198        (19,603)
Comprehensive income:
 Net income (unaudited)............                                                                                        6,252
 Unrealized gain on equity
   securities (unaudited)..........                                                                        10,045
       Total comprehensive income
        (unaudited)................
Issuance of common stock under
 employee stock purchase plan
 (unaudited).......................       --     --         471     --         1,709           --              --             --
Issuance of common stock from
 exercise of options (unaudited)...       --     --       1,666      1         2,663           --              --             --
Income tax benefits from stock
 options exercised (unaudited).....       --     --          --     --         6,167           --              --             --
Amortization of deferred
 compensation (unaudited)..........       --     --          --     --            --          166              --             --
                                     -------    ---     -------     --      --------      -------         -------       --------
Balances as of June 30, 1999
 (unaudited).......................       --    $--      76,525     $8      $109,301      $  (389)        $13,243       $(13,351)
                                     =======    ===     =======     ==      ========      =======         =======       ========


                                                         TOTAL
                                     COMPREHENSIVE   STOCKHOLDERS'
                                     INCOME (LOSS)      EQUITY
                                     -------------   -------------
Balances as of December 31, 1995...                    $  4,254
Net loss and comprehensive loss....    $(10,145)        (10,145)
                                       ========
Issuance of Series C convertible
 preferred ($0.67 per share).......                           6
Issuance of Series E convertible
 preferred ($2.67 per share).......                       5,055
Conversion of Series A, B, C and E
 preferred to common stock.........                          --
Issuance of common stock from
 public offering, net of costs.....                      20,755
Issuance of stock under employee
 stock purchase plan...............                         394
Issuance of common stock from
 exercise of options...............                         205
Common stock repurchased...........                         (21)
Deferred compensation on stock
 options...........................                          --
Amortization of deferred
 compensation......................                         513
                                                       --------
Balances as of December 31, 1996...                      21,016
Net loss and comprehensive loss....    $ (7,373)         (7,373)
                                       ========
Issuance of stock under employee
 stock purchase plan...............                         979
Issuance of common stock from
 exercise of options...............                          81
Common stock repurchased...........                         (10)
Amortization of deferred
 compensation......................                         428
                                                       --------
Balances as of December 31, 1997...                      15,121
Comprehensive income:
 Net income........................    $  4,039           4,039
 Unrealized gain on equity
   securities......................       3,198           3,198
                                       --------
       Total comprehensive
        income.....................    $  7,237
                                       ========
Issuance of common stock from
 public offering, net of costs.....                      53,745
Issuance of common stock for
 long-term investments.............                       1,322
Issuance of common stock from
 exercise of warrants..............                          --
Issuance of stock under employee
 stock purchase plan...............                       1,599
Issuance of common stock from
 exercise of options...............                       2,190
Common stock repurchased...........                          (2)
Deferred compensation forfeited due
 to voluntary terminations.........                          --
Deferred compensation on stock
 options...........................                          --
Amortization of deferred
 compensation......................                         597
                                                       --------
Balances as of December 31, 1998...                      81,809
Comprehensive income:
 Net income (unaudited)............    $  6,252           6,252
 Unrealized gain on equity
   securities (unaudited)..........      10,045          10,045
                                       --------
       Total comprehensive income
        (unaudited)................    $ 16,297
                                       ========
Issuance of common stock under
 employee stock purchase plan
 (unaudited).......................                       1,709
Issuance of common stock from
 exercise of options (unaudited)...                       2,664
Income tax benefits from stock
 options exercised (unaudited).....                       6,167
Amortization of deferred
 compensation (unaudited)..........                         166
                                                       --------
Balances as of June 30, 1999
 (unaudited).......................                    $108,812
                                                       ========

                       BROADVISION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               SIX MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,            JUNE 30,
                                                            ------------------------------    -------------------
                                                              1996       1997       1998       1998        1999
                                                            --------    -------    -------    -------    --------
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).........................................  $(10,145)   $(7,373)   $ 4,039    $   194    $  6,252
  Adjustments to reconcile net income (loss) to net cash
    provided by (used for) operating activities:
    Depreciation and amortization.........................       753      1,613      2,947      1,316       1,921
    Amortization of deferred compensation.................       513        428        597        180         166
    Provision for doubtful accounts and returns...........       196        515        458        283         230
    Revenue resulting from non-monetary transactions......        --         --     (2,917)    (1,031)         --
    Amortization of prepaid royalties.....................        --         --        250         --         167
  Changes in operating assets and liabilities:
    Accounts receivable...................................      (917)    (5,966)    (7,036)      (541)     (6,348)
    Prepaid expenses and other............................      (536)      (194)    (2,716)      (514)       (246)
    Accounts payable and accrued expenses.................     2,996        547      3,145        348       3,472
    Unearned revenue and deferred maintenance.............    (1,238)     1,751      2,633        419       5,388
                                                            --------    -------    -------    -------    --------
        Net cash provided by (used for) operating
          activities......................................    (8,378)    (8,679)     1,400        654      11,002
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment......................    (2,529)    (4,878)    (4,198)    (2,074)     (3,865)
  Purchase of long-term investments.......................        --         --     (3,000)    (1,500)         --
  Increase in other assets................................        --         --       (237)      (139)        (90)
  Purchase of short-term investments......................    (2,112)      (796)        --         --     (18,823)
  Maturity of short-term investments......................       196      2,112        796        796          --
                                                            --------    -------    -------    -------    --------
        Net cash used for investing activities............    (4,445)    (3,562)    (6,639)    (2,917)    (22,778)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale/leaseback............................        --        987         --         --          --
  Net change in restricted cash...........................        --     (1,400)     1,400      1,400          --
  Proceeds from borrowings, net...........................        --      2,651        821      1,095        (324)
  Payments on capital lease obligations...................      (274)      (378)      (913)      (425)       (416)
  Proceeds from issuance of common stock, net.............    21,333      1,050     57,532     55,455       4,373
  Proceeds from issuance of preferred stock...............     5,061         --         --         --          --
                                                            --------    -------    -------    -------    --------
        Net cash provided by financing activities.........    26,120      2,910     58,840     57,525       3,633
Net increase (decrease) in cash and cash equivalents......    13,297     (9,331)    53,601     55,262      (8,143)
Cash and cash equivalents, beginning of period............     4,311     17,608      8,277      8,277      61,878
                                                            --------    -------    -------    -------    --------
Cash and cash equivalents, end of period..................  $ 17,608    $ 8,277    $61,878    $63,539    $ 53,735
                                                            ========    =======    =======    =======    ========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest..................................  $     86    $   108    $   394    $   172    $    177
  Cash paid for income taxes..............................        66        156        428         84         431
  Prepaids and other assets acquired through non-monetary
    transactions..........................................        --         --      1,250         --          --
  Investments acquired through non-monetary
    transactions..........................................        --         --      4,025      1,250          --
  Unearned revenue and deferred maintenance from non-
    monetary transactions.................................        --         --      2,358        219          --
  Equipment acquired under capital leases.................       380      1,165        316        215          --
  Long-term investment acquired in exchange for common
    stock.................................................        --         --      1,322         --          --
  Deferred compensation on stock options..................     1,510         --        240         --          --
  Deferred compensation forfeited due to voluntary
    terminations..........................................        --         --        693        693          --
  Net unrealized gain on long-term investments............        --         --      3,198         --      10,045
  Contributed capital -- income tax benefit from stock
    option exercises......................................        --         --         --         --       6,167

See accompanying notes to consolidated financial statements.

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     BroadVision, Inc. (the "Company") develops, markets and supports application software solutions for one-to-one relationship management across the extended enterprise. These solutions enable businesses to use the Internet as a platform to conduct electronic commerce, offer online customer self-service and support, deliver targeted information and provide online financial services. Each of these capabilities can be provided to all constituents of the extended enterprise, including: customers, suppliers, partners, distributors and employees. The BroadVision One-To-One product suite allows businesses to tailor Web site content to the needs and interests of individual users by personalizing each visit on a real-time basis. The Company's applications interactively capture Web site visitor profile information, organize the enterprise's content, target that content to each visitor based on easily constructed business rules and execute transactions.

BASIS OF PRESENTATION AND USE OF ESTIMATES

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain assumptions and estimates that affect reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company's revenue recognition policies are in accordance with Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended by SOP 98-4, which was adopted by the Company effective January 1, 1998. There was no material change to the Company's accounting for revenues as a result of the adoption of SOP 97-2, as amended. In general, software license revenues are recognized when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is considered probable; professional services revenues are recognized as such services are performed; and maintenance revenues, including revenues bundled with software agreements which entitle the customers to technical support and future unspecified enhancements to the Company's products, are deferred and recognized ratably over the related contract period, generally twelve months. Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. The determination of fair value is based on objective evidence which is specific to the Company. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

     The Company records unearned revenue for software arrangements when cash has been received from the customer and the arrangement does not qualify for revenue recognition under

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

the Company's revenue recognition policy. The Company records accounts receivable for software arrangements when the arrangement qualifies for revenue recognition and cash or other consideration has not been received from the customer.

     In December 1998, AcSEC issued SOP 98-9 Software Revenue Recognition, With Respect to Certain Transactions, which requires recognition of revenue using the "residual method" in a multiple-element arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method", the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. The Company does not expect a material change to its accounting for revenues as a result of the provisions of SOP 98-9.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

     Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility in the form of a working model has been established at which time such costs are capitalized, subject to recoverability. Products are made available for limited release, concurrent with the achievement of technological feasibility. Accordingly, software development costs incurred subsequent to the establishment of technological feasibility have not been significant, and the Company has not capitalized any software development costs to date.

PREPAID ROYALTIES

     Prepaid royalties relating to purchased software to be incorporated and sold with the Company's software products are amortized as a cost of revenue either on a straight-line basis over the remaining term of the royalty agreement or on the basis of projected product revenues, whichever results in greater amortization.

CASH EQUIVALENTS

     The Company considers all debt securities with remaining maturities of three months or less at the date of purchase to be cash equivalents. The Company's cash equivalents consisted of the following (in thousands):

                                                          DECEMBER 31,
                                                  ----------------------------     JUNE 30,
                                                   1996       1997      1998         1999
                                                  -------    ------    -------    -----------
                                                                                  (UNAUDITED)
Money market funds..............................       --    $7,708    $48,900      $30,790
Commercial paper................................  $16,729        --     11,000       19,991
                                                  -------    ------    -------      -------
                                                  $16,729    $7,708    $59,900      $50,781
                                                  =======    ======    =======      =======

SHORT-TERM INVESTMENTS

     The Company's short-term investments consisted primarily of debt securities. They have been classified as available-for-sale and carried at amortized cost which approximates fair value. As of December 31, 1996, short-term investments consisted principally of commercial paper. As of December 31, 1997, short-term investments consisted of a one-year certificate of deposit maintained with the Company's commercial bank as a guarantee for a standby letter of credit

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

issued by the bank in favor of the Company's landlord. As of June 30, 1999, short-term investments consisted of $8,694,000 of debt securities with maturities of approximately one year and $10,129,000 of mutual bond funds.

CONCENTRATIONS OF CREDIT RISK

     Financial assets that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, short-term investments, and trade accounts receivable. The Company's cash, cash equivalents and short-term investments are held with a commercial bank. The Company markets and sells its products throughout the world and performs ongoing credit evaluations of its customers. The Company generally does not require collateral on accounts receivable as the majority of its customers are large, well-established companies. The Company maintains reserves for potential credit losses but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash equivalents, short-term investments, accounts receivable, accounts payable and debt. The Company does not have any derivative financial instruments. The Company believes the reported carrying amounts of its financial instruments approximates fair value, based upon the short maturity of cash equivalents, short-term investments, accounts receivable and payable, and based on the current rates available to the Company on similar debt issues.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives (two to five years). Leasehold improvements are amortized over the corresponding lease term or their estimated useful lives, whichever is shorter.

     The Company evaluates long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment exceeds its fair market value.

LONG-TERM INVESTMENTS

     As of December 31, 1998 and June 30, 1999, the Company's long-term investments consisted of investments in nonmarketable equity securities and an investment in marketable equity securities. The Company currently has no plans or intentions to dispose of the investments within one year of June 30, 1999. Accordingly, the investments have been classified as long term. The Company accounts for its investments in nonmarketable equity securities based on the cost method as the Company does not have the ability to significantly influence the operating and financial policies of the investees. Any decline in value, which is other than a temporary decline, is charged immediately to earnings in the period in which the impairment occurs. The carrying value of the investments in nonmarketable equity securities amounted to

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

$3,000,000 at December 31, 1998. The Company classifies its investment in marketable equity securities as available for sale. Accordingly, the investment is recorded at its fair value with any unrealized gains or losses reported as accumulated other comprehensive income in stockholders' equity and changes in the unrealized gain or loss are reported as other comprehensive income. Any decline in value, which is other than a temporary decline, is charged immediately to earnings in the period in which the impairment occurs. As of December 31, 1998, the Company's investment in marketable equity securities had a fair value of $8,546,000, a cost basis of $5,348,000, and an unrealized gain of $3,198,000. As of June 30, 1999, the Company's investment in marketable equity securities had a fair value of $25,286,000, a cost basis of $5,348,000, and an unrealized gain of $19,938,000.

INCOME TAXES

     The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are established to recognize the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which temporary differences are expected to be recovered or settled. The effects on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EMPLOYEE STOCK OPTION AND PURCHASE PLANS

     The Company accounts for employee stock-based awards in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Pursuant to Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation, the Company discloses the pro forma effects of using the fair value method of accounting for stock-based compensation arrangements.

PER SHARE INFORMATION

     Basic earnings (loss) per share is computed using the weighted-average number of shares of common stock outstanding. Diluted earnings (loss) per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, common equivalent shares from outstanding stock options and warrants using the treasury stock method.

     Excluded from the computation of diluted earnings per share for the year ended December 31, 1996, are options to acquire 4,566,000 shares of Common Stock with a weighted-average exercise price of $0.38 and warrants to acquire 39,000 shares of Common Stock with a weighted-average exercise price of $0.67 because their effects would be anti-dilutive. Excluded from the computation of diluted earnings per share for the year ended December 31, 1997, are options to acquire 11,106,000 shares of Common Stock with a weighted-average exercise price of $1.47 and warrants to acquire 281,250 shares of Common Stock with a weighted-average

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

exercise price of $2.05 because their effects would be anti-dilutive. The following table sets forth the basic and diluted earnings (loss) per share computational data for the periods presented.

                                                                         SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,          JUNE 30,
                                        ------------------------------   -----------------
                                          1996       1997       1998      1998      1999
                                        --------    -------    -------   -------   -------
                                                                            (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income (loss) for basic and
diluted earnings (loss) per share.....  $(10,145)   $(7,373)   $ 4,039   $   194   $ 6,252
                                        ========    =======    =======   =======   =======
Weighted-average common shares
  outstanding utilized for basic
  earnings (loss) per share...........    56,445     60,624     70,038    66,732    74,658
Weighted-average common equivalent
  shares outstanding:
     Employee common stock options....        --(1)      --(1)   6,864     7,506     9,090
     Common stock warrant.............        --(1)      --(1)      57       219        90
                                        --------    -------    -------   -------   -------
       Total weighted-average common
          and common equivalent shares
          outstanding utilized for
          diluted earnings (loss) per
          share.......................    56,445     60,624     76,959    74,457    83,838
                                        ========    =======    =======   =======   =======
Basic earnings (loss) per share.......  $  (0.18)   $ (0.12)   $  0.06   $    --   $  0.08
                                        ========    =======    =======   =======   =======
Diluted earnings (loss) per share.....  $  (0.18)   $ (0.12)   $  0.05   $    --   $  0.07
                                        ========    =======    =======   =======   =======

---------------
(1) The Company incurred a net loss for the indicated period. Accordingly, common equivalent shares are excluded from the diluted loss per share calculation because they are antidilutive.

FOREIGN CURRENCY TRANSACTIONS

     The functional currency of the Company's foreign subsidiaries is the U.S. dollar. Resulting foreign exchange gains and losses are included in the consolidated results of operations and, to date, have not been significant.

COMPREHENSIVE INCOME (LOSS)

     The Company adopted SFAS No. 130, Reporting Comprehensive Income effective January 1, 1998. SFAS No. 130 establishes standards for the reporting and disclosure of comprehensive income (loss) and its components. Comprehensive income (loss) includes all changes in equity during a period except those resulting from investments by or distributions to owners.

     The Company did not have any significant components of other comprehensive loss for the years ended December 31, 1996 and 1997 and, thus, the comprehensive loss is the same as net loss for those periods. Comprehensive income for the year ended December 31, 1998 was $7,237,000. The Company's only component of accumulated other comprehensive income and other comprehensive income as of and for the year ended December 31, 1998, and as of and for the six months ended June 30, 1999, related to the unrealized gain on available-for-sale

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

investments. As a result of unrecognized tax benefits represented by a valuation allowance for deferred tax assets, no incremental tax effects were attributed to unrealized gain for the year ended December 31, 1998. Accordingly, the unrealized gain is the same on a pre-tax and net of tax basis. The unrealized gain on available-for-sale investments for the six months ended June 30, 1999, has been reported net of taxes in the amount of $6,695,000.

RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform to the current period presentation.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of June 30, 1999, and the results of its operation and its cash flows for the six-month periods ended June 30, 1998 and 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Accordingly, the Company will adopt SFAS No. 133 beginning on January 1, 2001. SFAS No. 133, as amended, establishes standards for the accounting and reporting of derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, entities are required to carry all derivative instruments at fair value on their balance sheets. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging activity and the underlying purpose for it. The Company does not believe that the adoption of SFAS No. 133 will have a significant impact on the Company's consolidated financial statements or related disclosures.

NOTE 2 -- PROPERTY AND EQUIPMENT (IN THOUSANDS):

                                                          DECEMBER 31,
                                                   ---------------------------     JUNE 30,
                                                    1996      1997       1998        1999
                                                   ------    -------    ------    -----------
                                                                                  (UNAUDITED)
Furniture and fixtures...........................  $  539    $   636    $1,001      $ 1,164
Computer and software............................   3,210      5,458     8,662       12,263
Leasehold improvements...........................     138      2,780     3,725        3,827
                                                   ------    -------    ------      -------
                                                    3,887      8,874    13,388       17,254
Less accumulated depreciation and amortization...    (863)    (2,407)   (5,354)      (7,276)
                                                   ------    -------    ------      -------
                                                   $3,024    $ 6,467    $8,034      $ 9,978
                                                   ======    =======    ======      =======

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

     As of December 31, 1996, 1997 and 1998, and June 30, 1999, leased equipment totaled approximately $1,105,000, $2,256,000, $2,572,000, and $2,572,000,
respectively. Accumulated amortization for leased equipment totaled approximately $355,000, $927,000, $1,750,000, and $2,070,000 as of December 31,
1996, 1997 and 1998, and June 30, 1999, respectively.

NOTE 3 -- ACCRUED EXPENSES (IN THOUSANDS):

                                                             DECEMBER 31,
                                                       ------------------------    JUNE 30,
                                                        1996     1997     1998       1999
                                                       ------   ------   ------   -----------
                                                                                  (UNAUDITED)
Employee benefits....................................  $  254   $  420   $  678     $1,008
Commissions and bonuses..............................     696      833    2,013      2,526
Taxes payable........................................     129      366      785      1,173
Other................................................   1,447      549    1,457      2,605
                                                       ------   ------   ------     ------
                                                       $2,526   $2,168   $4,933     $7,312
                                                       ======   ======   ======     ======

NOTE 4 -- DEBT

     As of December 31, 1998, and June 30, 1999, the Company has a credit facility with a commercial lender which included outstanding borrowings of $3,472,000 and $3,148,000, respectively, under a note payable. Borrowings bear interest at the bank's prime rate (7.75% as of December 31, 1998 and June 30, 1999). Principal and interest is due in consecutive monthly payments through maturity based on the term of the facility. Principal payments of $548,000 are due annually from 1999 through 2004 with a final payment of $183,000 due in 2005. Available credit under the Company's credit facilities include a term debt credit facility of $1,000,000 and a revolving line of credit that provides for up to $2,300,000 of total borrowings (based on eligible accounts receivable).

     During the six months ended June 30, 1999, the Company's commercial lender increased its term debt and revolving line of credit facilities to provide for total borrowings of up to $3,000,000 and $5,000,000, respectively. As of December 31, 1998 and June 30, 1999, the Company has outstanding commitments totaling $2,196,000 and $2,822,000, respectively, in the form of standby letters of credit under its revolving line of credit facility (see Note 6).

     The credit facility includes covenants which impose certain restrictions on the payment of dividends and other distributions and requires the Company to maintain monthly financial covenants, including a minimum quick ratio, tangible net worth ratio and minimum cash reserves. The minimum cash reserves covenant is replaced with a minimum debt service coverage ratio upon six consecutive quarters of profitability. Borrowings are collateralized by a security interest in substantially all of the Company's owned assets. The Company was in compliance with all of its financial covenants as of December 31, 1998 and June 30, 1999.

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

NOTE 5 -- INCOME TAXES

     Income before taxes includes losses from foreign operations of approximately $986,000, $1,567,000 and $2,906,000, for the years ended December 31, 1996, 1997 and 1998, respectively. The components of income tax expense (benefit) are as follows (in thousands):

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1996       1997       1998
                                                              -------    -------    ------
Current:
  Federal...................................................  $    --    $    --    $  192
  State.....................................................       --         --        13
  Foreign...................................................       --         --       416
                                                              -------    -------    ------
          Total current.....................................  $    --    $    --    $  621
Deferred:
  Federal...................................................       --         --      (600)
  State.....................................................       --         --      (100)
                                                              -------    -------    ------
          Total deferred....................................  $    --    $    --    $ (700)
                                                              -------    -------    ------
                                                              $    --    $    --    $  (79)
                                                              =======    =======    ======

     The differences between the income tax expense (benefit) computed at the federal statutory rate of 34% and the Company's actual income tax expense (benefit) for the periods presented are as follows (in thousands):

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1996       1997       1998
                                                              -------    -------    ------
Expected income tax expense.................................  $(3,449)   $(2,507)   $1,346
State income taxes, net of federal tax benefit..............       --         --       (58)
Foreign taxes...............................................       --         --       416
Alternative minimum tax.....................................       --         --        97
Utilization of net operating loss carryforwards.............       --         --    (2,471)
Decrease in beginning of year valuation allowance...........                          (600)
Foreign losses not benefited................................       --         --       988
Net operating losses not benefited..........................    3,449      2,507        --
Other.......................................................       --         --       203
                                                              -------    -------    ------
Income tax benefit..........................................  $    --    $    --    $  (79)
                                                              =======    =======    ======

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

     The individual components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                              DECEMBER 31,
                                                      -----------------------------
                                                       1996       1997       1998
                                                      -------    -------    -------
Deferred tax assets:
  Depreciation and amortization.....................  $   175    $   401    $   766
  Accrued liabilities...............................      403        887        723
  Capitalized research and development..............      531      1,024        721
  Net operating losses..............................    5,093      6,408      6,737
  Tax credits.......................................      431      1,258      2,180
                                                      -------    -------    -------
       Total deferred tax assets....................    6,633      9,978     11,127
  Less valuation allowance..........................   (6,633)    (9,978)    (9,153)
                                                      -------    -------    -------
                                                           --         --      1,974
  Deferred tax liabilities -- unrealized gain on
     marketable securities..........................       --         --     (1,274)
                                                      -------    -------    -------
       Net deferred tax assets......................  $    --    $    --    $   700
                                                      =======    =======    =======

     The total deferred tax assets as of December 31, 1998, include approximately $1,900,000 relating to the tax benefit arising from the exercise of stock options, which will be credited to stockholders' equity when recognized in the form of a reduction of the valuation allowance. In addition, as a result of the intraperiod income tax allocation provisions of SFAS No. 109, the deferred tax liability related to the unrealized gain on marketable securities decreased the valuation allowance for the deferred tax assets and was not charged to accumulated other comprehensive income in stockholders' equity. The Company has provided a valuation allowance for a significant portion of its deferred tax assets as of December 31, 1998. The total valuation allowance decreased $825,000 from December 31, 1997 to December 31, 1998, of which $700,000 relates to a change in the beginning-of-the-year valuation allowance.

     As of December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $12,973,000 and $5,539,000, respectively, available to offset future regular and alternative minimum taxable income. In addition, the Company had federal and state research and development credit carryforwards of approximately $790,000 and $666,000, respectively, available to offset future tax liabilities.

     The Company's federal net operating loss and tax credit carryforwards expire in the years 2010 through 2012, if not utilized. The state net operating loss carryforwards expire in the years 2000 through 2002. The state research and development credits can be carried forward indefinitely. As of December 31, 1998, the Company's foreign subsidiaries had net operating loss carryforwards in foreign jurisdictions of approximately $5,400,000 that can be used to offset future foreign income. Of these losses, approximately $1,600,000 expire in the years 2001 through 2003. Approximately $3,800,000 of these losses can be carried forward indefinitely.

     Federal and state tax laws limit the use of net operating loss carryforwards in certain situations where changes occur in the stock ownership of a company. The Company believes such an ownership change, as defined, may have occurred and, accordingly, certain of the Company's federal and state net operating loss carryforwards may be limited in their annual usage.

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

NOTE 6 -- COMMITMENTS

Leases

     The Company entered into its headquarters facility lease during 1997. The Company leases this and its other facilities under noncancelable operating lease agreements expiring through the year 2007. Under the terms of the agreements, the Company is required to pay property taxes, insurance and normal maintenance costs. The Company also leases certain equipment under capital leases expiring through the year 2000.

     Subsequently, during March 1999, the Company entered into an operating lease agreement through December 2007 for an additional 55,000 square feet of office space adjacent to its corporate headquarters building in Redwood City, California with annual rental payments of approximately $1,500,000.

     A summary of future minimum lease payments is as follows (in thousands):

                                                              CAPITAL    OPERATING
                  YEAR ENDED DECEMBER 31,                     LEASES      LEASES
                  -----------------------                     -------    ---------
1999........................................................  $  849      $ 2,236
2000........................................................     330        1,734
2001........................................................      --        1,297
2002........................................................      --        1,346
2003........................................................      --        1,426
  Thereafter................................................      --        6,018
                                                              ------      -------
Total minimum lease payments................................   1,179      $14,057
                                                                          =======
Less amount representing imputed interest...................     200
                                                              ------
Present value of net minimum capital lease payments.........     979
Less current portion........................................    (709)
                                                              ------
Capital leases, excluding current portion...................  $  270
                                                              ======

     Rental expense relating to operating leases was approximately $571,000, $1,161,000, and $1,101,000 for the years ended December 31, 1996, 1997 and 1998, respectively. Total minimum sublease payments to be received in the future under noncancelable subleases total $1,093,000 through May 2000.

Standby Letter of Credit Commitments

     As of December 31, 1998, the Company had outstanding commitments in the form of two standby letters of credit. A letter for $1,400,000 was issued in favor of the Company's equipment leasing financier on November 12, 1997; with provisions for automatic annual renewals not to extend beyond April 10, 2000. A letter for $796,000 was issued in favor of the Company's corporate facility landlord to secure obligations under the Company's corporate headquarters facility lease.

     Subsequently, during March 1999, a standby letter of credit in the amount of $498,000 was issued in favor of the Company's corporate facility landlord to secure obligations relating to a lease for additional facility office space.

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

NOTE 7 -- STOCKHOLDERS' EQUITY

Convertible Preferred Stock

     All outstanding convertible preferred stock and warrants to purchase convertible preferred stock were converted to common stock and warrants to purchase common stock at the time of the Company's initial public offering in June 1996.

Warrants

     As of December 31, 1998 and June 30, 1999, there were warrants outstanding to acquire 180,000 shares of common stock at $2.83 per share related to a facilities lease. At the date these warrants were granted, the fair value of these warrants was not significant.

Common Stock

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option and stock purchase plans. Accordingly, the Company has recorded deferred compensation of $1,510,000 and $240,000 in the years ended December 31, 1996 and 1998, respectively, for the difference between the exercise price and the fair value of the common stock underlying options granted. The deferred compensation is being amortized to expense over the vesting period of the individual options, generally five years.

     As of December 31, 1998, the Company had reserved 17,925,000 shares of common stock for issuance under its Equity Incentive Plan. As of June 30, 1999, the Company has reserved 20,625,000 shares of common stock for issuance under its Equity Incentive Plan.

     Under this plan, the Board of Directors may grant incentive or nonqualified stock options at prices not less than 100% or 85%, respectively, of the fair market value of the Company's common stock, as determined by the Board of Directors, at the date of grant. The vesting of individual options may vary but in each case at least 20% of the total number of shares subject to options will become exercisable per year. These options generally expire ten years after the grant date. When an employee option is exercised prior to vesting, any unvested shares so purchased are subject to repurchase by the Company at the original purchase price of the stock upon termination of employment. The Company's right to repurchase lapses at a minimum rate of 20% per year over five years from the date the option was granted or, for new employees, the date of hire. Such right is exercisable only within 90 days following termination of employment. Approximately 48,000 unvested shares were repurchased by the Company during the year ended December 31, 1998. As of December 31, 1998 and June 30, 1999, 706,545 and 704,937 shares were subject to repurchase at a weighted-average price of $0.15 and $0.34, respectively.

     As of December 31, 1998, the Company's President and Chief Executive Officer held an option to purchase 1,500,000 shares of common stock at an exercise price of $1.33 per share. The shares subject to option vest ratably on a monthly basis over a 60-month period commencing April 1, 1995. As of December 31, 1998 and June 30, 1999, 1,101,000 and 1,250,001 shares were vested, respectively. In June 1999, the Company's President and Chief Executive Officer was granted an additional option to purchase 1,500,000 shares of common stock at an exercise price of $20.00 per share. The shares subject to the second option vest ratably on a monthly basis over a 60-month period commencing June 23, 1999.

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

     Activity in the Company's stock option plan is as follows:

                                                           YEARS ENDED DECEMBER 31,
                                        ---------------------------------------------------------------    SIX MONTHS ENDED
                                               1996                  1997                  1998              JUNE 30, 1999
                                        -------------------   -------------------   -------------------   -------------------
                                                  WEIGHTED-             WEIGHTED-             WEIGHTED-             WEIGHTED-
                                                   AVERAGE               AVERAGE               AVERAGE               AVERAGE
                                        OPTIONS   EXERCISE    OPTIONS   EXERCISE    OPTIONS   EXERCISE    OPTIONS   EXERCISE
            FIXED OPTIONS               (000'S)     PRICE     (000'S)     PRICE     (000'S)     PRICE     (000'S)     PRICE
            -------------               -------   ---------   -------   ---------   -------   ---------   -------   ---------
                                                                                                              (UNAUDITED)
Outstanding at beginning of period....   5,772      $0.04      7,179      $0.92      8,721      $1.50     10,494     $ 2.89
Granted...............................   5,547       1.33      4,038       2.23      4,764       4.56      4,533      15.35
Exercised.............................  (3,276)      0.06       (765)      0.10     (1,731)      1.21     (1,569)      1.55
Forfeited.............................    (864)      0.94     (1,731)      1.40     (1,260)      1.91       (582)      4.21
                                        ------                ------                ------                ------
Outstanding at end of period..........   7,179      $0.92      8,721      $1.50     10,494      $2.89     12,876     $ 7.38
                                        ======                ======                ======                ======
Options vested at end of period.......     927      $0.07      1,923      $0.88      2,409      $1.43      2,424     $ 2.07
                                        ======                ======                ======                ======
Weighted-average fair value of options
  granted during the period...........              $0.76                 $2.23                 $2.96                $12.95
                                                    =====                 =====                 =====                ======

     The following table summarizes stock options outstanding as of December 31, 1998:

                                                OPTIONS OUTSTANDING
                                 -------------------------------------------------           OPTIONS VESTED
                                                 WEIGHTED-AVG.                        -----------------------------
                                   NUMBER          REMAINING                            NUMBER
           RANGE OF              OUTSTANDING    CONTRACTUAL LIFE    WEIGHTED-AVG.     EXERCISABLE    WEIGHTED-AVG.
        EXERCISE PRICES            (000'S)          IN YEARS        EXERCISE PRICE      (000'S)      EXERCISE PRICE
        ---------------          -----------    ----------------    --------------    -----------    --------------
$0.02 - $1.77..................     1,938             7.15              $ 0.31           1,044           $0.22
 1.83 -  2.31..................     2,364             7.40                2.00             618            1.97
 2.33 -  2.60..................     2,286             8.25                2.47             576            2.41
 2.63 -  4.21..................     1,869             9.05                3.76             144            2.75
 4.31 -  9.27..................     2,037             9.57                6.03              27            8.06
                                   ------                                                -----
$0.02 - $9.27..................    10,494             8.25              $ 2.89           2,409           $1.43
                                   ======                                                =====

     The following table summarizes stock options outstanding as of June 30, 1999 (unaudited):

                                                OPTIONS OUTSTANDING
                                 -------------------------------------------------           OPTIONS VESTED
                                                 WEIGHTED-AVG.                        -----------------------------
                                   NUMBER          REMAINING          WEIGHTED-         NUMBER         WEIGHTED-
           RANGE OF              OUTSTANDING    CONTRACTUAL LIFE         AVG.         EXERCISABLE         AVG.
        EXERCISE PRICES            (000'S)          IN YEARS        EXERCISE PRICE      (000'S)      EXERCISE PRICE
        ---------------          -----------    ----------------    --------------    -----------    --------------
$ 0.02 - $ 2.17................     2,775             7.22              $ 1.24           1,254           $1.01
  2.21 -   3.67................     2,814             7.97                2.63             852            2.50
  3.88 -   7.96................     2,592             8.94                5.13             291            4.83
  8.00 -  14.25................     2,937             9.71               12.40              27            8.82
 17.29 -  20.00................     1,758             9.98               19.58              --              --
                                   ------                                                -----
$ 0.02 - $20.00................    12,876             8.67              $ 7.38           2,424           $2.07
                                   ======                                                =====

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

     The Company grants options outside of the Company's stock option plan. A summary of options outside of the plan is presented below:

                                                  YEARS ENDED DECEMBER 31,
                             ------------------------------------------------------------------     SIX MONTHS ENDED
                                     1996                   1997                   1998               JUNE 30, 1999
                             --------------------   --------------------   --------------------   ---------------------
                                       WEIGHTED-              WEIGHTED-              WEIGHTED-               WEIGHTED-
                                        AVERAGE                AVERAGE                AVERAGE                 AVERAGE
                             SHARES     EXERCISE    SHARES     EXERCISE    SHARES     EXERCISE     SHARES     EXERCISE
       FIXED OPTIONS         (000'S)     PRICE      (000'S)     PRICE      (000'S)     PRICE      (000'S)      PRICE
       -------------         -------   ----------   -------   ----------   -------   ----------   --------   ----------
                                                                                                       (UNAUDITED)
Outstanding at beginning of
  period...................      60      $0.07       2,133      $1.17       2,385      $1.36       2,217       $ 1.41
Granted....................   2,181       1.15         462       1.83          --         --         459        14.73
Exercised..................     (60)      0.07          --         --        (168)      0.62         (96)        2.25
Forfeited..................     (48)      0.27        (210)      0.27          --         --          --           --
                              -----                  -----                  -----                  -----
Outstanding at end of
  period...................   2,133      $1.17       2,385      $1.36       2,217      $1.41       2,580       $ 3.75
                              =====                  =====                  =====                  =====
Options vested at end of
  period...................     591      $1.45       1,185      $1.20       1,491      $1.34       1,617       $ 1.30
                              =====                  =====                  =====                  =====
Weighted-average fair value
  of options granted during
  the period...............              $0.68                  $1.83                  $  --                   $11.85
                                         =====                  =====                  =====                   ======

     The 2,217,000 and 2,580,000 options outstanding as of December 31, 1998 and June 30, 1999, respectively, have exercise prices ranging from $0.27 to $20.44 and a weighted-average contractual life of 6.22 and 5.88 years, respectively. As of December 31, 1998 and June 30, 1999, no shares were subject to repurchase.

Employee Stock Purchase Plan

     As of December 31, 1998, the Company had reserved 2,400,000 shares for issuance under the Company's Employee Stock Purchase Plan (the "Purchase Plan"). As of June 30, 1999, the Company has reserved 3,300,000 shares for issuance under the Company's Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock equivalent to a percentage of the employee's earnings, not to exceed 15%, at a price equal to 85% of the fair market value of the common stock at dates specified by the Board of Directors as provided in the Plan. Under the Purchase Plan, the Company issued 726,000, 684,000 and 471,000 shares to employees in the years ended December 31, 1997 and 1998 and in the six month period ended June 30, 1999, respectively.

     Under SFAS No. 123, compensation cost is recognized for the fair value of the employees' purchase rights, which was estimated using the Black-Scholes option pricing model with no expected dividends, an expected life of 7 months, and the following weighted-average assumptions:

                                         YEARS ENDED DECEMBER 31,
                                      ------------------------------   SIX MONTHS ENDED
                                        1996       1997       1998      JUNE 30, 1999
                                      --------   --------   --------   ----------------
                                                                         (UNAUDITED)
Risk-free interest rate.............     6.50%      5.05%      4.48%          4.82%
Volatility..........................       60%        67%       112%           104%

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

     The weighted-average fair value of the purchase rights granted in the years ended December 31, 1996, 1997, 1998, and the six month period ended June 30, 1999, was $0.87, $0.72, $1.39 and $3.24, respectively.

Pro Forma Disclosure

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with no expected dividends and the following weighted-average assumptions:

                                          YEARS ENDED DECEMBER 31,
                                      ---------------------------------   SIX MONTHS ENDED
                                        1996        1997        1998       JUNE 30, 1999
                                      ---------   ---------   ---------   ----------------
                                                                            (UNAUDITED)
Expected life.......................  5.0 years   2.8 years   3.0 years      3.7 years
Risk-free interest rate.............      6.50%       5.91%       4.70%          5.75%
Volatility..........................        60%         67%        112%           104%

     Had compensation cost for the Company's stock option plan and stock purchase plan been determined consistent with SFAS No. 123, the Company's reported net income (loss) and net income (loss) per share would have been changed to the amounts indicated below (in thousands except per share data):

                                           YEARS ENDED DECEMBER 31,
                                         ----------------------------   SIX MONTHS ENDED
                                           1996      1997      1998      JUNE 30, 1999
                                         --------   -------   -------   ----------------
                                                                          (UNAUDITED)
Net income (loss):
As reported............................  $(10,145)  $(7,373)  $ 4,039       $ 6,252
  Pro forma............................  $(11,270)  $(9,551)  $(1,885)      $(1,508)
Basic net income (loss) per share:
  As reported..........................  $  (0.18)  $ (0.12)  $  0.06       $  0.08
  Pro forma............................  $  (0.20)  $ (0.16)  $ (0.03)      $ (0.02)
Diluted net income (loss) per share:
  As reported..........................  $  (0.18)  $ (0.12)  $  0.05       $  0.07
  Pro forma............................  $  (0.20)  $ (0.16)  $ (0.03)      $ (0.02)

NOTE 8 -- EMPLOYEE BENEFIT PLAN

     In November 1994, the Company adopted a 401(k) employee retirement plan under which eligible employees may contribute up to 20% of their annual compensation, subject to a limitation of $10,000 in the year ended December 31, 1998. Employees vest immediately in their contributions and earnings thereon. The plan allows for, but does not require, Company matching contributions. As of December 31, 1998 and June 30, 1999, the Company has not made any such matching contributions.

NOTE 9 -- GEOGRAPHIC, SEGMENT AND SIGNIFICANT CUSTOMER INFORMATION

     The Company adopted the provisions of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, during 1998. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

to report is based on the way that management organizes the operating segments within the Company for making operational decisions and assessments of financial performance. The Company's chief operating decision maker is considered to be the Company's Chief Executive Officer ("CEO"). The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic region and by product for purposes of making operating decisions and assessing financial performance.

     The disaggregated financial information on a product basis reviewed by the CEO is as follows (in thousands):

                                                                             SIX MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,         JUNE 30,
                                               ---------------------------   -----------------
                                                1996      1997      1998      1998      1999
                                               -------   -------   -------   -------   -------
                                                                                (UNAUDITED)
Software licenses:
One-To-One Enterprise........................  $ 7,464   $14,479   $17,799   $ 8,354   $ 4,586
  One-To-One Packaged Solutions..............       --     4,494    18,268     6,943    23,681
Services.....................................    2,819     5,981     9,739     4,269     9,063
Maintenance..................................      599     2,151     5,105     1,898     4,610
                                               -------   -------   -------   -------   -------
  Total Company..............................  $10,882   $27,105   $50,911   $21,464   $41,940
                                               =======   =======   =======   =======   =======

     The Company sells its products and provides services worldwide through a direct sales force, independent distributors, value-added resellers, and system integrators. It currently operates in three primary regions, the Americas which includes North and South America, Europe which includes Eastern and Western Europe and the Middle East, and Asia/Pacific which includes the Pacific Rim and the Far East. Information regarding the business operations of these regions are as follows (In thousands):

                                                                             SIX MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,         JUNE 30,
                                               ---------------------------   -----------------
                                                1996      1997      1998      1998      1999
                                               -------   -------   -------   -------   -------
                                                                                (UNAUDITED)
Revenues:
Americas.....................................  $ 4,406   $12,872   $29,330   $11,815   $29,746
  Europe.....................................    3,280    10,850    16,944     6,804     7,637
  Asia/Pacific...............................    3,196     3,383     4,637     2,845     4,557
                                               -------   -------   -------   -------   -------
  Total Company..............................  $10,882   $27,105   $50,911   $21,464   $41,940
                                               =======   =======   =======   =======   =======

                                                              DECEMBER 31,
                                                      ----------------------------    JUNE 30,
                                                       1996      1997       1998        1999
                                                      -------   -------   --------   -----------
                                                                                     (UNAUDITED)
Identifiable assets:
Americas............................................  $28,093   $25,362   $ 99,343    $134,748
  Europe............................................      366       822      1,754       1,880
  Asia/Pacific......................................      471       355        465         570
                                                      -------   -------   --------    --------
  Total Company.....................................  $28,930   $26,539   $101,562    $137,198
                                                      =======   =======   ========    ========

                       BROADVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1998 AND 1999, IS UNAUDITED)

     During the year ended December 31, 1996, approximately 10% of the Company's revenues were attributable to one customer. During the year ended December 31, 1997, approximately 11% of the Company's revenues were attributable to one customer. During the year ended December 31, 1998, no customer accounted for 10% or more of the Company's revenues. During the six months ended June 30, 1999, one customer accounted for approximately 11% of the Company's total revenues.

NOTE 10 -- SUBSEQUENT EVENTS

     On October 6, 1999, the Company's Board of Directors increased the authorized shares of common stock and convertible preferred stock to 500,000,000 and 10,000,000, respectively. In addition, the Board of Directors increased the aggregate number of shares of common stock available to be issued under the Company's Equity Incentive Plan by 3,000,000 shares.

     On October 11, 1999, the Company effected a three-for-one stock split of its common stock in the form of a stock dividend. Stockholders of record on October 11, 1999, will receive two additional shares of common stock for each share held on that date. The shares are to be distributed on October 25, 1999. The accompanying consolidated financial statements have been retroactively restated to give effect to the stock split.

                                  UNDERWRITING

     BroadVision and the underwriters for the U.S. offering (the "U.S. Underwriters") named below have entered into an underwriting agreement with respect to the shares being offered in the United States. Subject to certain conditions, each U.S. Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., BancBoston Robertson Stephens Inc., ABN AMRO Incorporated, Banc of America Securities LLC, Commerzbank Capital Markets Corporation and Friedman, Billings, Ramsey & Co., Inc. are the representatives of the U.S. Underwriters.

                   U.S. Underwriters                      Number of Shares
                   -----------------                     ------------------
Goldman, Sachs & Co. ..................................         360,000
BancBoston Robertson Stephens Inc. ....................         360,000
ABN AMRO Incorporated..................................         120,000
Banc of America Securities LLC.........................         120,000
Commerzbank Capital Markets Corporation................          60,000
Friedman, Billings, Ramsey & Co., Inc..................          60,000
Bear, Stearns & Co. Inc. ..............................          30,000
Dain Rauscher Wessels,
  a division of Dain Rauscher Incorporated.............          30,000
Deutsche Bank Securities Inc. .........................          30,000
First Union Securities, Inc. ..........................          30,000
Kaufman Bros., L.P. ...................................          30,000
Legg Mason Wood Walker, Incorporated...................          30,000
Prudential Securities Incorporated.....................          30,000
SG Cowen Securities Corporation........................          30,000
SoundView Technology Group, Inc. ......................          30,000
                                                             ----------
          Total........................................       1,350,000
                                                             ==========

                             ----------------------

     If the U.S. Underwriters sell more shares than the total number set forth in the table above, the U.S. Underwriters have an option to buy up to an additional 202,500 shares from BroadVision to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the U.S. Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the U.S. Underwriters by BroadVision. Such amounts are shown assuming both no exercise and full exercise of the U.S. Underwriters' option to purchase additional shares.

                                                                   Paid by BroadVision
                                                                   -------------------
                                                              No Exercise     Full Exercise
                                                              ------------    --------------
Per Share...................................................   $     3.51       $     3.51
Total.......................................................   $4,738,500       $5,449,275

     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $2.09 per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

     BroadVision has entered into an underwriting agreement with the underwriters for the sale of 1,350,000 shares outside of the United States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. Goldman, Sachs & Co. oHG, BancBoston Robertson Stephens International Ltd., ABN AMRO Rothschild, Bank of America International Limited and Commerzbank Aktiengesellschaft are representatives of the underwriters for the international offering outside of the United States (the "International Underwriters"). BroadVision has granted the International Underwriters a similar option to purchase up to an aggregate of an additional 202,500 shares. Shares sold by the International Underwriters will be priced in euros. The initial price to public set forth on the cover of this prospectus will be translated into euros at the rate of $1.00 = E1.0506, the noon buying rate in The City of New York for cable transfers in foreign currencies certified by the Federal Reserve Bank of New York for customs purposes (the "Noon Buying Rate").

     The underwriters for both of the offerings have entered into an agreement in which they have agreed to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The underwriters also have agreed that they may sell shares among each of the underwriting groups.

     BroadVision and holders of 22,578,645 shares of the common stock have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans, or shares issued in connection with certain acquisitions or in conjunction with an agreement involving a technical manufacturing or marketing collaboration, provided that such shares (i) do not represent, in the aggregate, more than 15% of BroadVision's then outstanding shares of stock, (ii) are issued in a transaction not requiring registration under the Act and (iii) are subject to these same share transfer restrictions. In addition, BroadVision and its Chief Executive Officer, who holds an aggregate of 19,125,000 shares of common stock, have agreed to a lock-up with the Deutsche Borse AG, pursuant to the rules of admission of the Neuer Markt. Pursuant to this lock-up, BroadVision and its Chief Executive Officer may not, for a period of six months from the date of commencement of trading on the Neuer Markt, offer or sell shares of the Company's common stock, or take other measures economically equivalent to a sale of the common stock. Deutsche Borse AG may grant exemptions from this lock-up under certain circumstances.

     In connection with the offerings, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offerings are in progress.

     The U.S. underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market and on the Neuer Markt of the Frankfurt Stock Exchange, in the over-the-counter market or otherwise.

     BroadVision estimates that its share of the total expenses for the offering, excluding underwriting discounts and commissions, will be approximately $3,275,000.

     BroadVision has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933.

     This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

                                    GLOSSARY

Browser-based Tool............   Tool that runs in any HTML browser.

C++...........................   An object-oriented platform programming
                                 language.

CGI...........................   "Common Gateway Interface" is the interface
                                 used by HTTP servers to execute a process or application in response to a request.

CORBA.........................   "Common Object Request Broker Architecture"
                                 allows applications to communicate with one another no matter where they are located or who has designed them.

Extranet......................   External internet web application for
                                 customers' partners and customers.

HTTP..........................   "HyperText Transfer Protocol" is the protocol
                                 developed for communication between browsers and web servers.

Interface Definition
Language......................   "IDL" is the language used that defines the
                                 CORBA protocol of application interfaces.

Intranet......................   Internal internet web application for
                                 customers' employees and internal users.

Java..........................   An object-oriented platform neutral programming
                                 language developed by Sun Microsystems.

JavaScript....................   An open, cross-platform object scripting
                                 language for the creation and customization of applications developed by NetScape.

Modular Component
Architecture..................   Software system that provides architecture for
                                 developing an application in logical
                                 components, and support for integrating
                                 together.

N-tier Architecture...........   Applications whose logical processes can be
                                 distributed across multiple host machines, typically to provide a scalable design.

NSAPI.........................   "NetScape Application Program Interface" is a
                                 high performance alternative to CGI.

Object-oriented Application
Code..........................   An application written in an object-oriented
                                 language, such as C++ or Java.

Packaged Applications.........   Pre-built application software packages that
                                 require less customization to be deployed.

PC-based Tool.................   Tool that runs on the Windows/PC platform.

Real-time Interaction.........   Providing immediate responses to actions or
                                 requests.

Relationship Management.......   Managing relationships with customers.

SQL...........................   "Standard Query Language" is a database
                                 language for accessing relational databases.

SSL...........................   "Secure Sockets Layer" is a security protocol
                                 that provides data encryption, server
                                 authentication, message
                                 integrity, and optional client authentication for a TCP/IP connection.

Systems Integrators...........   Companies whose focus is on integrating systems
                                 to provide solutions to customers' business needs.

Wizards.......................   Graphical interface that walks a user through a
                                 series of steps to achieve a task.

XML...........................   "eXtensible Markup Language" is the universal
                                 format for structured documents and data on the Web.

                              [INSIDE FRONT COVER]

LEFT CAPTION:  One-to-One

Text:  Know the Customers.

With the advent of the Internet, business managers may never have face-to-face contact with millions of their customers, customers who now have the ability to change vendors at the click of a button. As a result, compared to traditional businesses, e-Businesses are faced with a greatly increased need for differentiation and thus the need to personalize business interactions. BroadVision helps companies around the world personalize e-commerce by enabling the delivery of the information that customers want, need and expect.

BROADVISION LOGO

LEFT CAPTION:  One-to-One

Text:  Empower Employees.

We believe that the most effective intranets offer personalized content, navigation and alerts. By personalizing content, BroadVision can enhance the workflow and knowledge management capabilities of an organization. By personalizing navigation, employees quickly find information they need. And personalized notifications instantly advise employees when information important to them arrives or changes.

BROADVISION LOGO

             [This page has four close-up photos of people's faces]



                              [INSIDE BACK COVER]

LEFT CAPTION:  One-to-One

Text:  Streamline Business Partners.

BroadVision delivers one of the first e-Business applications to permit business partners such as distributors, resellers and suppliers to access, by themselves, commonly requested information such as inventory status, order status and ship dates. These personalized corporate knowledge portals feature personalized navigation and personalized content to allow business partners to help themselves.

BROADVISION LOG

Text:  Get To Know BroadVision.

We develop, market and support application software solutions for one-to-one relationship management. We help companies around the world personalize their interactions and transactions with all constituents of the extended enterprise, including customers, employees and business partners.

BROADVISION LOGO

LOWER CAPTION:    One-to-One

              [This page has six close-up photos of people's faces]

------------------------------------------------------
------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                                       Page
                                       -----
Prospectus Summary...................     3
Risk Factors.........................     6
Special Note Regarding Forward-
  Looking Statements.................    16
Use of Proceeds......................    17
Price Range of Common Stock..........    17
Dividend Policy......................    18
Capitalization.......................    19
Selected Consolidated Financial
  Data...............................    20
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations..............    21
Business.............................    36
Management...........................    51
Principal Stockholders...............    55
Description of Capital Stock.........    57
Legal Matters........................    61
Experts..............................    61
Available Information................    61
Additional Information...............    61
Incorporation of Certain Documents by
  Reference..........................    62
Index to Financial Statements........   F-1
Underwriting.........................   U-1
Glossary.............................   G-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                2,700,000 Shares
                               BROADVISION, INC.
                                  Common Stock
                             ----------------------
                                      LOGO
                             ----------------------
                              GOLDMAN, SACHS & CO.

                               ROBERTSON STEPHENS
                              ABN AMRO ROTHSCHILD
                      A DIVISION OF ABN AMRO INCORPORATED

                                BANC OF AMERICA
                                 SECURITIES LLC

                       COMMERZBANK CAPITAL MARKETS CORP.

                            FRIEDMAN BILLINGS RAMSEY

                      Representatives of the Underwriters
------------------------------------------------------
------------------------------------------------------